   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998



                                                      REGISTRATION NO. 333-53745

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                       CORPORATE STAFFING RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          7363                         56-2017705
   (State of Incorporation)      (Primary Standard Industrial          (I.R.S. Employer
                                  Classification Code Number)         Identification No.)

                              ONE MICHIANA SQUARE
                             100 EAST WAYNE STREET
                              SOUTH BEND, IN 46601
                                 (219) 233-8209
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                                THOMAS E. MURPHY


                            CHIEF FINANCIAL OFFICER

                              ONE MICHIANA SQUARE
                             100 EAST WAYNE STREET
                              SOUTH BEND, IN 46601
                                 (219) 233-8209
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                         Copies of all communications,
 including all communications sent to the agent for service, should be sent to:

       CHRISTOPHER D. LUEKING, ESQUIRE                 LELAND E. HUTCHINSON, ESQUIRE
               LATHAM & WATKINS                               WINSTON & STRAWN
           SEARS TOWER, SUITE 5800                          35 WEST WACKER DRIVE
              CHICAGO, IL 60606                              CHICAGO, IL 60601
                (312) 876-7700                                 (312) 558-5600

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     For an index of the Exhibits filed as part of this Registration Statement, see page II-2 hereof.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1998



                                5,500,000 SHARES


                       CORPORATE STAFFING RESOURCES, INC.
                                     [LOGO]

                                  COMMON STOCK


     Of the 5,500,000 shares of Common Stock offered hereby, 4,750,000 shares are being sold by Corporate Staffing Resources, Inc. (the "Company") and 750,000 shares are being sold by certain stockholders of the Company ("the Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.



     Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial
public offering price will be between $          and $          per share. See
"Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CSRI," subject to official notice of issuance.



      SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                                                   Proceeds to
                                        Price to          Underwriting         Proceeds to           Selling
                                         Public           Discount (1)         Company (2)        Stockholders
------------------------------------------------------------------------------------------------------------------
Per Share.........................          $                   $                   $                   $
Total (3).........................          $                   $                   $                   $
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $          .


(3) The Company and certain of the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 825,000 shares of Common Stock at the Price to the Public less the Underwriting Discount solely to cover over-allotments, if any. If the Underwriters exercise this
    option in full, the Price to the Public will total $          , the
    Underwriting Discount will total $          , the Proceeds to Company will
    total $          and Proceeds to Selling Stockholders will total
    $          . See "Principal and Selling Stockholders" and "Underwriting."

                            ------------------------
     The shares of Common Stock are offered by the Underwriters named herein subject to receipt and acceptance by them and their right to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares will be made against payment therefor at the office of NationsBanc
Montgomery Securities LLC on or about             , 1998.
                            ------------------------

NATIONSBANC MONTGOMERY SECURITIES LLC

              BT ALEX. BROWN

                              THE ROBINSON-HUMPHREY COMPANY

                                           , 1998

                       CORPORATE STAFFING RESOURCES, INC.

          [TO BE INSERTED: MAP OF THE UNITED STATES SHOWING LOCATIONS
           OF COMMERCIAL STAFFING AND PROFESSIONAL SERVICES BRANCHES]


























                   THE BEST RESOURCE FOR YOUR STAFFING NEEDS.

The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and with quarterly reports containing unaudited summary financial information for the first three quarters of each fiscal year.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the pro forma and historical financial statements and the related notes thereto appearing elsewhere in this Prospectus. Prospective investors should carefully consider the matters set forth under "Risk Factors" herein. Corporate Staffing Resources, Inc. was previously named The Mega Force Staffing Companies, Inc. In March 1997, the Company acquired The Hamilton-Ryker Company, LLC ("Hamilton-Ryker"), and in December 1997, it acquired CSR, Inc. ("CSR, Inc.") and adopted its current name. During 1998, Corporate Staffing Resources, Inc. has acquired six additional staffing service companies. All references herein to the "Company" refer to Corporate Staffing Resources, Inc. and, where appropriate, its subsidiaries and their respective operations. Industry information used in this Prospectus was obtained from industry publications that the Company believes to be reliable, but such information has not been independently verified. Unless indicated otherwise, all information contained in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.


                                  THE COMPANY


     Corporate Staffing Resources, Inc. is a leading provider of diversified staffing, professional and consulting services to businesses, professional and service organizations, educational institutions and governmental agencies. The Company offers these services through over 130 branches located in 16 states, including 91 branches added by the Company since March 1997 through the acquisition of eight additional staffing and professional service companies. The Company believes that a combination of internal growth and selective acquisitions will allow it to capitalize most effectively on opportunities in the large and rapidly growing staffing services industry. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company's pro forma revenues and operating income were $235.8 million and $131.9 million, and $11.4 million and $6.1 million, respectively.



     The Company primarily provides two types of staffing services: (i) commercial staffing services ("Commercial Staffing"), including vendor-on-premises ("VOP"), clerical, administrative and light industrial staffing services; and (ii) professional staffing services ("Professional Services"), including a comprehensive range of information technology ("IT"), accounting and finance staffing, placement and outplacement services. The Company's Commercial Staffing branches primarily serve small to mid-size cities, while its Professional Services branches primarily serve major metropolitan and national markets. For the year ended December 31, 1997 and for the six months ended June 30, 1998, Commercial Staffing generated approximately 78.6% and 77.5% of the Company's pro forma revenues and 68.5% and 67.3% of the Company's pro forma gross profits, respectively. For the year ended December 31, 1997 and for the six months ended June 30, 1998, Professional Services generated approximately 21.4% and 22.5% of the Company's pro forma revenues and 31.5% and 32.7% of the Company's pro forma gross profits, respectively.



     The Company has developed operating and growth strategies designed to emphasize high margin Professional Services while maintaining strong operating and financial controls. The key elements of the Company's operating strategy are: (i) maintain an entrepreneurial environment; (ii) continue disciplined financial management; (iii) integrate acquired companies quickly; (iv) maintain or establish leadership in existing geographic markets; and (v) deliver high value-added quality service. The key elements of the Company's growth strategy include:


     Increase Focus on Professional Services. The Company's strategy is to increase the percentage of total revenues and gross profits contributed by Professional Services by expanding its service offerings in the fields of IT staffing and consulting and accounting and finance staffing. The Company also intends to grow its pool of skilled professionals, hire additional sales consultants, target mid-size and large companies, leverage client relationships, open additional Professional Services branches and increase the pace of acquisitions of Professional Services companies in larger metropolitan markets. The Company believes that providing Professional Services to its clients offers attractive opportunities for growth in sales and profits.

     Cross-Sell Service Offerings in Existing Markets and Expand Into New Markets. The Company continually identifies additional growth opportunities with existing and new clients as a result of the breadth of the Company's service offerings. The Company currently offers a complete range of IT, accounting and clerical staffing services in only a small number of its markets. As a result, the Company believes substantial opportunities exist to cross-sell service offerings, especially Professional Services, within its other markets. In addition, the Company continually evaluates potential expansion of existing services into new geographic areas.

     Focus on Commercial Staffing in Small to Mid-Size Cities. The Company provides Commercial Staffing primarily in small to mid-size cities with populations ranging from 10,000 to 250,000 and seeks to be the leading provider of Commercial Staffing in the markets in which it operates. The Company believes that it can achieve attractive margins in these markets and that in many cases it has a competitive marketing advantage over national providers because it has developed a strong local presence and has tailored its operations to meet the needs of local customers. Each of the Company's Commercial Staffing branches operates under established local brand names. The Company intends to continue building on the strong reputations of these local brand names in their markets while leveraging the sophisticated support services and low cost structures of a national provider.


     Increase Vendor-On-Premises Relationships. As of June 30, 1998, the Company had 22 VOP partnering relationships. Under these programs, the Company assumes administrative responsibility for coordinating some or all Commercial Staffing at a client's location or organization, including skills testing and training. The VOP relationships provide clients with dedicated on-site account management which can more effectively meet the client's changing staffing needs with high quality, timely and consistent service. The Company has expanded geographically by establishing new VOP sites to service existing clients and intends to establish additional sites for both existing and new clients as opportunities arise in the future.



     Expand through Acquisitions. The Company intends to acquire and integrate independent Professional Service and Commercial Staffing companies with strong management, profitable operating results and recognized local and regional presences. Since March 1997, the Company has acquired eight companies with an aggregate of 91 branches and 1997 revenues of $170.2 million. Primarily, the Company intends to pursue strategic acquisitions in Professional Services that offer complementary services and expand the percentage of revenues generated by Professional Services and tuck-in acquisitions in Commercial Staffing that increase its penetration of existing markets. The Company has established a team of corporate officers responsible for identifying prospective acquisitions, performing due diligence and negotiating acquisition contracts.



     The Company is a Delaware corporation which was organized on March 4, 1997. The Company's executive offices are located at One Michiana Square, 100 East Wayne Street, Suite 100, South Bend, IN 46601, and its telephone number is (219) 233-8209.



                      STAFFING SERVICES INDUSTRY OVERVIEW



     The staffing services industry has grown rapidly in recent years as companies have utilized supplemental employees to control personnel costs and to meet specialized or fluctuating personnel needs. According to Staffing Industry Report, a widely available industry newsletter, the U.S. market for temporary staffing services is estimated to have grown at a compound annual rate of approximately 17.4% from approximately $29.3 billion in 1992 to approximately $76.8 billion in 1998. Furthermore, according to Staffing Industry Report, revenues from information technology and technical staffing are estimated to have grown at a compound annual rate of 24.0% from approximately $5.1 billion in 1992 to approximately $18.5 billion in 1998. The Company believes the staffing services industry is highly fragmented with over 6,000 staffing companies and 2,500 professional/IT companies. Although the industry is experiencing increasing consolidation, in part because of client demand for comprehensive supplemental staffing solutions, the Company believes that there are numerous attractive acquisition targets.

                                  THE OFFERING


Common Stock offered by the Company..................    4,750,000 shares
Common Stock offered by the Selling Stockholders.....    750,000 shares
Common Stock to be Outstanding after the Offering
  (1)................................................    14,428,114 shares
Use of proceeds by the Company.......................    To repay certain indebtedness. See "Use of
                                                         Proceeds."
Proposed Nasdaq National Market symbol...............    CSRI


---------------


(1) Excludes approximately 1,500,000 shares of Common Stock reserved for issuance under the Company's Option Plan (as defined herein) (of which: (i) 95,000 shares of Common Stock are issuable upon exercise of outstanding options at a weighted average exercise price of $8.00 per share; and (ii) 500,000 shares of Common Stock will be issuable at the initial public offering price upon exercise of options to be granted concurrently with the consummation of this Offering). See "Management," "Capitalization" and "Principal and Selling Stockholders."

                           SUMMARY FINANCIAL DATA (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                         PRO FORMA (3)
                                                                              SIX MONTHS       ----------------------------------
                                                    YEAR ENDED                  ENDED           YEAR ENDED     SIX MONTHS ENDED
                                                   DECEMBER 31,                JUNE 30,        DECEMBER 31,        JUNE 30,
                                           ----------------------------   ------------------   ------------   -------------------
                                            1995      1996       1997      1997       1998         1997         1997       1998
                                           -------   -------   --------   -------   --------   ------------   --------   --------
STATEMENT OF INCOME DATA: (2)
Revenues.................................  $67,350   $65,549   $114,564   $43,643   $117,055     $235,828     $107,324   $131,946
Cost of services.........................   57,173    54,724     93,557    35,798     93,227      183,039       83,297    102,470
                                           -------   -------   --------   -------   --------     --------     --------   --------
Gross profit.............................   10,177    10,825     21,007     7,845     23,828       52,789       24,027     29,476
Selling, general and administrative
  expenses...............................    8,081     8,652     13,861     5,644     18,483       37,961       17,516     21,856
Depreciation and amortization............      295       284        836       239      1,129        3,055        1,406      1,549
Other operating expenses.................    1,574       842      1,158       232         --          409           81         --
                                           -------   -------   --------   -------   --------     --------     --------   --------
Operating income.........................      227     1,047      5,152     1,730      4,216       11,364        5,024      6,071
Interest expense.........................      275       266      1,570       518      1,780        2,201          786      1,093
Other income expense.....................      (10)     (115)      (124)      (21)      (137)        (205)        (170)        --
                                           -------   -------   --------   -------   --------     --------     --------   --------
Income (loss) before income taxes and
  extraordinary item.....................      (38)      896      3,706     1,233      2,573        9,368        4,408      4,978
Provisions for income taxes..............       --        --      1,904       805      1,158        4,296        2,038      2,240
                                           -------   -------   --------   -------   --------     --------     --------   --------
Income (loss) before extraordinary
  item...................................      (38)      896      1,802       428      1,415     $  5,072     $  2,370   $  2,738
                                                                                                 ========     ========   ========
Extraordinary item, net of tax benefit
  (5)....................................       --        --      1,672        --         --
                                           -------   -------   --------   -------   --------
Net income (loss)........................  $   (38)  $   896   $    130   $   428   $  1,415
                                           =======   =======   ========   =======   ========
Basic earnings per common share:
  Income before extraordinary item.......                      $    .36   $   .10   $    .15     $    .35     $    .16   $    .19
                                                                                                 ========     ========   ========
  Extraordinary item, net of tax
    benefit..............................                          (.33)       --         --
                                                               --------   -------   --------
    Net income...........................                      $    .03   $   .10   $    .15
                                                               ========   =======   ========
Average shares outstanding...............                         5,061     4,385      9,678       14,428       14,428     14,428
Diluted earnings per common share:
  Income before extraordinary item.......                      $    .32   $   .09   $    .15     $    .35     $    .16   $    .19
                                                                                                 ========     ========   ========
  Extraordinary item, net of tax
    benefit..............................                          (.30)       --         --
                                                               --------   -------   --------
    Net income...........................                      $    .02   $   .09   $    .15
                                                               ========   =======   ========
Average shares outstanding...............                         5,580     4,946      9,692       14,428       14,428     14,442



                                                                    JUNE 30, 1998
                                                              -------------------------
                                                               ACTUAL     PRO FORMA (4)
                                                              --------    -------------
BALANCE SHEET DATA:
Working capital.............................................  $ 14,718      $ 15,373
Total assets................................................   103,128       111,887
Total debt..................................................    60,174        24,821
Shareholders' equity........................................    29,861        73,036


---------------

(1) The Company was organized in March 1997. Therefore, the Statement of Income Data represents the operations of the Company's predecessors, Mega Force Staffing Services, Inc. for the period ended March 12, 1997 and The Mega Force Group for the years ended December 31, 1995 and 1996.


(2) The Company's Completed Acquisitions (as hereinafter defined) have been accounted for as purchases, and therefore, the operations of the acquired companies are included in the Statement of Income Data from the respective dates of acquisition. See the Financial Statements of Corporate Staffing Resources, Inc. included herein.


(3) Pro forma information gives effect to the Completed Acquisitions, the discontinuation of the Company's Professional Employer Organization, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments," and the consummation of the Offering described herein. The pro forma adjustments for the Completed Acquisitions include: (i) an adjustment to compensation expense equal to the difference between actual compensation paid to certain officers of the Company and the acquired companies and compensation expense agreed to in connection with the recent amendment and restatement of certain management employment contracts;
    (ii) an adjustment to income tax expense based upon a consolidated effective tax rate of 45%, which reflects the impact of nondeductible goodwill amortization; (iii) an adjustment to amortization expense relating to intangible assets recorded in conjunction with the Completed Acquisitions; and (iv) an adjustment to interest expense to reflect incremental borrowings under the Company's borrowing facility necessary to finance the Completed Acquisitions. Pro forma adjustments for the Offering include: (i) a reduction of interest expense resulting from repayment of borrowings under the credit agreement and repayment of notes payable to shareholders; (ii) the elimination of certain management and consulting fees pursuant to certain agreements which will be terminated upon the consummation of the Offering and (iii) the increase in the average shares outstanding to reflect the issuance of shares in the Offering. The pro forma results of operations are not necessarily indicative of the results that would have occurred had these transactions been completed as of such date or the results that may be attained in the future.



(4) Gives effect to 4,750,000 shares issued by the Company in the Offering and the application of the estimated net proceeds therefrom.



(5) Represents non-recurring expenses incurred by the Company in connection with the refinancing of its credit facility in December 1997.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should carefully consider the risk factors set forth below, as well as the other information contained in this Prospectus.

LIMITED COMBINED OPERATING HISTORY; INTEGRATION OF OPERATIONS


     The Company acquired Hamilton-Ryker in March 1997, CSR, Inc. in December 1997 and the other acquired companies in transactions that occurred from January 1998 to July 1998. The members of the Company's senior management have worked together and managed these entities as a combined business for only a short time. There can be no assurance that management will be able to oversee the Company and effectively implement the Company's operating or growth strategies or effectively manage the combined operations. The Company's historical financial results cover periods when the Company was not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. In addition, integration of the acquired companies requires resources, management time, training and the implementation of consistent management practices. If the Company is not able successfully to complete the integration of Hamilton-Ryker, CSR, Inc. and the other acquired companies, such failure could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS RELATED TO GROWTH STRATEGY

     The Company has experienced significant growth, primarily through acquisitions, internal growth and opening new branches. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter new markets through acquisitions or the opening of new branches. The Company's ability to continue its growth and profitability will depend on a number of factors, including the availability of capital to fund acquisitions, existing and emerging competition, the ability to maintain sufficient profit margins despite pricing pressures and the strength of demand for temporary employees, consultants and professionals in the Company's markets. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth and recruit and train additional qualified personnel. There can be no assurance that the Company's systems, procedures and controls will be adequate to support its operation as the Company expands.

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company intends to increase its revenues in part through the acquisition of additional providers of Professional Services and Commercial Staffing. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates (particularly professional/information technology ("IT") candidates), complete acquisitions at an acceptable price or integrate acquired businesses into its operations. Even if suitable acquisition candidates are identified, the Company may not be able to compete successfully with other companies in its industry that have adopted a strategy of growth through acquisition. Acquisitions also involve certain risks, including risks associated with the availability of acquisition financing, unanticipated problems, liabilities and contingencies, diversion of management attention, unanticipated costs associated with effecting or attempting to effect acquisitions and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. Once integrated, acquired companies may not achieve acceptable levels of revenue or profitability or otherwise perform as expected. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company intends to finance future acquisitions by using cash and Common Stock for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for their businesses, the Company may be required to utilize its cash resources, if available, in order to pursue additional acquisitions. Although the Company currently maintains a $75 million credit facility, if the Company does not have sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. See "Management's

Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Growth
Strategy."

RISKS ASSOCIATED WITH OPENING NEW BRANCHES

     The Company intends to grow by opening new branches and, in certain circumstances, by expanding into new geographic areas. The Company anticipates that new branches initially may produce significant operating losses and will place demands on the Company's management and operational, administrative and financial resources. In addition, the Company's future performance and profitability will depend, in part, on its ability successfully to attract and retain qualified personnel to manage the growth and operations of the new branches. There can be no assurance that the Company's new branches will be profitable. The opening of additional branches, individually or in the aggregate, may have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Growth Strategy."

DEPENDENCE ON AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL


     The Company depends on its ability to attract, train and retain personnel, including technical and professional personnel, who possess the skills and experience necessary to meet the staffing requirements of the Company's clients. Competition for individuals with proven skills in certain areas, particularly in IT, is intense. The Company places employees in several industries in which unemployment is relatively low, thereby increasing competition for employees qualified for such placements. The Company must continually evaluate, train and upgrade its supply of available personnel to satisfy clients' needs. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on terms of employment acceptable to the Company. In addition, the Company's clients and other employers frequently hire the Company's temporary staff for permanent positions, thereby increasing the need to recruit and train qualified temporary personnel. The inability to attract and retain qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Human Resources -- Employees."



FLUCTUATIONS IN OPERATING RESULTS



     The Company's quarterly operating results have fluctuated in the past and will fluctuate in the future based on many factors. These factors include, among others, changes in the regulatory environment, gain or loss of a key client, failure to adequately integrate acquired companies, fluctuations in the general economy, increased competition, the opening of new branches, changes in operating expenses, expenses related to acquisitions and the potential adverse effect of acquisitions. It is possible that in the future, the Company's operating results may be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock could be materially adversely affected.



SEASONALITY



     The Company's quarterly operating results are affected by the seasonality of its clients' businesses. Demand for services in Commercial Staffing has historically been lower from the year-end holidays through February of the following year, and has shown gradual improvement over the remainder of the year. Although less pronounced than in Commercial Staffing, the demand for Professional Services is typically lower during the first quarter.


RELIANCE ON KEY PERSONNEL

     The Company is highly dependent on its current management, including its Chief Executive Officer. The Company believes that its success will depend to a significant extent upon the efforts and abilities of the key executives of the Company. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these individuals does not continue in his/her position with the Company, or if the Company is unable to attract and retain other skilled managers, the Company's business, operating results and financial condition could be materially adversely affected. See "Management."


COMPETITION


     The staffing industry is intensely competitive and fragmented and has limited barriers to entry. The Company competes for employees and clients in national, regional and local markets with full-service and specialized temporary staffing services businesses. A significant number of the Company's competitors have greater marketing, financial and other resources and more established operations than the Company. Price competition in the staffing industry is intense, particularly for the provision of commercial personnel, and pricing pressures from competitors and clients are increasing. Many of the Company's clients have relationships with more than one staffing service company. However, in recent years, an increasing number of companies have consolidated their staffing services purchases and entered into exclusive contracts with a single temporary staffing company or a small number of temporary staffing companies. If current or potential clients enter into exclusive contracts with competitors of the Company, it will be difficult or impossible for the Company to obtain business from such clients. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Staffing Services Industry Overview" and "-- Competition."

EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY


     Demand for the Company's staffing services is significantly affected by the general level of economic activity and unemployment in the regions in which the Company operates and in the United States as a whole. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their utilization of temporary employees prior to undertaking layoffs of full-time employees. In addition, the Company may experience more competitive pricing pressures during periods of economic downturn. Therefore, any regional or national economic downturn could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON KEY CLIENTS


     Substantially all of the Company's contracts to perform services may be canceled or modified by the Company's clients at will without penalty. The Company's largest client accounted for approximately 2.9% and 9.5% of the Company's pro forma revenues for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company's five largest clients accounted for approximately 9.6% and 16.6% of the Company's pro forma revenues, respectively. In May 1998, the Company was informed by its largest client during the six months ended June 30, 1998 that it intends to reduce substantially its use of temporary staffing. The additional loss of, or a material reduction in revenues from, one or more large clients could have a material adverse effect on the Company's business, operating results and financial condition.



RELIANCE ON INFORMATION SYSTEMS



     The Company's business depends upon its ability to store, retrieve, process and manage significant databases, and periodically to expand and upgrade its information processing capabilities. The Company's computer equipment and software systems are maintained at two locations and are backed-up on a daily basis. Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunction of computer equipment and software systems, telecommunications failure, conversion difficulties, or damage to the Company's headquarters and systems caused by fire, hurricane, lightning, electrical power outage, or other disruption could have a material adverse effect on the Company's business, operating results and financial condition.

YEAR 2000 ISSUES; POTENTIAL IMPACT ON CUSTOMERS



     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has completed an assessment of its computer software and systems with respect to Year 2000 compliance and is in the process of implementing necessary modifications and systems upgrades. There can be no assurances that these modifications and upgrades will be successful or that Year 2000 compliance problems will not have a material adverse effect on the Company's business, operating results and financial condition. In addition, in the course of its business the Company performs consulting on Year 2000 problems for certain of its clients. In the event such clients experience Year 2000 compliance difficulties, the Company could become involved in professional liability litigation. Moreover, Year 2000 issues could significantly disrupt the business and purchasing patterns of clients and potential clients and reduce their need for the Company's services, which could have a material adverse effect on the Company's business, operating results and financial condition.



SYSTEMS INTEGRATION



     The Company currently utilizes several different front and back office management information systems at its subsidiaries. Although management believes the Company's systems are adequate and can be readily expanded without significant additional capital expenditures, there can be no assurances that the systems of the Company's subsidiaries can be integrated successfully or in a timely manner, or that delays or problems in systems integration will not have a material adverse effect on the Company's business, operating results and financial condition.


INFORMATION TECHNOLOGY TRENDS

     Growth in the use of flexible staffing in the IT area in recent years has been driven largely by rapid technological advances. As the sophistication and complexity of business information systems increase, and as the recent corporate trend toward downsizing continues, businesses are increasingly turning to specialized, outside technical personnel to support their IT operations. The Company's success in the IT area depends in large part on its ability to keep pace with existing technology, predict new technological advancements and recruit and train qualified employees in response to these trends and in accordance with clients' needs. See "Business -- Services -- Professional Services."

RISK OF GOVERNMENT REGULATION AND LEGISLATIVE PROPOSALS

     The Company's costs could increase if there are any material changes in applicable governmental regulations. Recent federal and state legislative proposals have included provisions extending health insurance benefits to employees not presently receiving such benefits. Due to the wide variety of national and state proposals currently under consideration, the impact of such proposals cannot be predicted. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to any new benefits that may be extended to temporary employees. It is not possible to predict whether other legislation or regulations affecting the Company's operations will be proposed or enacted at the federal or state level. Such legislation, if enacted, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."

POTENTIAL LIABILITY; LEGAL PROCEEDINGS

     Providers of staffing services place employees in the workplaces of other businesses. An inherent risk of such activity includes possible claims of professional malpractice, errors and omissions, misuse of client proprietary or other confidential information, misappropriation of funds, discrimination and harassment, employment of illegal aliens, theft of client property, other criminal activity or torts and other claims. In addition, a small number of customers of the Company have required the Company to enter into indemnity agreements. Any substantial claim against the Company or an employee of the Company may result in negative publicity, injunctive relief or the payment by the Company of monetary damages or fines, or may have other material adverse effects upon the Company. Moreover, the Company could be held responsible for the actions at a workplace of persons not under the direct control of the Company. To reduce its exposure, the Company maintains insurance covering general liability, workers' compensation claims, errors and omissions and employee theft, but there can be no assurance that such insurance coverage will continue to be available at a reasonable cost for amounts adequate to cover any such liability. In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination, harassment and other similar claims, which could have a material adverse effect on the Company's business, operating results and financial condition.

UNEMPLOYMENT INSURANCE AND WORKERS' COMPENSATION COSTS

     The Company is required to pay unemployment insurance premiums and workers' compensation for its employees. The cost of unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment, the lengthening of periods for which unemployment benefits are available, changes in the Company's experience rating or changes in applicable laws. Although management believes its existing workers' compensation coverage amounts are adequate, there can be no assurance that the Company's actual workers' compensation claims will be within the coverage amounts. The Company may incur costs related to worker's compensation claims at a higher rate than expected due to such causes as greater than anticipated losses from known claims or an increase in the number and severity of new claims. In addition, the Company's workers' compensation insurance premiums may be subject to retroactive increases based upon audits of the Company's employee classification practices and other data provided to the insurance carrier. The Company has retained the services of an independent third-party administrator and an independent actuary to assist the Company in establishing appropriate reserves for the uninsured portion of workers compensation claims. Although management believes its recorded reserve is adequate, there can be no assurance that the Company's actual future workers' compensation obligations will not exceed the amount of its workers' compensation reserve. See "Business -- Human Resources -- Risk Management and Workers' Compensation Program."


INTANGIBLE ASSETS



     As of June 30, 1998, the Company had intangible assets of $68.3 million, net of accumulated amortization, arising principally from the Company's acquisition of Hamilton-Ryker, CSR, Inc. and five other smaller companies. Such intangible assets comprised approximately 66.3% of total assets and 228.8% of total shareholders' equity as of June 30, 1998 (67.7% of total assets and 103.6% of total shareholders' equity on a pro forma basis, giving effect to the acquisition of Programming Management and Systems, Inc. completed after June 30, 1998, related borrowings under the Company's Credit Agreement (as defined herein) and application of the proceeds of this Offering). Such intangible assets may increase if additional acquisitions are completed and will increase upon payment of contingent earnout amounts with respect to completed acquisitions. These intangible assets result in significant recurring amortization expense. In addition, any impairment of such assets, with resultant write-offs, could have a material adverse effect on the Company's business, operating results and financial condition.


CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS


     After completion of the Offering, the Company's executive officers, directors and current stockholders will beneficially own approximately 61.9% of the outstanding shares of Common Stock. These persons acting together would likely be able to elect a sufficient number of directors to control the Board of Directors of the Company and to approve or disapprove any matter submitted to a vote of stockholders. See "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 14,428,114 shares of Common Stock outstanding. Of these shares, all of the shares sold in the Offering will be freely transferable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except any shares purchased by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act. The remaining 8,928,114 shares constitute "restricted securities" within the meaning of Rule 144 and the resale of such shares is restricted for one year from the date they were acquired. The holders of such shares have certain rights to have shares registered in the future under the Securities Act pursuant to the terms of agreements between such holders and the Company. The Company and its executive officers, directors and principal shareholders have agreed not to offer or to sell any shares of Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC, except that the Company may issue shares of Common Stock in connection with acquisitions and pursuant to the exercise of stock options described in this Prospectus. On the date of this Prospectus, the Company had outstanding options to purchase 95,000 shares of Common Stock granted pursuant to the Stock Option Plan. Concurrently with the completion of this Offering, the Company intends to grant options to employees to acquire 500,000 shares of Common Stock. The Company intends to register all of the 1,500,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan under the Securities Act for public resale. Sales of substantial amounts of shares of Common Stock in the public market after this Offering or the perception that such sales could occur may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale."


NO PRIOR TRADING MARKET FOR COMMON STOCK; VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or be sustained after this Offering or that the market price of the Common Stock will not fall below the offering price. The initial public offering price was determined through negotiations among the Company, the Selling Stockholders and representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this Offering. From time to time, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or of other temporary staffing and service companies, extreme price and volume fluctuations in the stock market, changes in general conditions in the economy, analyst's earnings estimates, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of the Common Stock to fluctuate substantially. See "Risk Factors -- Fluctuations in Operating Results; Fluctuations in Quarterly Results and Seasonality" "-- Effects of Fluctuations in the General Economy" and "Dividend Policy."

ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS, DELAWARE LAW

     Upon completion of this Offering, the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws will, and Delaware law does, contain provisions that could have the effect of delaying, deferring or preventing an unsolicited change in control of the Company, which may adversely affect the market price of the Common Stock or the ability of shareholders to participate in a transaction in which they might otherwise receive a premium for their shares over the then-current market price. Such provisions also may have the effect of preventing changes in the management of the Company. These provisions will provide that all stockholder action must be taken at an annual or special meeting of the stockholders, that only the Board of Directors may call special meetings of the stockholders and that the Board of Directors be divided into three classes to serve for staggered three-year terms. In addition, the Certificate will authorize the Board of Directors to issue preferred stock in one or more series ("Preferred Stock") without shareholder approval and on such terms as the Board of Directors may determine. Although no shares of Preferred Stock will be outstanding upon the closing of this Offering and the Company has no present plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock -- Preferred Stock,"
"-- Anti-Takeover Provisions of Charter and Bylaws," and "-- Statutory Business Combinations Provision."


SUBSTANTIAL DILUTION



     Purchasers of Common Stock in this Offering will experience immediate and substantial dilution in net tangible book value of $10.18 per share of Common Stock and present stockholders will experience an increase in net tangible book value of $4.55 per share of Common Stock. To the extent that currently outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."



NO DIVIDENDS



     The Company does not intend to pay any dividends on its Common Stock in the foreseeable future and is prohibited from doing so under the terms of its Credit Agreement. See "Dividend Policy."

                                  THE COMPANY


     The Company was organized on March 4, 1997 under the name "Mega Force Staffing Companies, Inc." and is the successor to Mega Force Staffing Services, Inc. and The Mega Force Group, a group of operating companies that provided clerical and light industrial staffing services in the southeastern United States beginning in 1983. In March 1997, the Company acquired Hamilton-Ryker, a southeastern based clerical and light industrial staffing company with 27 branches in four states. In December 1997, the Company acquired CSR, Inc., a midwest-based clerical, light industrial and IT staffing company with 49 branches in ten states, subsequent to which the Company changed its name to Corporate Staffing Resources, Inc. Since acquiring CSR, Inc., the Company has acquired six businesses, NPS of Atlanta, Inc., Intranational Computer Consultants Inc., CMS Management Services Company, Monday Temporary Services, Inc., Networld Solutions, Inc., and Programming Management & Systems, Inc. (together with Hamilton-Ryker and CSR, Inc., the "Completed Acquisitions").



     The table below sets forth certain information with respect to the Completed Acquisitions.



                                             1997          PURCHASE
                               DATE        REVENUES          PRICE       BRANCHES                       YEAR       SERVICES
COMPANY                      ACQUIRED    (IN MILLIONS)   (IN MILLIONS)   ACQUIRED     HEADQUARTERS     FOUNDED     PROVIDED
---------------------------  ---------   -------------   -------------   --------   ----------------   -------   -------------
The Hamilton-Ryker Company,
  LLC(1)...................  Mar. 1997      $ 43.7           $10.9          27      Martin, TN          1971     Clerical/Light
                                                                                                                 Industrial
CSR(2)(3)..................  Dec. 1997        71.3            22.1          49      South Bend, IN      1987     Clerical/Light
                                                                                                                 Industrial/IT
NPS of Atlanta,
  Inc.(4)(5)...............  Feb. 1998        11.1             6.1           5      Atlanta, GA         1991     Clerical
Intranational Computer
  Consultants, Inc.(6) ....  Mar. 1998        14.5             5.9           3      Petaluma, CA        1996     IT
CMS Management Services
  Company(7)...............  May 1998         13.9            15.5           3      South Bend, IN      1986     Accounting/IT
Monday Temporary Services,
  Inc.(8) .................  May 1998          6.2             3.8           1      Kalamazoo, MI       1985     Clerical/Light
                                                                                                                 Industrial
Networld Solutions,
  Inc.(9)..................  June 1998          .9             2.2           1      San Diego, CA       1997     IT
Programming Management &
  Systems, Inc.(10)........  July 1998         8.6             7.8           2      St. Louis, MO       1984     IT
                                            ------           -----          --
                                            $170.2           $74.3          91
                                            ======           =====          ==


---------------


(1) Purchase price consisted of $3.5 million in cash, $1.0 million in notes payable to sellers and Common Stock valued at $6.4 million.



(2) Purchase price consisted of Common Stock valued at $22.1 million.



(3) The CSR revenues represent $66.0 million of revenues of CSR, Inc. and its predecessor from January 1 to December 3, 1997 and $5.3 million of revenues of CSR, Inc.'s successor from December 4 to December 31, 1997.



(4) Revenues are for the twelve months ended October 31, 1997.



(5) Purchase price consisted of $6.1 million in cash. The purchase agreement provides for additional consideration of up to $2.3 million if the acquired company meets certain financial targets.



(6) Purchase price consisted of $5.9 million in cash. The purchase agreement provides for additional consideration of up to $6.0 million if the acquired company meets certain financial targets.



(7) Purchase price consisted of $10.5 million in cash and $5.0 million in subordinated notes. The purchase agreement provides for additional consideration of up to $4.5 million if the acquired company meets certain financial targets.



(8) Purchase price consisted of $3.8 million in cash.



(9) Purchase price consisted of $2.2 million in cash. The purchase agreement provides for additional consideration of a multiple of adjusted EBIT of the acquired company in excess of targeted EBIT for the years ending December 31, 1998, 1999 and 2000.



(10) Purchase price consisted of $7.8 million in cash. The purchase agreement provides for additional consideration of a multiple of adjusted EBIT of the acquired company in excess of targeted EBIT for the years ending May 31, 1999 and 2000.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be approximately $43.2 million ($48.5 if the Underwriters' over-allotment option is exercised in full), assuming an initial offering price of $10.00 per share and after deducting estimated discounts and estimated expenses payable by the Company.



     The Company intends to use the net proceeds of the Offering (i) to repay $40.8 million of outstanding indebtedness under its Credit Agreement (as defined herein) and (ii) to repay certain notes payable to shareholders of $2.4 million.



     At September 15, 1998, the Company had $63.1 million of borrowings outstanding under the Credit Agreement. The Credit Agreement currently bears interest at a base rate or London Interbank Offered Rate ("LIBOR") plus an applicable margin and is scheduled to mature on December 3, 2001. At September 15, 1998, the weighted average interest rate for outstanding borrowings under the Credit Agreement was 8.5% and the interest rate for the notes payable to shareholders was 8.0%. Borrowings under the Credit Agreement have been used to finance acquisitions and for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."


     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY


     The Company does not anticipate paying any dividends on Common Stock in the foreseeable future. In addition, the Credit Agreement prohibits the payment of dividends.

                                 CAPITALIZATION


     The following table sets forth: (i) the actual capitalization of the Company at June 30, 1998; (ii) the pro forma capitalization of the Company at June 30, 1998, giving effect to the acquisitions completed by the Company after that date and the sale of the 4,750,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $10.00 per share), after deduction of the estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds therefrom as described in "Use of Proceeds." The information in the table below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Prospectus.



                                                              AS OF JUNE 30, 1998
                                                                (IN THOUSANDS)
                                                              -------------------
                                                              ACTUAL    PRO FORMA
                                                              -------   ---------
Current portion of long-term debt...........................  $ 2,150      2,000
                                                              =======    =======
Long-term debt, excluding current portion:
  Bank indebtedness(1)......................................  $52,750     19,821
  Subordinated promissory notes.............................    5,274      3,000
                                                              -------    -------
          Total long-term debt..............................   58,024     22,821
                                                              -------    -------
Shareholders' equity:
  Common stock, $.01 par value, 50,000,000 shares authorized upon consummation of the Offering: 9,678,114 shares
     issued and outstanding, actual and 14,428,114 shares
     issued and outstanding, pro forma(2)...................       97        145
  Additional paid-in capital................................   29,309     72,436
  Retained earnings.........................................      455        455
                                                              -------    -------
          Shareholders' equity..............................   29,861     73,036
                                                              -------    -------
Total capitalization........................................  $87,885     95,857
                                                              =======    =======


---------------


(1) Actual long-term bank indebtedness does not include borrowings of approximately $10.3 million incurred after June 30, 1998.



(2) Excludes approximately 1,500,000 shares of Common Stock reserved for issuance under the Company's Option Plan (as defined herein) (of which: (i) 95,000 shares of Common Stock are issuable upon exercise of outstanding options at a weighted average exercise price of $8.00 per share; and (ii) 500,000 shares of Common Stock will be issuable at the initial public offering price upon exercise of options to be granted concurrently with the consummation of this Offering). See "Management" and "Principal and Selling Stockholders."

                                    DILUTION


     The pro forma net tangible book deficiency, prior to offering adjustments, of the Company at June 30, 1998 was approximately $45.8 million, or $4.73 per share of Common Stock. Pro forma net tangible book deficiency per share prior to Offering adjustments, represents the Company's pro forma total tangible assets less its pro forma total liabilities prior to Offering adjustments, divided by 9,678,114 shares of Common Stock outstanding as of June 30, 1998. After giving effect to the sale of the 4,750,000 shares of Common Stock offered by the Company (after deducting the underwriting discount and estimated Offering expenses) and the use of the net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book deficiency of the Company at June 30, 1998 would have been approximately $2.7 million, or $.18 per share. This represents an immediate increase in such pro forma net tangible book value of $4.55 per share to existing shareholders at June 30, 1998 and an immediate net tangible book value dilution of $10.18 per share to investors purchasing shares in the Offering. The following table illustrates pro forma dilution on a per share basis to new investors:



Assumed initial public offering price.......................             $   10.00
  Pro forma net tangible book deficiency per share as of
     June 30, 1998, prior to Offering adjustments...........  $  (4.73)
  Increase in pro forma net tangible book value per share
     attributable to the Offering...........................      4.55
                                                              --------
  Pro forma net tangible book deficiency per share after the
     Offering...............................................                  (.18)
                                                                         ---------
  Dilution per share to new investors.......................             $   10.18
                                                                         =========



     The following table summarizes, as of the date of this Prospectus, the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share, assuming an initial public offering price of $10.00 per share but before deducting the underwriting discount and estimated Offering expenses:



                                   SHARES PURCHASED      TOTAL CONSIDERATION(1)      AVERAGE
                                 --------------------    -----------------------      PRICE
                                   NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                 ----------   -------    ------------   --------    ---------
Existing stockholders..........   9,678,114     67.1%    $29,861,000      38.6%      $ 3.09
New investors..................   4,750,000     32.9%     47,500,000      61.4%       10.00
                                 ----------    -----     -----------     -----
Total..........................  14,428,114    100.0%    $77,361,000     100.0%
                                 ==========    =====     ===========     =====


---------------


(1) Total consideration paid by existing stockholders represents the Company's pro forma combined shareholders' equity at June 30, 1998, before giving effect to offering adjustments.



The foregoing tables assume no exercise of outstanding options. As of the date of this Prospectus, there are 95,000 shares of Common Stock issuable upon the exercise of stock options at a weighted average exercise price of $8.00 per share. An additional 500,000 shares of Common Stock will be issuable at the initial public offering price upon the exercise of options to be granted concurrently with the consummation of this Offering. See "Management."

                            SELECTED FINANCIAL DATA


     The financial data set forth below as of and for the year ended December 31, 1997 were derived from audited financial statements of the Company. The financial data as of and for the years ended December 31, 1995 and 1996 were derived from the audited financial statements of The Mega Force Group, the Company's predecessor. The financial data for the years ended December 31, 1993 and 1994 and as of and for the six months ended June 30, 1997 and 1998 were derived from the unaudited financial statements of The Mega Force Group and the Company, respectively, which include all adjustments (consisting only of normal recurring adjustments) that, in the opinion of management, are necessary to present fairly the information set forth therein.



     The pro forma financial data as of and for the six months ended June 30, 1997 and 1998 and the year ended December 31, 1997, were derived from the pro forma combined financial statements of the Company appearing elsewhere in this Prospectus. Such pro forma combined financial statements give effect to the Completed Acquisitions, the Offering and the application of the proceeds therefrom, as if each of these events had occurred on the first day of the relevant period. The pro forma financial information of the Company does not purport to represent what the Company's results of operations or financial position actually would have been had the Completed Acquisitions occurred on the dates specified, nor is it a projection of the Company's results of operations or financial position for any future period or date. The data presented below should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial statements and pro forma combined financial statements and the notes thereto included elsewhere herein.

                          SELECTED FINANCIAL DATA (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              PRO FORMA (3)
                                                                                                              ------------
                                                         YEAR ENDED                          SIX MONTHS        YEAR ENDED
                                                        DECEMBER 31,                       ENDED JUNE 30,     DECEMBER 31,
                                      ------------------------------------------------   ------------------   ------------
                                       1993      1994      1995      1996       1997      1997       1998         1997
                                      -------   -------   -------   -------   --------   -------   --------   ------------
STATEMENT OF INCOME DATA: (2)
Revenues:...........................  $49,705   $59,408   $67,350   $65,549   $114,564   $43,643   $117,055     $235,828
Cost of services....................   42,882    51,515    57,173    54,724     93,557    35,798     93,227      183,039
                                      -------   -------   -------   -------   --------   -------   --------     --------
Gross profit........................    6,823     7,893    10,177    10,825     21,007     7,845     23,828       52,789
Selling, general and administrative
 expenses...........................    4,382     6,718     8,081     8,652     13,861     5,644     18,483       37,961
Depreciation and amortization.......      214       283       295       284        836       239      1,129        3,055
Other operating expenses............       --        --     1,574       842      1,158       232         --          409
                                      -------   -------   -------   -------   --------   -------   --------     --------
Operating income....................    2,227       892       227     1,047      5,152     1,730      4,216       11,364
Interest expense....................       67       158       275       266      1,570       518      1,780        2,201
Other (income) expense..............       45         2       (10)     (115)      (124)      (21)      (137)        (205)
                                      -------   -------   -------   -------   --------   -------   --------     --------
Income (loss) before taxes and
 extraordinary item.................    2,115       732       (38)      896      3,706     1,233      2,573        9,368
Provisions for income taxes.........       57        69        --        --      1,904       805      1,158        4,296
                                      -------   -------   -------   -------   --------   -------   --------     --------
Income (loss) before extraordinary
 item...............................    2,058       663       (38)      896      1,802       428      1,415     $  5,072
                                                                                                                ========
Extraordinary item, net of tax
 benefit (5)........................       --        --        --        --      1,672        --         --
                                      -------   -------   -------   -------   --------   -------   --------

Net income (loss)...................  $ 2,058   $   663   $   (38)  $   896   $    130   $   428   $  1,415
                                      =======   =======   =======   =======   ========   =======   ========
Basic earnings per common share:
 Income before extraordinary item...                                          $    .36   $   .10   $    .15     $    .35
                                                                                                                ========
 Extraordinary item, net of tax
   benefit..........................                                              (.33)       --         --
                                                                              --------   -------   --------
   Net income.......................                                          $    .03   $   .10   $    .15
                                                                              ========   =======   ========
Average shares outstanding..........                                             5,061     4,385      9,678       14,428
Diluted earnings per common share:
 Income before extraordinary item...                                          $    .32   $   .09   $    .15     $    .35
                                                                                                                ========
 Extraordinary item, net of tax
   benefit..........................                                              (.30)       --         --
                                                                              --------   -------   --------

   Net income.......................                                          $    .02   $   .09   $    .15
                                                                              ========   =======   ========
Average shares outstanding..........                                             5,580     4,946      9,692       14,428

                                       PRO FORMA (3)
                                      -------------------
                                          SIX MONTHS
                                        ENDED JUNE 30,
                                      -------------------
                                        1997       1998
                                      --------   --------
STATEMENT OF INCOME DATA: (2)
Revenues:...........................  $107,324   $131,946
Cost of services....................    83,297    102,470
                                      --------   --------
Gross profit........................    24,027     29,476
Selling, general and administrative
 expenses...........................    17,516     21,856
Depreciation and amortization.......     1,406      1,549
Other operating expenses............        81         --
                                      --------   --------
Operating income....................     5,024      6,071
Interest expense....................       786      1,093
Other (income) expense..............      (170)        --
                                      --------   --------
Income (loss) before taxes and
 extraordinary item.................     4,408      4,978
Provisions for income taxes.........     2,038      2,240
                                      --------   --------
Income (loss) before extraordinary
 item...............................     2,370      2,738
Extraordinary item, net of tax
 benefit (5)........................        --         --
                                      --------   --------
Net income (loss)...................  $  2,370   $  2,738
                                      ========   ========
Basic earnings per common share:
 Income before extraordinary item...  $    .16   $    .19
                                      ========   ========
 Extraordinary item, net of tax
   benefit..........................
   Net income.......................
Average shares outstanding..........    14,428     14,428
Diluted earnings per common share:
 Income before extraordinary item...  $    .16   $    .19
                                      ========   ========
 Extraordinary item, net of tax
   benefit..........................
   Net income.......................
Average shares outstanding..........    14,428     14,442



                                                                       JUNE 30, 1998
                                                              -------------------------------
                                                               ACTUAL        PRO FORMA (4)
                                                              --------    -------------------
BALANCE SHEET DATA:
  Working capital...........................................  $ 14,718         $ 15,373
  Total assets..............................................   103,128          111,887
  Total debt................................................    60,174           24,821
  Shareholders' equity......................................    29,861           73,036


---------------

(1) The Company was organized in March 1997. Therefore, the Statement of Income Data represents the operations of the Company's predecessors, Mega Force Staffing Services, Inc. for the period ending March 12, 1997 and the Mega Force Group for the years ended December 31, 1993, 1994, 1995 and 1996.

(2) The Company's Completed Acquisitions (as hereinafter defined) have been accounted for as purchases, and therefore, the operations of the acquired companies are included in the Statement of Income Data from the respective dates of acquisition. See the Financial Statements of Corporate Staffing Resources, Inc. included herein.

(3) Pro forma information gives effect to the Completed Acquisitions, the discontinuation of the Company's Professional Employer Organization, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments," and the consummation of the Offering described herein. The pro forma adjustments for the Completed Acquisitions include: (i) an adjustment to compensation expense equal to the difference between actual compensation paid to certain officers of the Company and the acquired companies and compensation expense agreed to in connection with the recent amendment and restatement of certain management employment contracts;
    (ii) an adjustment to income tax expense based upon a consolidated effective tax rate of 45%, which reflects the impact of nondeductible goodwill amortization; (iii) an adjustment to amortization expense relating to intangible assets recorded in conjunction with the Completed Acquisitions; and (iv) an adjustment to interest expense to reflect incremental borrowings under the Company's borrowing facility necessary to finance the Completed Acquisitions. Pro forma adjustments for the Offering include: (i) a reduction of interest expense resulting from repayment of borrowings under the credit agreement and repayment of notes payable to shareholders; (ii) the elimination of certain management and consulting fees pursuant to certain agreements which will be terminated upon the consummation of the Offering and (iii) the increase in the average shares outstanding to reflect the issuance of shares in the Offering. The pro forma results of operations are not necessarily indicative of the results that would have occurred had these transactions been completed as of such date or the results that may be attained in the future.


(4) Gives effect to 4,750,000 shares issued by the Company in the Offering and the application of the estimated net proceeds therefrom.


(5) Represents non-recurring expenses incurred by the Company in connection with the refinancing of its credit facility in December 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. Actual events and results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including the matters set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


     Corporate Staffing Resources, Inc. is a leading provider of diversified staffing, professional and consulting services to businesses, professional and service organizations, educational institutions and governmental agencies. The Company offers these services through over 130 branches located in 16 states, including 91 branches added by the Company since March 1997 through the acquisition of eight additional staffing and professional service companies. The Company believes that a combination of internal growth and selective acquisitions will allow it to capitalize most effectively on opportunities in the large and rapidly growing staffing services industry. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company's pro forma revenues and operating income were $235.8 million and $131.9 million, and $11.4 million and $6.1 million, respectively.



     The Company primarily provides two types of staffing services: (i) Commercial Staffing, including vendor-on-premises, clerical, administrative and light industrial staffing services; and (ii) Professional Services, including a comprehensive range of IT, accounting and finance staffing, placement and outplacement services. The Company's Commercial Staffing branches primarily serve small to mid-size cities, while its Professional Services branches serve primarily major metropolitan and national markets.


     The Company has grown significantly in the past 18 months through its Completed Acquisitions, including the acquisition of CSR, Inc. on December 3, 1997. The businesses owned by CSR, Inc. (the "CSR businesses") were founded by William W. Wilkinson with his son, William J. Wilkinson, in 1986 to provide clerical and light industrial staffing services. The revenues of the CSR businesses grew at a compound annual growth rate of over 29.6% during the two year and eleven month period ended December 3, 1997, and the gross profits of the CSR businesses grew at a compound annual growth rate of over 31.9% during the same period. During this period, the CSR businesses' growth was attributable to increased billable hours, higher hourly rates, the opening of new branches and a shift in its business mix toward Professional Services. The disciplined budgeting process and management practices implemented at the CSR businesses serve as the management model for all branches of the Company.

     The Company recognizes revenues based on hours worked by assigned personnel. Generally, the Company bills its clients a prenegotiated fixed rate per hour worked by its temporary employees. Temporary personnel placed by the Company are generally Company employees; accordingly, the Company is responsible for workers' compensation, unemployment compensation insurance, Medicare and Social Security taxes and general payroll expenses. These expenses are included within cost of services. Because the Company pays its temporary employees only for the hours they actually work, wages for the Company's temporary personnel are a variable cost that increases or decreases in proportion to revenues. Some of the temporary employees placed by the Company may decide to accept an offer of permanent employment from the client and thereby "convert" the temporary position to a permanent position, and in this case, a fee is generally paid to the Company. Such fees are included in revenues herein. Selling, general and administrative expenses include payroll for management and administrative employees, office occupancy costs, sales and marketing expenses and other general and administrative costs.


     The Completed Acquisitions have been accounted for under the purchase method of accounting, with the results of operations of businesses acquired being included in the Company's results of operations beginning on the date of acquisition. As of September 15, 1998, the Company had recorded approximately $75.7 million as goodwill, representing the excess of the fair value of the consideration paid over the fair value of the assets acquired. GAAP requires that goodwill be amortized over the period that the related assets provide ongoing benefits to the Company. The Company has concluded that anticipated future cash flows associated with intangible assets recognized in the Completed Acquisitions will continue indefinitely, and therefore, has adopted a 40 year period for the amortization of goodwill. The pro forma effect of this amortization expense on operating income is approximately $1.9 million annually. Approximately 27.3% of the goodwill is deductible for federal income tax purposes over 15 years. Any impairment of goodwill, with resultant write-offs, could have a material adverse effect on the Company's operating results and financial condition.


     The Company incurred a non-recurring extraordinary item, net of taxes, of $1.7 million in the year ended December 31, 1997. This item represents a charge resulting from the early extinguishment of debt by the Company in December 1997. See Notes to Corporate Staffing Resources, Inc. Financial Statements.

RECENT DEVELOPMENTS


     In May 1998, the Company was informed by a client at which it had established a VOP relationship in the fourth quarter of 1997 that the client intends to reduce substantially its use of temporary staffing at certain manufacturing facilities, resulting in a reduction in the amount of revenues that the Company anticipates generating from this client in the future. The client accounted for $12.6 million of revenues for the six months ended June 30, 1998.



     In June 1998, the Company discontinued its Professional Employer Organization (the "PEO Business"), which had revenues of $3.1 million and operating income of $100,000 in the six months ended June 30, 1998.


HISTORICAL AND PRO FORMA OPERATING DATA


     The historical operating data of the Company for the year ended December 31, 1997 and six months ended June 30, 1997 and June 30, 1998 includes the results of operations of the Completed Acquisitions in the Company's results of operations beginning on the date each acquisition was completed. The historical operating data of the Company as of and for the periods ended December 31, 1995 and 1996 represents the results of operations of the Company's predecessor, The Mega Force Group, and the Company's historical operating data for the year ended December 31, 1997 includes the operating data of Mega Force Staffing Services, Inc. from January 1 through March 12, 1997.



     Pro forma information gives effect to the Completed Acquisitions, the discontinuation of the PEO Business and the Consummation of the Offering described herein. The pro forma adjustments for the Completed Acquisitions include: (i) the Completed Acquisitions as if they were consummated as of the beginning of each of those periods; (ii) an adjustment to compensation expense for the difference between actual compensation paid to certain officers of the Company and the acquired companies and compensation expense agreed to in connection with the recent amendment and restatement of certain management employment contracts; (iii) an adjustment to income tax expense based upon a consolidated effective tax rate of 45%, which reflects the impact of nondeductible goodwill amortization; (iv) an adjustment to amortization expense relating to intangible assets recorded in conjunction with the Completed Acquisitions; and (v) an adjustment to interest expense to reflect incremental borrowings under the Company's borrowing facility necessary to finance the Completed Acquisitions. Pro forma adjustments for the Offering include: (i) a reduction of interest expense resulting from repayment of borrowings under the credit agreement and repayment of notes payable to shareholders; and (ii) the elimination of certain management and consulting fees pursuant to certain agreements which will be terminated upon consummation of the Offering. The pro forma results of operations are not necessarily indicative of the results that would have occurred had these transactions been completed as of such date or the results that may be attained in the future.

RESULTS OF OPERATIONS

     The following table sets forth certain historical and pro forma operating data as a percentage of revenues for the indicated periods:


                                                                                                   PRO FORMA
                                                                                         ------------------------------
                                                                         SIX MONTHS                        SIX MONTHS
                                                  YEAR ENDED               ENDED                             ENDED
                                                 DECEMBER 31,             JUNE 30,        YEAR ENDED        JUNE 30,
                                            -----------------------    --------------    DECEMBER 31,    --------------
                                            1995     1996     1997     1997     1998         1997        1997     1998
                                            -----    -----    -----    -----    -----    ------------    -----    -----
Revenues..................................  100.0%   100.0%   100.0%   100.0%   100.0%      100.0%       100.0%   100.0%
Cost of services..........................   84.9     83.5     81.7     82.0     79.6        77.6         77.6     77.7
                                            -----    -----    -----    -----    -----       -----        -----    -----
Gross profit..............................   15.1     16.5     18.3     18.0     20.4        22.4         22.4     22.3
                                            -----    -----    -----    -----    -----       -----        -----    -----
Selling, general and administrative
  expenses................................   12.0     13.2     12.1     12.9     15.8        16.1         16.3     16.5
Depreciation and amortization.............    0.4      0.4      0.7      0.6      1.0         1.3          1.3      1.2
Other operating expenses..................    2.4      1.3      1.0      0.5       --          .2           .1       --
                                            -----    -----    -----    -----    -----       -----        -----    -----
Operating income..........................    0.3%     1.6%     4.5%     4.0%     3.6%        4.8%         4.7%     4.6%
                                            =====    =====    =====    =====    =====       =====        =====    =====



PRO FORMA SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997



     Revenues. Revenues increased 22.9% to $131.9 million for the six months ended June 30, 1998 from $107.3 million for the six months ended June 30, 1997. The increase was due to an increase in billable hours of approximately 21.3% and an increase in the average rate per hour of approximately 1.3%. The increase in revenues was a result of a 22.1% increase in revenues from Commercial Staffing to $102.2 million for the six months ended June 30, 1998 from $83.7 million for the six months ended June 30, 1997, and a 25.9% increase in revenues from Professional Services to $29.7 million for the six months ended June 30, 1998 from $23.6 million for the six months ended June 30, 1997. Commercial Staffing revenues increased primarily as a result of the establishment of a new VOP relationship, which provided $12.6 million of revenues for the six months ended June 30, 1998. In May 1998, the Company was informed by this client that it intends to reduce substantially its use of temporary staffing. See "-- Recent Developments." Commercial Staffing revenues also increased as a result of increased billings to existing clients, the addition of new clients and the opening of 16 new branches. Professional Services revenues increased primarily as a result of increased billings to existing clients, the addition of new clients, increased billing rates, and the opening of 9 new branches.



     Gross Profit. Gross profit increased 22.7% to $29.5 million for the six months ended June 30, 1998 from $24.0 million for the six months ended June 30, 1997. Gross profit as a percentage of revenues remained relatively constant at 22.3% for the six months ended June 30, 1998 compared to 22.4% for the six months ended June 30, 1997.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 24.8% to $21.9 million for the six months ended June 30, 1998 from $17.5 million for the six months ended June 30, 1997. This increase was primarily due to salaries and related benefits arising from the hiring of additional management personnel necessary to identify, complete and integrate acquisitions. Selling, general and administrative expenses as a percentage of revenues remained relatively constant at 16.5% for the six months ended June 30, 1998 compared to 16.3% for the six months ended June 30, 1997.



     Depreciation and Amortization. Depreciation and amortization expenses increased 10.2% to $1.5 million for the six months ended June 30, 1998 from $1.4 million for the six months ended June 30, 1997. Depreciation and amortization expenses as a percentage of revenues decreased to 1.2% for the six months ended June 30, 1998 from 1.3% for the six months ended June 30, 1997.



     Other Operating Expenses. During the six months ended June 30, 1997, the Company incurred other operating expenses of $81,000, related primarily to legal and accounting fees incurred by one of the acquired companies in a failed acquisition transaction.



     Operating Income. As a result of the foregoing, operating income increased 20.8% to $6.1 million for the six months ended June 30, 1998 from $5.0 million for the six months ended June 30, 1997, and operating income as a percentage of revenues remained relatively constant at 4.6% for the six months ended June 30, 1998 and 4.7% for the six months ended June 30, 1997.



SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997



     Revenues. Revenues increased 168.2% to $117.1 million for the six months ended June 30, 1998 from $43.6 million for the six months ended June 30, 1997. The increase was due to an increase in billable hours of approximately 133.8% and an increase in the average rate per hour of approximately 14.7%. Revenues increased primarily due to the inclusion of the full six months results of operations of CSR, Inc. and Hamilton-Ryker and partial period results for other acquired companies for the six months ended June 30, 1998 and the establishment of a new VOP relationship, which provided $12.6 million of revenues for the six months ended June 30, 1998. In May 1998, the Company was informed by this client that it intends to reduce substantially its use of temporary staffing. See
"-- Recent Developments."



     Gross Profit. Gross profit increased 203.7% to $23.8 million for the six months ended June 30, 1998 from $7.8 million for the six months ended June 30, 1997. Gross profit as a percentage of revenues increased to 20.4% for the six months ended June 30, 1998 from 18.0% for the six months ended June 30, 1997. This increase resulted from the inclusion of the full six months of operations of CSR, Inc. and Hamilton-Ryker and partial period results for other acquired companies. CSR, Inc., Hamilton-Ryker and the other acquired companies had higher gross margins due to the higher proportion of Professional Services in their revenue mixes.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 227.5% to $18.5 million for the six months ended June 30, 1998 from $5.6 million for the six months ended June 30, 1997. Selling, general and administrative expenses as a percentage of revenues increased to 15.8% for the six months ended June 30, 1998 from 12.9% for the six months ended June 30, 1997. This increase was primarily due to salaries and related benefits arising from hiring several management personnel to identify, complete and integrate acquisitions.



     Depreciation and Amortization. Depreciation and amortization expenses increased 372.4% to $1.1 million for the six months ended June 30, 1998 from $239,000 for the six months ended June 30, 1997. Depreciation and amortization expenses as a percentage of revenues increased to 1.0% for the six months ended June 30, 1998 from 0.6% for the six months ended June 30, 1997. The increase was due to a full six months of amortization of goodwill in 1998 in connection with the acquisitions of Hamilton-Ryker and CSR, Inc.



     Other Operating Expenses. During the six months ended June 30, 1997, the Company incurred other operating expenses of $232,000 related to amounts paid to a former member of management.



     Operating Income. As a result of the foregoing, operating income increased 143.7% to $4.2 million for the six months ended June 30, 1998 from $1.7 million for the six months ended June 30, 1997, and operating income as a percentage of revenues decreased to 3.6% for the six months ended June 30, 1998 from 4.0% for the six months ended June 30, 1997.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     Revenues. Revenues increased 74.8% to $114.6 million for the year ended December 31, 1997 from $65.5 million for the year ended December 31, 1996. The increase was due to an increase in billable hours of approximately 52.9% and an increase in the average rate per hour of approximately 14.3%. These increases were primarily due to the acquisition of Hamilton-Ryker, which had revenues of $36.0 million from the date of its acquisition on March 12, 1997 to year end, and the acquisition of CSR, Inc., which had revenues of $5.3 million from the date of its acquisition on December 3, 1997 to year end, both at higher average rates per hour than the Company. A significant portion of this increase was also due to the establishment of a new VOP relationship, which provided $5.2 million of revenues for the year ended December 31, 1997. This client has indicated to the Company that it intends to reduce substantially its use of temporary staffing. See "-- Recent

Developments." During both 1997 and 1996, the Company's revenues were generated primarily by Commercial Staffing, as the Company did not provide Professional Services prior to the acquisition of CSR, Inc.


     Gross Profit. Gross profit increased 94.0% to $21.0 million for the year ended December 31, 1997 from $10.8 million for the year ended December 31, 1996. Gross profit as a percentage of revenues increased to 18.3% for the year ended December 31, 1997 from 16.5% for the year ended December 31, 1996. This increase was due to lower costs associated with workers' compensation claims and the acquisition of Hamilton-Ryker and CSR, Inc., which had higher gross margins than the Company.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 60.2% to $13.9 million for the year ended December 31, 1997 from $8.7 million for the year ended December 31, 1996. Selling, general and administrative expenses as a percentage of revenues decreased to 12.1% for the year ended December 31, 1997 from 13.2% for the year ended December 31, 1996. This decrease resulted from greater operating efficiencies and economies of scale gained from a larger revenue base.


     Depreciation and Amortization. Depreciation and amortization expenses increased 194.4% to $836,000 for the year ended December 31, 1997 from $284,000 for the year ended December 31, 1996. Depreciation and amortization expenses as a percentage of revenues increased to 0.7% for the year ended December 31, 1997 from 0.4% for the year ended December 31, 1996. The increase was due to the amortization of goodwill in connection with the acquisitions of Hamilton-Ryker and CSR, Inc. in 1997.


     Other Operating Expenses. Other operating expenses increased 37.5% to $1.2 million for the year ended December 31, 1997 from $842,000 for the year ended December 31, 1996. Other operating expenses as a percentage of revenues decreased to 1.0% for the year ended December 31, 1997 from 1.3% for the year ended December 31, 1996. During the year ended December 31, 1997, other operating expenses consisted primarily of severance fees paid to two former executive employees of the Company and amounts paid to a third former executive employee, and in the year ended December 31, 1996 consisted of amounts paid to a former executive employee.


     Operating Income. As a result of the foregoing, operating income increased 392.1% to $5.2 million for the year ended December 31, 1997 from $1.0 million for the year ended December 31, 1996, and operating income as a percentage of revenues increased to 4.5% for the year ended December 31, 1997 from 1.6% for the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


     Revenues. Revenues decreased 2.7% to $65.5 million for the year ended December 31, 1996 from $67.4 million for the year ended December 31, 1995. The decrease in revenues was the result of a decrease of approximately 7.8% in billable hours offset by an increase in the average billing rate per hour of approximately 5.6%. The decrease in revenues was a result of the closing of a client's operating facility in December 1995, at which the Company had a VOP site that generated $3.8 million of revenues in 1995, and the non-renewal of a second VOP relationship by the same client in April 1995, which generated $4.6 million of revenues in 1995. These decreases were partially offset by an increase in revenues of $6.6 million as a result of increased billings to existing clients and the addition of new clients.


     Gross Profit. Gross profit increased 6.4% to $10.8 million for the year ended December 31, 1996 from $10.2 million for the year ended December 31, 1995. Gross profit as a percentage of revenues increased to 16.5% for the year ended December 31, 1996 from 15.1% for the year ended December 31, 1995. The increase in gross profit as a percentage of revenues was due to replacing the lost VOP revenues with higher margin revenues.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 7.1% to $8.7 million for the year ended December 31, 1996 from $8.1 million for the year ended December 31, 1995. Selling, general and administrative expenses as a percentage of revenues increased to 13.2% for the year ended December 31, 1996 from 12.0% for the year ended December 31, 1995. This increase resulted from constant fixed costs distributed over a smaller revenue base.

     Depreciation and Amortization. Depreciation and amortization expenses decreased 3.7% to $284,000 for the year ended December 31, 1996 from $295,000 for the year ended December 31, 1995. Depreciation and amortization expenses as a percentage of revenues remained constant at 0.4% for the year ended December 31, 1996 and the year ended December 31, 1995.


     Other Operating Expenses. Other operating expenses decreased 46.5% to $842,000 for the year ended December 31, 1996 from $1.6 million for the year ended December 31, 1995. Other operating expenses as a percentage of revenues decreased to 1.3% for the year ended December 31, 1996 from 2.4% for the year ended December 31, 1995. Other operating expenses consisted of amounts paid to a former executive in both periods.



     Operating Income. As a result of the foregoing, operating income increased 361.2% to $1.0 million for the year ended December 31, 1996 from $227,000 for the year ended December 31, 1995, and operating income as a percentage of revenues increased to 1.6% for the year ended December 31, 1996 from 0.4% for the year ended December 31, 1995.


LIQUIDITY AND CAPITAL RESOURCES


     Net cash provided by operating activities was $746,000 and $529,000 in the years ended December 31, 1995 and 1996 and $715,000 and $2.2 million for the six months ended June 30, 1997 and 1998, respectively. During the year ended December 31, 1997, operations used $1.4 million in cash. The increase in cash provided by operating activities for the six months ended June 30, 1998 as compared to the six months ended June 30, 1997 was due to an increase in net income, an increase in accrued payroll and related taxes resulting from the timing of temporary staff payroll and increases in other accrued expenses offset by increases in accounts receivable. The decrease in net cash provided by operating activities in 1997 as compared to 1996 was primarily due to (i) an increase in accounts receivable as a result of growth experienced by the Company during 1997; (ii) an increase in income taxes receivable due to timing of income tax payments made during the year; and (iii) amounts contributed to the worker's compensation insurance loss fund in excess of amounts accrued. The slight decrease in net cash provided by operating activities in 1996 as compared to 1995 was primarily due to a decrease in accrued payroll and related taxes due to the timing of such payments and amounts contributed to the workers' compensation insurance loss fund in excess of amounts accrued.



     Net cash used in investing activities was $411,000, $138,000 and $4.1 million in the years ended December 31, 1995, 1996, 1997 and $3.7 million and $29.7 million first six months of 1997 and 1998, respectively. Cash used in investing activities for the periods presented was attributable to the acquisitions and capital expenditures. During March 1997, the Company acquired Hamilton-Ryker which, net of cash received, resulted in a use of cash of approximately $3.0 million during the six months ended June 30, 1997 and the year ended December 31, 1997. During the six months ended June 30, 1998, the Company completed the acquisitions of five staffing companies, resulting in a use of cash of approximately $28.5 million.



     Net cash provided by financing activities was $2.9 million and $25.6 for the six month periods ended June 30, 1997 and 1998 respectively, and was primarily attributable to borrowings for the acquisitions referred to above. Net cash used in financing activities was $529,000 and $250,000 during the years ended December 31, 1995 and 1996, respectively. Financing activities provided $7.2 million for the year ended December 31, 1997. Financing activities during the years ended December 31, 1995 and 1996 consisted primarily of borrowings and payments on the Company's line of credit, borrowings and payments on shareholder notes payable and shareholder distributions. During the year ended December 31, 1997 the Company paid the outstanding borrowings on its line of credit in full with proceeds from the revolving credit agreement. Payments and borrowings on the revolving credit agreement were made throughout the year based upon the Company's cash needs.



     The Company extends credit to its customers on an unsecured basis on terms which vary by subsidiary and by customer. Payment is generally due within 10-30 days after invoice. The Company performs ongoing credit evaluations of its customers' financial condition. Amounts charged to expense for uncollectible accounts were $195,000, $110,000 and $180,000 during the years ended December 31, 1995, 1996 and 1997, respectively. Average days sales outstanding have historically ranged from 30 to 40 days.

     The Company anticipates that it will require significant amounts of cash to finance acquisitions after the Offering. The Company expects to fulfill these requirements for cash primarily through bank borrowings, cash from operations, and from the sale of debt or equity securities of the Company. The Company has entered into a credit agreement (the "Credit Agreement") with ING (U.S.) Capital Corporation, Creditanstalt Corporate Finance, Inc. and Societe Generale (the "Lenders") to provide a $75 million revolving credit facility, $63.1 million of which was outstanding at September 15, 1998. The Company expects that, immediately upon completion of the Offering and repayment of a portion of currently outstanding amounts with the proceeds of the Offering, $52.7 million will be available under the facility. Loans under the Credit Agreement bear interest at rates based, at the Company's option, on either LIBOR or a base rate plus, in each case, an applicable margin. The applicable margin is contingent upon the ratio of the Company's senior funded debt to its EBITDA and will vary from 2.50% to 3.25% per annum in the case of LIBOR loans and .50% to 1.25% per annum in the case of base rate loans. In addition, the Company is required to pay to the Lenders a monthly fee of .50% per annum with respect to the unused portion of the credit facility. The Credit Agreement also permits up to $10 million of the amount available for borrowings to be used for the issuance of letters of credit. A per annum fee based on the applicable margin for LIBOR loans is payable with respect to the face amount of letters of credit outstanding during the applicable month. See Note 6 of Notes to Financial Statements of Corporate Staffing Resources, Inc.


     Borrowings under the Credit Agreement are secured by substantially all of the assets of the Company and its subsidiaries, by a pledge of the stock of the subsidiaries and by drop-down notes made by each subsidiary in favor of the Company and pledged by the Company to the Lenders. In addition, subsidiaries of the Company have guaranteed the Company's obligations under the Credit Agreement. The Credit Agreement contains covenants requiring the maintenance of certain financial ratios and specified net worth and limiting the incurrence of additional indebtedness, the sale of substantial assets, consolidations or mergers by the Company and the payment of dividends. The Credit Agreement will terminate, and all borrowings will be required to be repaid on December 3, 2001.

     The Company believes that its cash flows together with available borrowings under the Credit Agreement will be sufficient for its capital expenditure requirements, including capital expenditures expected to be incurred to acquire and implement a system designed to standardize financial reporting and accounting controls.


     The net proceeds from the Offering, after deducting underwriting discounts and offering expenses, are expected to total approximately $43.2 million. The Company intends to use the net proceeds of this Offering as follows: (i) approximately $40.8 million to repay the outstanding indebtedness under the Credit Facility and (ii) approximately $2.4 million to repay certain notes payable to shareholders.



     The Company believes that the proceeds of this Offering, funds currently available on hand, funds to be provided by operations and funds available under the Credit Agreement will be sufficient to meet the Company's anticipated needs for working capital until the end of 1998. The Company's estimate of the time that the proceeds of this Offering, funds currently on hand, funds provided by operations and funds available under the Credit Facility will be sufficient to meet the Company's working capital needs is a forward-looking statement that is subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the use of such proceeds to fund acquisitions. In addition, acquisitions may require additional debt and equity financing.


SEASONALITY

     The Company's quarterly operating results are affected primarily by the number of billing days in the quarter and the seasonality of its customers' businesses. Demand for services in Commercial Staffing has historically been lower during the year-end holidays through February of the following year, showing gradual improvement over the remainder of the year. Although less pronounced than in Commercial Staffing, the demand for Professional Services is typically lower during the first quarter until customers' operating budgets are finalized. The Company believes that the effects of seasonality will be less severe in the future as revenues contributed by Professional Services continue to increase as a percentage of the Company's consolidated revenues.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 changes the manner in which public companies report segment information in annual reports and requires companies to report selected segment information in interim financial reports. The Company will be required to report financial and descriptive information about the Company's operating segments. Both these statements are effective for fiscal years beginning after December 15, 1997, with reclassification of the financial statements for earlier periods required for comparative purposes. The Company plans to adopt these statements, for its year ending December 31, 1998. SFAS No. 130 is not expected to have a significant impact on the Company's historical financial statements, as comprehensive income will equal reported net income. The Company is evaluating the impact of SFAS No. 131.

YEAR 2000 COMPLIANCE


     The Company has completed an assessment of its computer software and systems with respect to Year 2000 compliance and is in the process of implementing necessary software modifications and system upgrades. The Company believes that any costs that may be incurred to modify existing software or upgrade systems will not be material.

                                    BUSINESS

GENERAL


     Corporate Staffing Resources, Inc. is a leading provider of diversified staffing, professional and consulting services to businesses, professional and service organizations, educational institutions and governmental agencies. The Company offers these services through over 130 branches located in 16 states, including 91 branches added by the Company since March 1997 through the acquisition of eight additional staffing and professional service companies. The Company believes that a combination of internal growth and selective acquisitions will allow it to capitalize most effectively on opportunities in the large and rapidly growing staffing services industry. For the year ended December 31, 1997 and the six months ended June 30, 1998, the Company's pro forma revenues and operating income were $235.8 million and $131.9 million, and $11.4 million and $6.1 million, respectively.



     The Company primarily provides two types of staffing services: (i) Commercial Staffing, including VOP, clerical, administrative and light industrial staffing services; and (ii) Professional Services, including a comprehensive range of IT, accounting and finance staffing, placement and outplacement services. The Company's Commercial Staffing branches serve primarily small to mid-size cities, while its Professional Services branches serve primarily major metropolitan and national markets. For the year ended December 31, 1997 and for the six months ended June 30, 1998, Commercial Staffing generated approximately 78.6% and 77.5% of the Company's pro forma revenues and 68.5% and 67.3% of the Company's pro forma gross profits, respectively. For the year ended December 31, 1997 and for the six months ended June 30, 1998, Professional Services generated approximately 21.4% and 22.5% of the Company's pro forma revenues and 31.5% and 32.7% of the Company's pro forma gross profits, respectively.


STAFFING SERVICES INDUSTRY OVERVIEW


     The staffing services industry has grown rapidly in recent years as companies have utilized supplemental employees to control personnel costs and to meet specialized or fluctuating personnel needs. According to Staffing Industry Report, the U.S. market for temporary staffing services is estimated to have grown at a compound annual rate of approximately 17.4% from approximately $29.3 billion in 1992 to approximately $76.8 billion in 1998. Within the U.S. staffing services industry, the market for office support grew at a compound annual rate of approximately 12.4% from approximately $8.5 billion in 1992 to approximately $17.1 billion in 1998, and the market for industrial staffing services grew at a compound annual rate of approximately 16.0% from approximately $6.0 billion in 1992 to approximately $14.6 billion in 1998. Furthermore, according to Staffing Industry Report, revenues from information technology and technical staffing are estimated to have grown at a compound annual rate of 24.0% from approximately $5.1 billion in 1992 to approximately $18.5 billion in 1998. The Company believes the staffing industry is highly fragmented with over 6,000 staffing companies and 2,500 professional/IT companies. Although the industry is experiencing increasing consolidation, in part because of client demand for comprehensive supplemental staffing solutions, the Company believes that there are numerous attractive acquisition targets.


GROWTH STRATEGY

     The Company has implemented a strategy intended to continue its growth in existing and new markets, the key elements of which are to: (i) increase the Company's focus on Professional Services; (ii) cross-sell service offerings in existing markets and expand into new markets; (iii) focus on commercial staffing in small to mid-size cities; (iv) increase vendor-on-premises relationships; and
(v) expand through acquisitions.


     Increase Focus on Professional Services. The Company's strategy is to increase the percentage of total revenues and gross profits contributed by Professional Services by expanding its service offerings in the fields of IT staffing and consulting and accounting and finance staffing. The Company also intends to grow its pool of skilled professionals, hire additional sales consultants, target mid-size and large companies, and leverage client relationships. The Company believes that providing Professional Services to its clients offers attractive opportunities for growth in sales and profits. Professional Services, primarily IT services, comprised 22.5% of the Company's pro forma revenues and generated 32.7% of the Company's pro forma gross profit in the six months ended June 30, 1998. The Company currently employs 53 recruiters and 51 sales consultants in Professional Services, a 79.3% increase over the previous year. Based on client demand for Professional Services on a national basis, the Company intends to open additional Professional Services branches and to increase the pace of acquisitions of Professional Services companies in larger metropolitan markets.


     Cross-Sell Service Offerings in Existing Markets and Expand Into New Markets. The Company continually identifies additional growth opportunities with existing and new clients as a result of the breadth of the Company's service offerings. The Company currently offers a complete range of IT, accounting and clerical staffing services in only a small number of its markets. As a result, the Company believes substantial opportunities exist to cross-sell service offerings, especially Professional Services, within these markets. In addition, the Company continually evaluates potential expansion of existing services into new geographic areas. To facilitate the offering of new services in existing and new markets, the Company plans to transfer or recruit experienced personnel for positions in new locations as such locations are opened. The Company also seeks to leverage its relationships with existing clients to facilitate entry into new markets.

     Focus on Commercial Staffing in Small to Mid-Size Cities. The Company provides Commercial Staffing primarily in small to mid-size cities with populations ranging from 10,000 to 250,000 and seeks to be the leading provider of Commercial Staffing in the markets in which it operates. The Company believes that its existing and potential clients in these markets select service providers largely based on local brand awareness, specialized expertise and quality of service. Each of the Company's Commercial Staffing branches operates under established local brand names. The Company intends to continue building on the strong reputations of these local brand names in their markets while leveraging the sophisticated support services and low cost structures of a national provider. The Company believes that it can achieve attractive margins in these markets and that in many cases it has a competitive marketing advantage over national providers because it has developed a strong local presence and has tailored its operations to meet local client needs.


     Increase Vendor-On-Premises Relationships. As of June 30, 1998, the Company had 22 VOP partnering relationships. Under these programs, the Company assumes administrative responsibility for coordinating some or all Commercial Staffing at a client's location or organization, including skills testing and training. The VOP relationships provide clients with dedicated on-site account management which can more effectively meet the client's changing staffing needs with high quality, timely and consistent service. While these partnering relationships tend to have lower gross margins than traditional temporary staffing services, their higher volumes and relatively long-term relationships result in a more stable source of revenue. The Company has expanded geographically by establishing new VOP sites to service existing clients and intends to establish additional sites for both existing and new clients as opportunities arise in the future.



     Expand through Acquisitions. The Company intends to acquire independent Professional Service and Commercial Staffing companies with strong management, profitable operating results and recognized local and regional presences. Since March 1997, the Company has acquired eight companies with an aggregate of 91 branches and 1997 revenues of $170.2 million. Primarily, the Company intends to pursue strategic acquisitions in Professional Services that offer complementary services and expand the percentage of revenues generated by Professional Services and tuck-in acquisitions in Commercial Staffing that increase its penetration of existing markets. The Company has established a team of corporate officers responsible for identifying prospective acquisitions, performing due diligence and negotiating acquisition contracts. The Company typically retains management of acquired companies and offers management of acquired companies contingent compensation based on improvement in financial performance of the acquired operating company. The Company intends to include Common Stock as part of the consideration in future acquisitions in order to incentivize management of acquired companies and align their interests with those of the Company.


OPERATING STRATEGY


     The key elements of the Company's operating strategy include: (i) maintain an entrepreneurial environment; (ii) continue disciplined financial management;
(iii) integrate acquired companies quickly;

(iv) maintain or establish leadership in existing geographic markets; and (v) deliver high value-added quality service.


     Maintain an Entrepreneurial Environment. The Company's management structure promotes an entrepreneurial environment that rewards performance at all levels of the Company. The Company has decentralized decisions regarding staff selection, pricing, business mix and advertising, resulting in significant local autonomy at the branch level. This permits each branch to be extremely flexible and responsive to the specific needs of its clients. The Company has an incentive compensation system for its managers which it believes: (i) allows the Company to capitalize on its managers' knowledge of local business conditions and markets; (ii) encourages local branch managers to develop long-term relationships with key decision makers at both existing and potential clients; and (iii) makes the Company more attractive to potential employees and acquisition candidates.


     Continue Disciplined Financial Management. The Company's corporate management has developed certain financial, risk management and administrative control procedures which are applied to each branch and at newly acquired companies. These control procedures include the preparation of annual business plans and budgets and the submission of detailed monthly financial reports. This information is reviewed by the Company's executive officers together with branch managers at the end of each fiscal quarter. In addition, the Company produces weekly financial performance reports with respect to each of its branches that are supplied to branch managers as well as operating company management. This information allows management proactively to manage the Company down to the branch level and continuously to seek new opportunities to improve operations. The Company performs periodic operational audits of each of the Company's branches in order to effectively manage and control worker's compensation costs. The Company believes its system of disciplined financial management is readily adaptable and scalable as the Company continues to grow.



     Integrate Acquired Companies Quickly. As soon as practicable after an acquisition is completed, management begins integrating newly acquired companies. The Company implements a formal process of budgeting and quarterly performance reviews at all newly acquired companies. Acquired companies are brought under the Company's uniform risk management program, and key personnel of acquired companies often become a part of management of the Company. Marketing, sales, field operations and personnel programs of the acquired companies are reviewed and, where appropriate, conformed to the Company's practices.



     Maintain or Establish Leadership in Existing Geographic Markets. The Company believes that there are substantial growth opportunities within its existing geographic markets. On a pro forma basis, the Company has opened 30 branches (including VOPs) since January 1, 1996, and the Company anticipates opening additional new branches in its existing geographic markets. A new branch typically takes up to six months to reach operating profitability and the Company believes that new branches typically achieve a relatively well-developed client base within two years after opening. The Company believes that as its relatively new branches mature through sustained sales and marketing efforts, the Company generally should realize increased revenues and profitability from such branches. To further penetrate existing geographic markets, the Company spins-off new branches from existing branches, which provides the Company greater coverage in these geographic markets at marginal cost. These branch clusters provide economies of scale by leveraging common costs such as recruiting, advertising and management over a larger revenue base as well as providing better service to clients and opportunities to temporary employees in these markets.


     Deliver High Value-Added Quality Service. The Company emphasizes recruiting, training and retaining experienced sales consultants and providing highly qualified temporary employees. The Company trains its sales consultants to operate as partners with their clients in evaluating and meeting the client's staffing requirements. The Company seeks to enhance client relationships and to provide highly qualified temporary employees by generating referrals from existing temporary employees, utilizing in-depth interviews conducted by Company personnel experienced in the temporary employees' field, performing skill evaluations, contacting clients within hours of the beginning of a project to receive a preliminary determination of satisfaction and obtaining client satisfaction reports upon the completion of projects. The Company seeks to understand and proactively assess clients' needs, to respond promptly to clients' requests and to continually monitor job performance and client satisfaction. The Company believes that its commitment to providing quality service has enabled it to establish and maintain long-term relationships with clients. To assure its branch managers are equally committed to providing quality service, the Company reviews and evaluates them based, among other factors, on client retention.

SERVICES


     The Company provides Commercial Staffing and Professional Services. Commercial Staffing generated approximately $185.4 million, or 78.6%, of 1997 pro forma revenues, and $36.2 million, or 68.5%, of 1997 pro forma gross profit. Professional Services generated approximately $50.4 million, or 21.4%, of pro forma revenues in the year ended December 31, 1997, and $16.6 million, or 31.5%, of pro forma gross profits in the year ended December 31, 1997. The Company expects the proportion of revenues and gross profits generated by Professional Services relative to Commercial Staffing to increase in the future.



     Commercial Staffing. The Company offers Commercial Staffing, ranging from workforce management to clerical, administrative and light industrial staffing, through 106 branches located primarily in the Midwest and the Southeast in small to mid-size cities with populations from 10,000 to 250,000. The Company's Commercial Staffing business consists of providing a wide variety of clerical, administrative, assembly and light industrial skills. In addition to providing personnel to perform general office tasks such as reception, copying and filing, the Company provides high-end niche clerical personnel who are proficient in word processing, graphics, spreadsheets or database management. In the light industrial area, the Company primarily provides skilled and semi-skilled personnel to perform tasks such as precision assembly, packaging, shipping and receiving, warehousing and equipment operation.



     Within Commercial Staffing, the Company offers Vendor-on-Premises services, whereby a client delegates management of its staffing needs to the Company, allowing the client to focus on its core business activities. The Company has 22 VOP partnering relationships. VOP has evolved to include managing a client's entire staffing needs in some cases. Revenues from VOP clients have grown to 21.4% of Commercial Staffing pro forma revenue for fiscal 1997. In connection with its VOP services, the Company intends to expand into new geographic areas in order to serve both existing and new clients. The Company believes that clients are generally reluctant to terminate VOP arrangements once in place, having become dependent on the Company's knowledge and management systems.



     Professional Services. The Company offers an expanding array of Professional Services, including IT, accounting and finance staffing, placement and outplacement services, through 26 branches located primarily in major metropolitan markets. In the IT area, the Company provides a broad spectrum of staff augmentation services, ranging from hardware systems support, desktop management and PC support, help desk support, and data center operations to software development and customization, programming and network configuration. The Company's IT services generally provide large numbers of personnel for shorter assignments. The Company also provides accounting and finance personnel at all levels, including bookkeepers, degreed accountants, certified public accountants, auditors and controllers.



     The Company's strategy is to increase the percentage of total revenues and gross profits contributed by Professional Services by expanding its service offerings in the fields of IT staffing and consulting and accounting and finance staffing. The Company also intends to grow its pool of skilled professionals, hire additional sales consultants, target mid-size and large companies, leverage whenever possible on existing client relationships, open additional Professional Services branches and increase the pace of acquisitions of Professional Services companies in major metropolitan markets. The Company believes that providing Professional Services to its clients offers the attractive opportunities for growth in sales and profits.


CLIENT RELATIONSHIPS


     The Company has a broad client base. The Company's largest client accounted for approximately 2.9% of the Company's 1997 pro forma revenues and 9.5% of pro forma revenues for the six months ended June 30, 1998. This client has informed the Company that it intends to reduce substantially its use of temporary staffing. The Company's five largest clients together accounted for 9.6% of the Company's 1997 pro forma revenues and 16.6 % of pro forma revenues for the six months ended June 30, 1998. In Commercial Staffing, the Company offers services to a broad range of clients, from small businesses to Fortune 500 corporations. In Professional Services, the Company typically targets Fortune 1000 corporations with sophisticated MIS needs.


HUMAN RESOURCES


     Employees. As of June 30, 1998, the Company had approximately 689 full-time employees. On a pro forma basis, the Company employed over 12,000 temporary employees in a typical week in 1997. The Company typically does not enter into employment agreements with its full-time or temporary employees and does not have an exclusive relationship with its temporary employees. None of the Company's employees, including its temporary employees, is represented by a collective bargaining agreement. The Company believes its employee relations to be strong. Hourly wages for the Company's temporary employees are determined according to market conditions. The Company pays mandated costs of employment, including the employer's share of social security taxes, federal and state unemployment taxes, unemployment compensation insurance, general payroll expenses and workers' compensation insurance. The Company offers access to various insurance programs and other benefits, such as vacations, holidays and 401(k) programs to qualified temporary employees and professionals.



     Recruiting. The Company believes that successful recruiting is critical to the growth of its business. One of the Company's most successful recruiting tools is referrals by its temporary employees. The Company finds that referrals from existing employees provide a large number of high quality new temporary employees. In Commercial Staffing, the Company employs full-time regional recruiters who visit schools, clubs and professional associations and present career development programs at job fairs and to various organizations. In addition, the Company advertises in major newspapers, on radio, in the Yellow Pages and through other print media. In Professional Services, the Company employs 53 full-time recruiters and compensates its temporary employees for the recruitment and retention of qualified professionals. In addition, the Company seeks to offer its employees interesting and challenging assignments which enhance their professional skills and career development. The Company also obtains many IT applicants through its world wide web sites. The Company is in the process of expanding its primary web site to allow for the listing of certain jobs and processing applications on-line.


     Assessment, Training and Quality Control. The Company uses a comprehensive system to assess, select and train its temporary employees in order to assure the quality of its services. Applicants are given a range of tests, applicable to the position(s) they seek. Clerical and office-support applicants receive comprehensive tests in computer skills, word processing, typing, data entry, accounting and other business applications. These tests cover the latest software and evaluate each individual's skills and experience. Computerized tutorials are generally available for temporary employees who seek to upgrade their typing, data entry, office automation or word processing skills. The Company completes reference checks for its Professional Services employees and carefully monitors client satisfaction with the performance of temporary professionals.

     Risk Management and Workers' Compensation Program. The Company believes that higher operating margins can be achieved through careful risk management and monitoring of workers' compensation claims and unemployment compensation claims. The Company's risk management team therefore takes a proactive approach to safety, risk control, and cost containment. The team works diligently to train the Company's field staff to better screen and test candidates for employment and to orient the Company's temporary employees to a more safety-conscious environment. The field staff performs periodic safety inspections of new and existing clients in order to evaluate their safety environments. The field staff has the authority to decline service if a work environment is perceived to be unsafe or potentially hazardous. The Company's policies prohibit staffing of high-risk activities such as working on unprotected elevated platforms, handling of hazardous materials, or construction activities. The Company's goal is to work alongside the client to achieve a safe work environment through effective training and commitment to safety. In particular, the Company's risk management team analyzes all claims in order to produce the most effective cost containment methods. The integrity of the program is monitored through an internal audit process that reports directly to executive management. An independent actuary provides advice on overall workers' compensation costs and periodically performs an actuarial valuation regarding the adequacy of the Company's reserve for workers' compensation claims. The

Company implements its risk management program at newly acquired companies from the date of acquisition of such companies. The Company maintains workers' compensation insurance for claims in excess of a retention level of $250,000 per occurrence. Premium costs historically have trended downward due to the Company's successful management of workers' compensation claims.

OPERATIONS


     Sales and Marketing. The Company's services are marketed through its network of over 130 branches whose managers and placement coordinators make regular personal sales visits to clients and prospective clients. The Company emphasizes long-term personal relationships with clients which are developed through regular assessment of client requirements and constant monitoring of temporary staff performance. New clients are obtained through sales calls, consultation meetings with target companies, client referrals, telemarketing and advertising in a variety of local and regional media, including radio, Yellow Pages, newspapers, magazines and trade publications and through the Company's world wide web sites. In addition, the Company sponsors job fairs and other community events and the Company's officers and senior management participate in national and regional trade associations, local chambers of commerce and other civic associations. The Company coordinates the sales, marketing and recruiting functions to identify prospective opportunities to deliver high value-added quality services.


     The Company believes that both its clients and its temporary employee candidates select service providers principally on the basis of local brand awareness, specialized expertise and quality of service. The Company provides Commercial Staffing under several established local brand names, most of which have been continuously in use for more than 10 years. The Company is considering establishing distinct national brands in its Professional Services operations that target specific staffing disciplines in order to provide clients and candidates with an easily identifiable source of specific staffing expertise.


     Branch Offices. The Company offers its services through over 130 branch offices and 24 VOP sites in four regions: the Midwest (Indiana, Michigan, Missouri, and Ohio), the Southeast (Georgia, Maryland, New Jersey, North Carolina, South Carolina, and Virginia), the South (Kentucky, Louisiana, Mississippi, Tennessee, Texas) and the West (California). Set forth below are the Company's branches and VOP sites by region and the pro forma revenues for each region for the six months ended June 30, 1998 and the year ended December 31, 1997.



                                                  NUMBER OF BRANCHES                               PRO FORMA
                                                    AND VOP SITES              PRO FORMA        REVENUES FOR THE
                                               ------------------------    REVENUES FOR THE        SIX MONTHS
                                               DECEMBER 31,    JUNE 30,       YEAR ENDED             ENDED
REGION                                             1997          1998      DECEMBER 31, 1997     JUNE 30, 1998
------                                         ------------    --------    -----------------    ----------------
                                                                                      (IN THOUSANDS)
Midwest....................................         51            61           $ 92,995             $ 50,735
Southeast..................................         48            53             81,418               43,312
South......................................         31            35             45,471               27,597
West.......................................          7             7             15,944               10,302
                                                   ---           ---           --------             --------
       Total:..............................        137           156           $235,828             $131,946
                                                   ===           ===           ========             ========


     The Company's Commercial Staffing branches are primarily located in small to mid-size cities with populations of 10,000 to 250,000, and the Company's Professional Services branches are primarily located in major urban markets. Branch managers operate their branches with a combination of a significant degree of autonomy and specific areas of accountability to the Company and are eligible for compensation based on operating performance in excess of budgeted amounts at their branches. The compensation system is designed to motivate the managers and staff to maximize the growth and profitability of their branches while securing long-term client relationships. Branch managers report directly to area managers, regional vice presidents or division presidents, all of whom receive bonuses based upon the profitability of their regions or operating divisions against budgeted performance targets. Operating within the guidelines set by the Company, the branch managers are responsible for pursuing new business opportunities and focusing on sales and marketing, account development and retention and employee recruitment, development and retention.


     Management Information Systems. The Company licenses front office software for Commercial Staffing from several providers. Many of the Company's IT services branches use software which permits access to a shared database of resumes and job orders at the branch level, allowing the branch office to fill client orders, communicate with clients regarding invoices and perform candidate screening for the most suitable job opportunity. The Company's systems allow the remote printing of paychecks at many of its branches. The Company reviews its systems periodically and upgrades and implements new systems based on a cost-benefit analysis. Certain of the Company's subsidiaries operate on free-standing systems. Although the Company believes that its systems can be readily expanded to meet increased demands without significant additional expenditures, there can be no assurances that the systems of the Company's subsidiaries can be integrated successfully or in a timely manner. See "Risk Factors -- Systems Integration."


COMPETITION

     The staffing industry is intensely competitive and fragmented and has limited barriers to entry. The Company competes for employees and clients in national, regional and local markets with full-service and specialized temporary staffing service businesses. A significant number of the Company's competitors have greater marketing, financial and other resources and more established operations than the Company. Price competition in the staffing industry is intense, particularly for the provision of commercial personnel, and pricing pressures from competitors and customers are increasing. Many of the Company's clients have relationships with more than one staffing service company. However, in recent years, an increasing number of companies have consolidated their staffing services purchases and entered into exclusive contracts with a single temporary staffing company or small number of temporary staffing companies. If current or potential clients enter into exclusive contracts with competitors of the Company, it will be difficult or impossible for the Company to obtain business from such clients. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company competes for acquisition candidates with other staffing services companies, and there can be no assurance that the Company will be able to successfully identify suitable acquisition candidates or complete acquisitions. See "Risk Factors
-- Competition" and "Risks Associated with Acquisitions."

FACILITIES

     The Company's corporate headquarters are currently located at One Michiana Square, 100 East Wayne Street, Suite 100, South Bend, IN 46601. The Company has entered into a lease to rent new corporate headquarters space commencing in December 1998. The Company believes that the newly leased space will be adequate for its needs.


     The Company leases space for all of its branches and does not own any real property. The Company believes that its facilities are adequate for its needs and does not anticipate inordinate difficulty in replacing such facilities or opening additional facilities, if needed. A number of the Company's branch offices are leased from related parties. The Company believes that the lease terms are at least as favorable as could be obtained from any unrelated third party. See "Certain Relationships and Related Transactions."


REGULATION

     Generally, the Company's operations are not subject to state or local licensing requirements or other regulations specifically governing the provision of commercial and professional staffing services. There can be no assurance, however, that states in which the Company operates or may in the future operate will not adopt such licensing or other regulations affecting the Company.

     The laws of various states require the Company to maintain workers' compensation and unemployment insurance coverage for its temporary employees. The Company maintains state mandated workers' compensa-tion and unemployment insurance coverage. The extent and type of health insurance benefits that employers are required to provide employees have been the subject of intense scrutiny and debate in recent years at both the national and state levels. Proposals have been made to mandate that employers provide health insurance benefits to staffing employees. In addition, some states could impose sales taxes, or raise sales tax rates, on staffing services. Further increases in such premiums or rates, or the introduction of new regulatory provisions, could substantially raise the costs associated with hiring and employing staffing employees. See "Risk Factors -- Unemployment Insurance and Workers' Compensation Costs" and "-- Risk of Government Regulation and Legislative Proposals."

INTELLECTUAL PROPERTY


     The Company maintains a number of trademarks, tradenames, service marks and other intangible rights. The Company believes that it has all rights to trademarks and trade names necessary for the conduct of its business and is not currently aware of any infringing uses or other conditions that would materially and adversely affect its use of proprietary rights.



LEGAL PROCEEDINGS


     In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination, harassment and other similar claims. The Company maintains insurance in such amounts and with such coverage and deductibles as management believes are reasonable. The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES


     The following table sets forth information regarding the executive officers and directors of the Company:



NAME                                     AGE                  POSITION
----                                     ---                  --------
William W. Wilkinson (1)(6)............  65    Chairman of the Board and Chief
                                               Executive Officer
Jerry F. Stone (1)(2)..................  47    President of Mega Force Staffing
                                               Services, Inc. and Director
T. Wayne McCreight (1)(4)..............  52    President of The Hamilton-Ryker
                                               Company, Inc. and Director
William J. Wilkinson (1)(4)............  36    President of Corporate Staffing
                                               Resources of Indiana, Inc. and Director
Thomas E. Murphy.......................  36    Executive Vice President and Chief
                                                 Financial Officer
D. Crawford Gallimore (1)(2)...........  49    Chief Administrative Officer and
                                               Director
John Geer (1)(2).......................  52    Director
Robert W. MacDonald (1)(5).............  51    Director
Conor T. Mullett (1)(5)................  31    Director
David Pairitz (3)(4)...................  62    Director
Richard H. Rosenthal (3)(6)............  65    Director
Theodore F. Savastano (3)(5)...........  61    Director
John P. Shoemaker (1)(2)...............  33    Director
H. Ronald Stone (1)(6).................  51    Director


---------------

(1) Pursuant to an agreement among the Company, IPP 97 Private Equity, LLC (an affiliate of William E. Simon & Sons, LLC ("Simon")), Mellon Ventures, L.P. ("Mellon") and the other stockholders of the Company dated December 3, 1997 (the "Stockholders Agreement"), Simon designated Mr. MacDonald and Mr. Mullett as Directors, Mellon Designated Mr. Geer and Mr. Shoemaker as Directors, the Mega Force Stockholders (as defined in the Stockholders Agreement) designated Mr. H. Ronald Stone, Mr. Jerry F. Stone, Mr. Gallimore and Mr. McCreight as Directors, Mr. William W. Wilkinson designated himself and Mr. William J. Wilkinson designated himself. See "Certain Relationships and Related Transactions -- Stockholders Agreement."



(2) Mr. Jerry F. Stone, Mr. Gallimore, Mr. Geer and Mr. Shoemaker have informed the Company that they intend to resign as Directors effective upon consummation of the Offering.



(3) Has been elected as a Director effective as of the consummation of the Offering.



(4) Will serve in the class of directors whose terms expire at the Annual Meeting of Stockholders in 1999.



(5) Will serve in the class of directors whose terms expire at the Annual Meeting of Stockholders in 2000.



(6) Will serve in the class of directors whose terms expire at the Annual Meeting of Stockholders in 2001.


     Following the consummation of this Offering, pursuant to the Company's Charter and Bylaws, the Board of Directors will be classified into three classes. Upon expiration of the initial term of each class of directors, directors comprising such class will be elected to a three-year term at the next succeeding annual meeting of stockholders. Each director shall hold office until his successor is duly elected and qualified, or until his death, resignation or removal.

EXECUTIVE OFFICERS AND DIRECTORS


     William W. Wilkinson. Mr. Wilkinson has served as Chief Executive Officer of the Company since December 1997. In 1987, Mr. Wilkinson co-founded Corporate Staffing Resources, Inc., an Indiana corporation ("CSR-Ind.") which was subsequently acquired by CSR, Inc. Mr. Wilkinson served as the Chief Executive Officer of CSR, Inc. until it was acquired by the Company. Previously Mr. Wilkinson spent 28 years with Central Soya Company, Inc., an international agribusiness and food processing company. Mr. Wilkinson's last position with Central Soya was Executive Vice President and President of the Agra Business Group. Mr. Wilkinson has a B.S.B.A. from the University of Chattanooga. Mr. Wilkinson is the father of William J. Wilkinson.


     Jerry F. Stone. Mr. Stone currently serves as a Director and as the President of the Company's subsidiary, Mega Force Staffing Services, Inc. Mr. Stone joined the Company's predecessor, The Mega Force Group, in 1990 and became its President in 1994. Prior to joining The Mega Force Group, Mr. Stone managed an extensive farming operation for 17 years. Mr. Stone has a B.A. in Business from Methodist College in Fayetteville, North Carolina. Mr. Stone is the brother of H. Ronald Stone. Mr. Stone has informed the Company that he intends to resign as Director effective upon consummation of the Offering.


     T. Wayne McCreight. Mr. McCreight serves as a Director of the Company and the President of the Company's subsidiary, The Hamilton-Ryker Company, Inc. He founded and served as Chief Executive Officer of Hamilton-Ryker and its predecessors until its acquisition by the Company in March 1997. Mr. McCreight has a B.S. from the University of Tennessee at Martin.


     William J. Wilkinson. Mr. Wilkinson has served as a Director of the Company and the President of the Company's subsidiary, Corporate Staffing Resources of Indiana, Inc., since December 1997. In 1987, Mr. Wilkinson co-founded CSR-Ind. and served as its President and Chief Operating Officer from January 1992 until it was acquired by CSR, Inc. Mr. Wilkinson served in the same position at CSR, Inc. until it was acquired by the Company. Mr. Wilkinson has a B.S.B.A. from Indiana University. Mr. Wilkinson is the son of William W. Wilkinson.



     Thomas E. Murphy. Mr. Murphy has served as Executive Vice President and Chief Financial Officer since December 1997. Until joining the Company, Mr. Murphy was a partner in the Elkhart, Indiana office of Crowe, Chizek and Company, LLP, the independent auditor of CSR, Inc. and subsidiaries. Previously, Mr. Murphy served as a Senior Manager at Ernst & Young, LLP, Chicago, Illinois. Mr. Murphy is a certified public accountant and has a B.B.A. in accounting from the University of Notre Dame.



     D. Crawford Gallimore. Mr. Gallimore has served as a Director and as the Chief Administrative Officer of the Company since December 1997. Mr. Gallimore previously served as Treasurer/Chief Financial Officer for Hamilton-Ryker and its predecessors until its acquisition by the Company. Mr. Gallimore has a B.B.A. from the University of Tennessee at Martin. Mr. Gallimore has informed the Company that he intends to resign as Director effective upon consummation of the Offering.



     John Geer. Mr. Geer has served as a Director of the Company since February 1998. He is a Managing Director of Mellon Ventures, Inc., having joined Mellon in February 1998. Previously, Mr. Geer was Senior Vice President at Security Pacific Capital Corp., a bank-owned venture capital firm. Mr. Geer also served as Portfolio Manager of Bank America Capital's equity portfolio, managing investments which included leveraged buyouts, leveraged recapitalizations, and start-up and early stage venture capital financings. Mr. Geer has served on more than twenty boards of directors of emerging growth, middle market companies. Mr. Geer has a B.A. from Union College and a J.D., cum laude, from the Boston University School of Law. Mr. Geer has informed the Company that he intends to resign as Director effective upon the consummation of the Offering.



     Robert W. MacDonald. Mr. MacDonald has served as a Director of the Company since December 1997. Mr. MacDonald is a Managing Director of William E. Simon & Sons and is President of the firm's Private Equity Group based in Los Angeles. Mr. MacDonald joined William E. Simon & Sons in 1992. He currently serves on the boards of directors of People's Bank of California and several private companies. Mr. MacDonald has a B.A. in finance from Fairfield University.


     Conor T. Mullett. Mr. Mullett has served as a Director of the Company since December 1997. He is a Senior Vice President of William E. Simon & Sons, Private Equity Group, having joined the firm in 1994. Mr. Mullett serves on the boards of directors of several portfolio companies, including GeoLogistics Corporation and several private companies. Mr. Mullett has his B.A. in economics from the College of William & Mary and an M.B.A. from the Columbia Business School.


     David A. Pairitz. Mr. Pairitz will become a Director of the Company, effective upon consummation of the Offering. Mr. Pairitz is a partner in the Elkhart, Indiana office of Crowe, Chizek and Company, LLP, the independent auditor of CSR, Inc. and subsidiaries. Mr. Pairitz has a B.S. in accounting from the University of Notre Dame.



     Richard A. Rosenthal. Mr. Rosenthal will become a Director of the Company, effective upon consummation of the Offering. Mr. Rosenthal served as Director of Athletics at the University of Notre Dame from 1987 to 1995 and as Chief Executive Officer of St. Joseph Bank from 1962 to 1987. Mr. Rosenthal serves on the Board of Directors of LaCrosse Footwear, Inc., Athey Products Corporation and several other privately held companies. Mr. Rosenthal has a B.S. from University of Notre Dame and is a graduate of the School of Banking of the University of Wisconsin.



     Theodore F. Savastano. Mr. Savastano will become a Director of the Company, effective upon consummation of the Offering. Mr. Savastano is the founder of, and has served since 1994 as Chairman of the Board of Directors of, Waterlink, Inc., a publicly-traded water and wastewater treatment, manufacturing and service company. From 1988 to 1994, Mr. Savastano served as Chief Financial Officer of Summit Environmental Group, Inc., a consulting engineering company. Mr. Savastano has a B.S. from Syracuse University.



     John P. Shoemaker. Mr. Shoemaker has served as a Director of the Company since December 1997. He is a Managing Director of Mellon Ventures, Inc., having joined the firm in November, 1996. Previously, Mr. Shoemaker was Vice President of Corporate Development for RAF Industries, Inc., a Philadelphia based private investment company, and an associate in the business and finance group of the law firm of Reed Smith Shaw & McClay. Mr. Shoemaker has a B.A. from the University of Pennsylvania and a J.D. from Boston College Law School. Mr. Shoemaker has informed the Company that he intends to resign as Director effective upon consummation of the Offering.



     H. Ronald Stone. Mr. Stone has served as a director of the Company since its founding in March 1997. Mr. Stone founded the Company and its predecessors, Mega Force Staffing Services, Inc. and The Mega Force Group. He served as chief executive officer of the Company's predecessors and the Company from 1982 until the 1997 merger of the Company with CSR, Inc. Mr. Stone attended Chowan and Guilford Colleges. Mr. Stone is the brother of Jerry F. Stone.


OTHER KEY EMPLOYEES

     Jacqueline M. Camacho Barton. Ms. Barton serves as Senior Vice President of the Company, having joined CSR-Ind. in 1990. Ms. Barton is responsible for the implementation and management of the Company's IT services. Ms. Barton attended Napa College and University of California with an emphasis in Business Science.

     Kurt Krauthamer. Mr. Krauthamer founded and served as Chief Executive Officer of Intranational Computer Consultants, Inc. ("ICC") in 1986. Prior to his service with ICC, Mr. Krauthamer served as an information technology consultant. Mr. Krauthamer has a B.A. from Sonoma State University and an M.B.A. from San Francisco State University.

     Joseph A. Noto. Mr. Noto, CPA, is President of CMS Management Services Company and has served in such capacity since 1992. Mr. Noto has a B.S.B.A. from Geneva College.

     William G. Stotzer. Mr. Stotzer has served as Vice President of Corporate Development at the Company since January 1998. Mr. Stotzer is responsible for mergers and acquisitions, and long-range strategic planning. Before joining the Company, Mr. Stotzer was Vice President of Business Development at Holy Cross Health System, South Bend, Indiana. Previously, he was also a Senior Manager with Arthur Anderson, LLP, Chicago, Illinois. Mr. Stotzer is a certified public accountant and has a B.B.A. in accounting from the University of Notre Dame.

DIRECTOR COMPENSATION

     Prior to the consummation of this Offering, directors of the Company did not receive compensation for their services as directors or for attending board meetings but were reimbursed for reasonable expenses incurred in attending directors' meetings. Upon completion of the Offering, non-employee directors of the Company will receive options to purchase 10,000 shares of Common Stock at the initial public offering price. In addition, each non-employee director will receive $2,500 for each meeting of the Board attended and $500 for each meeting of a Board committee attended. Each director also will be reimbursed for travel expenses incurred for each non-telephonic meeting of the Board or any committee thereof attended.


BOARD COMMITTEES


     The Board of Directors has established a Compensation Committee and plans to establish an Audit Committee upon consummation of the Offering in order to assist the Board in the discharge of its duties. The Compensation Committee's principal function is to establish the compensation for the executive officers of the Company and to establish and administer the Company's compensation programs. Mr. Mullet, Mr. Shoemaker and Mr. H. Ronald Stone currently serve on the Compensation Committee. Mr. Stone served as the Company's Chief Executive Officer until December 3, 1997. Upon consummation of the Offering, Mr. Mullett, Mr. Rosenthal, Mr. Savastano and Mr. H. Ronald Stone will serve as members of the Compensation Committee. The Audit Committee's principal functions include making recommendations to the Board regarding the annual selection of independent public accountants, reviewing the proposed scope of each annual audit and reviewing the recommendations of the independent public accountants as a result of their audits of the Company's financial statements. Upon consummation of the Offering, Mr. Pairitz, Mr. Rosenthal, Mr. Savastano and Mr. MacDonald will serve as members of the Audit Committee. The Board of Directors may from time to time establish other committees to facilitate the management of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     None of the directors serving on the Compensation Committee is an employee of the Company, and neither the Chief Executive Officer nor any other executive officer will serve on the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth information with respect to the annual and long-term compensation earned in 1997 by the principal executive officers of the Company.


                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                        ANNUAL         NUMBER OF      ALL OTHER
                                                     COMPENSATION        SHARES      COMPENSATION
                                                   ----------------    UNDERLYING    ------------
NAME AND PRINCIPAL POSITION                         SALARY    BONUS     OPTIONS          ($)
---------------------------                        --------   -----   ------------   ------------
William W. Wilkinson
  Chairman of the Board and Chief Executive
  Officer (1)....................................  $ 17,308    --          --             --
H. Ronald Stone
  Former Chief Executive Officer (2).............   348,118    --          --             --
Jerry F. Stone
  President, Mega Force Staffing Companies, Inc.
  (3)............................................   249,460    --          --             --
T. Wayne McCreight
  President, The Hamilton-Ryker Company, Inc.
  (4)............................................   121,154    --          --             --
William J. Wilkinson
  President, Corporate Staffing Resources of
  Indiana, Inc. (1)..............................    17,308    --          --             --

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                        ANNUAL         NUMBER OF      ALL OTHER
                                                     COMPENSATION        SHARES      COMPENSATION
                                                   ----------------    UNDERLYING    ------------
NAME AND PRINCIPAL POSITION                         SALARY    BONUS     OPTIONS          ($)
---------------------------                        --------   -----   ------------   ------------
Thomas E. Murphy
  Executive Vice President and Chief Financial
  Officer (1)....................................    14,423    --          --             --
D. Crawford Gallimore
  Chief Administrative Officer (4)...............   121,154    --          --             --

---------------
(1) Represents salary from December 3, 1997 to December 31, 1997, subsequent to the acquisition of CSR, Inc. by the Company. The annual base salary of William W. Wilkinson is $200,000 and that of William J. Wilkinson and Thomas
    E. Murphy is $150,000.


(2) Represents salary during H. Ronald Stone's service as Chief Executive Officer of the Company and its predecessors from January 1, 1997 to December 2, 1997. The Company has entered into a Consulting Services Agreement with
    H. Ronald Stone pursuant to which the Company will pay Mr. Stone fees of $200,000 in calendar 1998. See "Certain Relationships and Related Transactions."


(3) Jerry F. Stone has entered into an employment agreement with the Company setting his base salary at $150,000.

(4) Represents salary from March 12, 1997 to December 31, 1997, subsequent to the acquisition of Hamilton-Ryker by the Company. The annual base salary of
    T. Wayne McCreight and D. Crawford Gallimore is $150,000.


     Option Grants. The Company granted an option to purchase 30,000 shares of common stock to Mr. Murphy at a price of $8.00 per share on January 29, 1998. The Company has not granted options to any other officers or directors.


EMPLOYMENT AGREEMENTS WITH SENIOR MANAGEMENT


     William W. Wilkinson, Jerry F. Stone, T. Wayne McCreight, William J. Wilkinson, Thomas E. Murphy, D. Crawford Gallimore. The Company has entered into employment agreements (the "Senior Executive Agreements") with Messrs. William
W. Wilkinson (Chief Executive Officer), Stone (President of Mega Force Staffing Services, Inc.), McCreight (President of The Hamilton-Ryker Company, Inc.), William J. Wilkinson (President of Corporate Staffing Resources of Indiana, Inc.), Murphy (Chief Financial Officer) and Gallimore (Chief Administrative Officer), (each, individually a "Senior Executive," and collectively, the "Senior Executives"), that are based on the same form of agreement and that contain substantially similar terms. The Senior Executive Agreement of Mr. Murphy expires on December 31, 2000, and each of the other Senior Executive Agreements expires on December 31, 2002, unless earlier terminated in accordance with the provisions set forth therein. The respective Senior Executive Agreements provide that: (i) William W. Wilkinson shall receive an annual base salary of $200,000 and each other Senior Executive shall receive an annual base salary of $150,000; and (ii) each Senior Executive Officer shall participate in the Company's Incentive Compensation Plan for Senior Officers, pursuant to which such Senior Executive is eligible to receive a performance-based annual incentive bonus in an amount ranging from 0% to 100% of his base salary.



     The Company's Incentive Compensation Plan for Senior Officers provides (i) that 50% of the incentive compensation of Mr. Stone, Mr. McCreight and William
J. Wilkinson is based on the financial performance of the subsidiary (Mega Force Staffing Services, Inc., The Hamilton-Ryker Company, Inc. and Corporate Staffing Resources of Indiana, Inc., respectively) measured against the budget for such performance, 25% on the Company's financial performance measured against the budget, and 25% on achievement of individual objectives established by Mr. Stone, Mr. McCreight and William J. Wilkinson respectively, together with the CEO of the Company and (ii) that 60% of William W. Wilkinson's, Mr. Murphy's and Mr. Gallimore's incentive compensation is based on the Company's financial performance measured against the budget for such performance, and 40% is based on achievement of individual objectives established by the CEO of the Company or by the Board.

     Each of the Senior Executive Agreements provides that the amount of the respective Senior Executive's base salary may be increased during his period of employment with the Company at the sole discretion of the Board. In addition, each of the Senior Executive Agreements provides for certain specified benefits, for reimbursement of reasonable and necessary business expenses and for use of a company car for business purposes.

     The Company may terminate any Senior Executive's employment at any time for cause (as described in the Senior Executive Agreements), upon death of the Senior Executive, or if such Senior Executive becomes disabled for 120 days or more, with no further compensation due. The Senior Executive Agreements further provide that if the Company terminates the employment of the respective Senior Executive for reason other than cause, death or disability, the Company shall:
(i) continue to pay the Senior Executive's base salary and continue to provide him with health benefits for two years after such termination; and (ii) pay the Senior Executive any portion of his incentive compensation earned through the date of such termination. The Senior Executive Agreements also provide that each respective Senior Executive may resign his position and terminate his employment by giving the Company a 30 day notice of resignation with no further compensation due after the date of termination.

     Each of the Senior Executive Agreements contains certain non-compete and confidentiality provisions that extend for a period of two years after the respective Senior Executive's termination of employment with the Company or its affiliates, which period is automatically extended for another two years if the confidentiality clause or the non-compete clause is violated by the Senior Executive.


EMPLOYEE BENEFIT PLANS



     Non-Qualified Option Plan. Effective January 29, 1998 the Company adopted the Corporate Staffing Resources, Inc. Non-Qualified Stock Option Plan (the "Option Plan") for key employees of the Company and its subsidiaries or its parent ("Key Employees"). The Option Plan is intended to advance the best interests of the Company by allowing the Key Employees to acquire an ownership interest in the Company, thereby motivating Key Employees to contribute to the success of the Company and to remain in the employ of the Company and its subsidiaries through grants (the "Grants") of non-qualified stock options (the "Options") to purchase shares of the Company's Common Stock.



     Under the Option Plan, not more than 1,500,000 shares of Common Stock are authorized for issuance upon exercise of the Options (subject to adjustment in the event of certain changes in the capitalization of the Company). The Options are not "incentive stock options" within the meaning of Section 422 of the Code. As of January 29, 1998, Options to purchase 95,000 shares of Common Stock were outstanding under the Option Plan and concurrent with the consummation of the Offering, options for an additional 500,000 shares will be granted.


     The Board administers the Option Plan upon consultation with the Chairman and CEO of the Company. Subject to the terms of the Option Plan, the Board will have the authority to determine which employees are Key Employees, to select the Key Employees, if any, to whom Grants are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Option Plan. The Board is also authorized to adopt, amend and rescind rules relating to the administration of the Option Plan and to delegate its duty thereunder to a committee or other persons as the Board deems appropriate.

     The terms and conditions of each Option granted under the Option Plan will be set forth in a separate agreement between the Company and the option holder ("Option Agreement"), consistent with the terms of the Option Plan. The Board, in its sole discretion, shall determine the per share exercise price of shares of Common Stock subject to an Option, and each Option shall become exercisable at such times and in such installments as the Board shall provide in each Option Agreement. No Option may be exercised after the expiration of ten years from the date such Option was granted.

     In the event of a merger or consolidation of the Company with or into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets or 80% or more of the Company's then outstanding voting stock, the liquidation or dissolution of the Company, or certain initial public offerings of the Company's Common Stock, the Board, at its sole discretion, may determine that any Option shall be exercisable as to all shares covered thereby. The Board does not currently intend to accelerate the exercise of any Options in connection with the Offering.

     Under current federal income tax laws, in general, recipients of the Grants are taxable under Section 83 of the Code upon their receipt of Common Stock or cash with respect to such Grants and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to such recipients.


     401(k) Savings Plans. As a result of its recent acquisitions, the Company currently maintains several 401(k) Profit Sharing Plans, defined contribution pension plans with a cash or deferred arrangement as described in section 401(k) of the Code (each, a "401(k) Plan"). The 401(k) Plans are intended to qualify under section 401(a) of the Code, so that contributions, and income earned thereon, are not taxable to employees until withdrawn. In general, regular full-time Company employees over the age of 18 are eligible to participate under one of the 401(k) Plans, depending on the operating subsidiary at which the employee is employed. The 401(k) Plans provides that each participant may make elective pre-tax salary deferrals up to 15% of his or her annual compensation, subject to statutory limits. The Trustees of the 401(k) Plans invest each employee's account at the direction of the employee, who may choose among several investment alternatives, which do not include shares of the Company's Common Stock. The Company is currently in the process of consolidating its 401(k) plans.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



STOCKHOLDERS AGREEMENT



     The Company, IPP 97 Private Equity, LLC (an affiliate of Simon), Mellon and the other stockholders of the Company are parties to a Stockholders Agreement. Pursuant to the Stockholders Agreement, Simon designated Mr. MacDonald and Mr. Mullett as Directors, Mellon designated Mr. Geer and Mr. Shoemaker as Directors, the Mega Force Stockholders designated Mr. H. Ronald Stone, Mr. Jerry F. Stone, Mr. Gallimore and Mr. McCreight as Directors, and Mr. William W. Wilkinson designated himself and Mr. William J. Wilkinson designated himself as Directors. Mr. Jerry F. Stone, Mr. Gallimore, Mr. Geer and Mr. MacDonald have informed the Company that they intend to resign as Directors effective upon consummation of the Offering. Pursuant to the Stockholders Agreement, Mr. Pairitz, Mr. Rosenthal and Mr. Savastano will become Directors upon consummation of the Offering. The Stockholders Agreement terminates upon the consummation of the Offering.



REGISTRATION RIGHTS AGREEMENT



     For a description of the Registration Rights Agreement among the Company, Simon, Mellon, H. Ronald Stone and certain other stockholders of the Company, see "Shares Eligible for Future Sale."



TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS PRIOR TO THE FORMATION OF THE COMPANY



     H. Ronald Stone ("Ronald Stone") and Jerry F. Stone ("Jerry Stone") are Directors of the Company, and each owns in excess of 5% of the Company's outstanding Common Stock. During 1996, Mega Force Staffing Services, Inc. ("MFSS") made cash distributions of $3,860,000 and $772,000 to Ronald Stone and Jerry Stone, respectively. Of these amounts, $1,256,000 and $251,000, respectively, were reinvested as additional paid in capital. In addition, Ronald Stone and Jerry Stone loaned MFSS $1,667,000 and $333,000, respectively, which was reflected as notes payable to shareholders. These notes were repaid in full in 1997.

THE HAMILTON-RYKER COMPANY, LLC TRANSACTIONS



     D. Crawford Gallimore ("Gallimore") is the Chief Administrative Officer of the Company, a director of the Company and the holder, directly or indirectly, of in excess of 5% of the Company's outstanding Common Stock. T. Wayne McCreight is the President of The Hamilton-Ryker Company, Inc., a director of the Company and the holder, directly or indirectly, of in excess of 5% of the Company's outstanding Common Stock. In connection with the formation of The Hamilton-Ryker Company, LLC ("HRC-LLC"), on January 1, 1996, the equity of Hamryk Services, Inc., a predecessor company, was recapitalized into $1,373,169 notes (the "HRC-LLC Notes") payable to each of McCreight and Gallimore. During 1997, $811,252 was repaid on each of McCreight's and Gallimore's notes.



     In 1997, a note payable of $450,000 by HRC-LLC to a third party was assumed equally by McCreight and Gallimore. A total of $150,000 of such note was repaid to McCreight and Gallimore during 1997, and the balance is recorded as notes payable to shareholders on the books of the Company, bearing interest at a rate of 8%. In addition, in 1997, McCreight and Gallimore each received a cash distribution of $625,000 from HRC-LLC.



THE ACQUISITION OF THE HAMILTON-RYKER COMPANY, LLC BY THE COMPANY



     On March 12, 1997, MFSS and HRC-LLC effected a business combination. In order to effect the combination, the Company was formed as a holding company; HRC-LLC was merged into the Company; the HRC-LLC business was contributed by the Company to The Hamilton-Ryker Company, Inc., a newly formed North Carolina Corporation ("HRC-Inc."), as a capital contribution; and Jerry Stone and Ronald Stone contributed the capital stock of MFSS to the Company as a capital contribution. The business combination resulted in HRC-Inc. and MFSS becoming wholly-owned subsidiaries of the Company. In the transaction, McCreight and Gallimore received cash of $3,502,000, notes payable for $1,000,000 (the "MFSS Notes"), 398,376 shares of common stock (currently represented by 796,752 shares of common stock, following a subsequent 2 for 1 stock split) and 398,374 shares of non-voting common stock (currently represented by 318,221 shares of common stock following the December 3, 1997 transaction with CSR, Inc. and a subsequent 2 for 1 stock split), representing approximately 20% of the common equity of the Company, and Ronald Stone and Jerry Stone received 1,414,232 shares of the Company's common stock (currently represented by 2,828,464 shares of common stock following a subsequent 2 for 1 stock split) and 1,414,230 shares of non-voting common stock (currently represented by 1,129,689 shares of common stock following the December 3, 1997 transaction with CSR, Inc. and a subsequent 2 for 1 stock split), representing approximately 69% of the common equity of the Company as of the date of the merger. Ronald Stone and Jerry Stone also received springing warrants to purchase 99,594 shares of Common Stock at $.01 per share, exercisable in the event that amounts outstanding under the Company's loan agreement were paid in full and amounts thereunder had not exceeded $20 million.



     The MFSS Notes in the amount of $500,000 to each of Gallimore and McCreight, are unsecured, and the principal amounts bear interest at a rate of 8% based on a 360-day year and the actual number of days the principal is outstanding during each interest period. Upon consummation of the Offering, the MFSS Notes will be accelerated and paid in full.



     In connection with the transaction, MFSS also issued notes in the amount of $561,916 to each of Gallimore and McCreight. The notes, which are due April 12, 2002, are amendments and replacements of the HRC-LLC Notes. The notes are unsecured, and the principal amounts bear interest at a rate of 8% based on a 360-day year and the actual number of days the principal is outstanding during each interest period. Upon consummation of the Offering, these notes will be accelerated and paid in full.



THE CSR, INC. TRANSACTIONS



     William W. Wilkinson is the Company's Chairman of the Board and Chief Executive Officer. William J. Wilkinson is a Director of the Company and President of the Company's subsidiary, CSR, Inc. On May 14, 1997, CSR, Inc., and its wholly-owned subsidiary, CSR Acquisition Corp., an Indiana corporation ("CSRA"), acquired all of the issued and outstanding stock of Corporate Staffing Resources, Inc., an Indiana corporation ("CSR-Ind"). As part of the acquisition, William W. Wilkinson and William J. Wilkinson, contributed all of the membership interests of Corporate Staffing Resources, LLC, an Indiana limited liability company ("CSR-LLC"), owned by them and shares of capital stock of CSR-Ind with a combined aggregate value of $2,200,000 to CSR, Inc. in exchange for 22,000 shares of 14% Series A Cumulative Redeemable Preferred Stock of CSR, Inc. ("CSR, Inc. Preferred Stock") and 22,000 shares of common stock of CSR, Inc. ("CSR, Inc. Common Stock"). Concurrent with such contribution, William E. Simon & Sons, LLC, through certain affiliates, contributed $8,320,000 in cash to CSR, Inc. and as a result of such contribution, received 83,200 shares of CSR, Inc. Preferred Stock and 83,200 shares of CSR, Inc. Common Stock. Each of William W. Wilkinson and William J. Wilkinson also received $8,808,500 in cash. The acquisition agreement also provided for a contingent payment of CSR, Inc. equity be paid to the Wilkinsons if CSR-Ind received certain insurance payments by specified dates (which obligation was satisfied in December 1997 by a cash payment to the Wilkinsons of $200,000 and issuance of 1,380 shares of CSR, Inc. Common Stock and 1,380 shares of CSR, Inc. Preferred Stock). Pursuant to the acquisition, CSR, Inc. also agreed to award to William W. Wilkinson up to 11,688 shares of restricted CSR, Inc. Common Stock and to William J. Wilkinson up to 11,687 shares of restricted CSR, Inc. Common Stock, which restricted CSR, Inc. Common Stock, in each case, was subject to certain time vesting requirements. Concurrently with the acquisition, Simon and CSR-LLC entered into an executive management agreement (the "May Management Agreement") pursuant to which, in consideration of certain services being provided by Simon thereunder, CSR-LLC would pay Simon an annual fee (the "Management Fee") equal to $250,000. Immediately after giving effect to the acquisition of CSR-Ind, CSRA merged with and into CSR-Ind, with CSR-Ind being the surviving corporation and becoming a wholly-owned subsidiary of CSR, Inc.


     On June 6, 1997, Mellon Ventures, L.P. ("Mellon") acquired 30,000 shares of CSR, Inc. Preferred Stock and 30,000 shares of CSR, Inc. Common Stock from CSR, Inc. for an aggregate purchase price of $3,000,000 and Simon acquired 9,075 shares of CSR, Inc. Common Stock for an aggregate purchase price of $9,075. Concurrent with such purchase, Mellon purchased 26,600 shares of CSR, Inc. Preferred Stock and 26,600 shares of CSR, Inc. Common Stock from Simon for an aggregate purchase price of $2,670,476. On June 6, 1997, the May Management Agreement was amended and restated to provide that an annual Management Fee of $250,000 be paid to Simon and $125,000 to Mellon.


THE ACQUISITION OF CSR, INC. BY THE COMPANY



     Effective December 3, 1997, CSR, Inc., merged with and into the Company (the "Acquisition"), and the separate existence of CSR, Inc. ceased. In addition, the name of the Company was changed to Corporate Staffing Resources, Inc. As part of the Acquisition, (i) each share of the Company's non-voting common stock issued and outstanding immediately prior to the Acquisition was converted into 0.3994 fully paid and nonassessable shares of Common Stock; (ii) each share of CSR, Inc. common stock issued and outstanding immediately prior to the Acquisition was converted into 5.9871 fully paid and nonassessable shares of Common Stock; (iii) each share of CSR, Inc. Preferred Stock issued and outstanding immediately prior to the Acquisition was converted into 7.8975 fully paid and nonassessable shares of Common Stock; and (iv) the 258,944 warrants which were, at the time of the Acquisition, each exercisable into one share of either Common Stock or non-voting common stock, were automatically converted into 258,944 warrants, each exercisable into .699718858 shares of Common Stock at an exercise price of $.01 per warrant, and such warrants were exercised immediately upon the effective date of the Acquisition. No fractional shares of Common Stock were issued as part of the Acquisition. In lieu thereof, each shareholder otherwise entitled to fractional shares received cash equal to the product of the fraction of a share to which the shareholder was otherwise entitled multiplied by $10. Immediately following the consummation of the Acquisition, the stockholders of CSR, Inc. prior to the Acquisition including William W. Wilkinson, William J. Wilkinson, Mellon and Simon, owned, in the aggregate, 45.72% of the outstanding capital stock of the Company, and the stockholders of the Company prior to the Acquisition, including McCreight, Gallimore, Ronald Stone and Jerry Stone, owned in the aggregate, 54.28% of outstanding capital stock of the Company. All of the Company's non-voting common stock was cancelled and retired pursuant to the terms of the Acquisition.

     In connection with the Acquisition, the Company purchased 193,132 shares and 128,756 shares of Common Stock of the Company from Ronald Stone and Jerry Stone for $1,620,000 and $1,080,000, respectively. These shares were retired by the Company during 1997. For book purposes, the Company allocated $965,660 and $643,780, or $5.00 per share, as the purchase price paid to Ronald Stone and Jerry Stone, respectively, and $654,340 and $436,220 as distributions paid to Ronald Stone and Jerry Stone, respectively. The Company's other shareholders approved the transaction.



     Also in connection with the Acquisition, Ronald Stone issued a note in the amount of $402,000 to MFSS, and Jerry Stone issued a note in the amount of $158,100 to MFSS. The notes are in substitution and replacement of accounts receivable on the books and records of the Company, which sums were advanced to Ronald Stone and Jerry Stone in 1996. The notes bears interest at the December 1997 minimum midterm applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code, compounded semiannually and are payable semiannually. The notes are due and payable on December 31, 2000. The Company has the right to declare the remainder of the indebtedness evidenced by the notes due and payable upon the effectiveness of the Offering. The Company does not intend to exercise this option.



     In connection with the Acquisition, the Company entered into an Executive Management Agreement as of December 3, 1997, with Simon and Mellon. This agreement replaced the May Management Agreement, as amended. Pursuant to the Executive Management Agreement, Simon and Mellon provide executive management services, including consultation, advice and direct management assistance with respect to operations, strategic planning, financing and other aspects of the business of the Company. In consideration for the services provided, the Company pays $250,000 per year to Simon and $125,000 per year to Mellon and reimburses reasonable expenses incurred in the provision of such services. The Executive Management Agreement will terminate upon consummation of the Offering, provided that the Company shall pay Simon and Mellon the unpaid portion of the annual fees payable in 1998.



     The Company also entered into a Consulting Services Agreement as of December 3, 1997 with Ronald Stone. Pursuant to the Consulting Services Agreement, Stone provides the Company professional advisory and consulting services by facilitating potential strategic acquisitions, promoting the Company's business in the southeast portion of the United States, especially in the Florida market, and serving as a goodwill ambassador for the Company as reasonably requested by the Company's Board of Directors. In consideration for the services provided by Stone, the Company has agreed to pay Stone fees of $200,000 in calendar 1998, provide health insurance to Stone and his dependents and reimburse Stone for his reasonable expenses. The Consulting Services Agreement will terminate on the earlier of the consummation of this Offering or December 31, 2000.



OTHER RELATED PARTY TRANSACTIONS



     The Company leases office space for certain of its branches from Stone Development Corporation, an entity owned by Ronald Stone and Jerry Stone, and Lumberton Professional Plaza, an entity in which Ronald Stone and Jerry Stone are shareholders. The leases commenced December 1, 1996 and will terminate on November 30, 2001. The aggregate annual lease payments are $251,301. The Company believes that the lease terms are at least as favorable as could be obtained from an unrelated third party.



     The Company also leases office space for certain of its branches from the HR Company Partnership, a general partnership in which Gallimore and McCreight are partners. The leases terminate on various dates through May 2003. The aggregate annual lease payments and associated expenses are approximately $53,880. The Company believes that the lease terms are at least as favorable as could be obtained from an unrelated third party.



     David A. Pairitz, who will become a Director of the Company effective upon consummation of the Offering, is a partner in the Elkhart, Indiana office of Crowe, Chizek and Company, LLP. Crowe, Chizek and Company, LLP served as the independent auditor of the Company's subsidiary, CSR, Inc. until its acquisition by the Company on December 3, 1997 and received fees in connection with providing professional services to CSR, Inc.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information as of September 15, 1998 with respect to the beneficial ownership of the Common Stock (including shares issuable upon the exercise of outstanding options that are exercisable as of that date or within 60 days thereafter) by: (i) each person who owns beneficially more than 5% of the Common Stock; (ii) each of the principal executives and directors of the Company; and (iii) the Company's directors and executive officers as a group. Unless otherwise indicated, each named person exercises sole voting and investment power with respect to such shares.



                                                SHARES            SHARES             SHARES
                                          BENEFICIALLY OWNED      SOLD IN      BENEFICIALLY OWNED
                                          PRIOR TO OFFERING      OFFERING        AFTER OFFERING
                                         --------------------    ---------    --------------------
NAME OF BENEFICIAL OWNER (1)              NUMBER      PERCENT     NUMBER       NUMBER      PERCENT
----------------------------             ---------    -------    ---------    ---------    -------
H. Ronald Stone (2)....................  2,423,586     25.1%
Jerry F. Stone (3).....................  1,075,074     11.1
Wayne McCreight (4)....................    557,700      5.8
Crawford Gallimore (5).................    557,700      5.8
William W. Wilkinson (6)...............    464,570      4.8
William J. Wilkinson...................    464,568      4.8
Thomas E. Murphy.......................     27,540       .3
John Geer (7)..........................  1,571,734     16.2
Robert W. MacDonald (8)(9).............  1,680,436     17.4
Conor T. Mullett (8)(9)................  1,680,436     17.4
David A. Pairitz.......................         --       --
Richard A. Rosenthal...................         --       --
Theodore F. Savastano..................         --       --
John P. Shoemaker (7)..................  1,571,734     16.2
W.E. Simon & Sons, L.L.C. (9)..........  1,680,436     17.4
Mellon Ventures, L.P. .................  1,571,734     16.2
All directors and executive officers as
  a group (11 persons).................  8,822,908     91.3%


---------------

(1) The address of each stockholder listed in the table is c/o Corporate Staffing Resources, Inc., One Michiana Square, 100 East Wayne Street, Suite 100, South Bend, Indiana 46601.

(2) Includes 2,304,840 shares registered in the name of H. Ronald Stone, 39,582 in the name of the Carmen Nicole Stone Trust, 39,582 in the name of the Sarah Katherine Stone Trust and 39,582 shares in the name of the Ginger S. McDonald Trust. H. Ronald Stone serves as a trustee of each of the trusts and has sole voting and sole dispositive power over these shares.

(3) Includes 995,910 shares registered in the name of Jerry F. Stone, 39,582 in the name of the Heath Sheperd Stone Trust and 39,852 shares in the name of the Sarah Ashley Stone Trust. Jerry F. Stone serves as a trustee of each of the trusts and has sole voting and sole dispositive power over these shares.

(4) The shares attributable to T. Wayne McCreight are held by the T. Wayne McCreight Family Limited Partnership. T. Wayne McCreight serves as general partner of the partnership and has sole voting and sole dispositive power over these shares.

(5) The shares attributable to D. Crawford Gallimore are held by the D. Crawford Gallimore Family Limited Partnership. D. Crawford Gallimore serves as general partner of the partnership and has sole voting and sole dispositive power over these shares.


(6) Includes 100,000 shares held by W.W. Wilkinson Family L.P., of which William
    W. Wilkinson is a general partner.



(7) Represents shares over which Mr. Geer and Mr. Shoemaker have voting and dispositive power in connection with their employment by Mellon Ventures, L.P. Mr. Geer and Mr. Shoemaker have disclaimed any economic or beneficial ownership interest in the above shares.



(8) Represents shares over which Mr. MacDonald and Mr. Mullett have voting and dispositive power in connection with their employment by W.E. Simon & Sons, L.L.C. Mr. MacDonald and Mr. Mullett have disclaimed any economic interest or beneficial ownership in the above shares.



(9) Includes 1,571,734 shares registered in the name of Temporary Simon L.L.C. and 108,702 shares registered in the name of IPP 97 Private Equity.

                          DESCRIPTION OF CAPITAL STOCK


     At the time the Offering is consummated, the Company's Charter will authorize the Company to issue up to: (i) 50,000,000 shares of Common Stock, $0.01 par value per share; and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share. As of the date of this Prospectus, there were 9,678,114 shares of Common Stock outstanding, held of record by 25 persons. In addition, on January 29, 1998, the Company granted options to acquire up to an additional 95,000 shares of Common Stock, and concurrent with the consummation of this offering, options for an additional 500,000 shares will be granted.


COMMON STOCK

     Holders of the Common Stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of Common Stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of the Company upon liquidation. The stockholders have no preemptive rights to purchase any shares of the Company's capital stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     From the time the Offering is consummated, the Board of Directors, without further action by the holders of the Common Stock, will be authorized to classify any shares of its authorized but unissued Preferred Stock as preferred stock in one or more series, from time to time. With respect to each series, the Board of Directors shall determine the number of shares which shall constitute such series; the rate of dividend, if any, payable on shares of such series; whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate; whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed; the amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; the sinking fund provisions, if any, for the redemption of shares of such series; the voting rights, if any, of the shares of such series; the terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of the Company of any other class or series; whether the shares of such series are to be preferred over shares of capital stock of the Company of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company, or otherwise; and any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of the Charter.

     The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company not approved by the Board of Directors.

ANTI-TAKEOVER PROVISIONS OF CHARTER AND BYLAWS

     Upon the consummation of the Offering, the Company's Charter will provide for a Board of Directors of three classes, with the initial classes having one, two and three year terms, respectively, and thereafter staggered three year terms. Under the Bylaws, the number of directors will be fixed at nine. The Company's Charter will also prohibit actions by the Company's stockholders by written consent.


     Following the consummation of the Offering, the foregoing provisions of the Charter may be amended or repealed by the stockholders only upon the affirmative vote of at least 75% of the shares of capital stock entitled to vote thereon, could have the effect of discouraging takeover proposals and delaying or preventing a change in control of the Company not approved by the Board of Directors.

STATUTORY BUSINESS COMBINATIONS PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person becomes an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved at an annual or special meeting by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors and executive officers of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

     As permitted by Delaware law, the Company will enter into an indemnification agreement with its directors, pursuant to which the Company will agree to pay certain expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements will require directors to repay the amount of any expenses advanced if it shall be determined that the directors shall not have been entitled to indemnification. Further, the Company maintains liability insurance for the benefit of its directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have outstanding 14,428,114 shares of Common Stock. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The 5,500,000 shares of Common Stock sold in this Offering will be freely tradable without restriction or limitation under the Securities Act, except for shares purchased by "affiliates" (as defined under the Securities Act), which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. All of the remaining shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144. Of these shares, 5,253,112 will be eligible for sale in the public market immediately following the date of this Offering pursuant to Rule 144. In addition, the Company intends, as soon as practicable after the completion of this Offering, to register approximately 1,500,000 shares of Common Stock reserved for issuance to its employees, directors, consultants and advisors under the Company's Plan. Options to purchase an aggregate of 595,000 shares of Common Stock will be outstanding under the Plan upon the consummation of this Offering.



     All directors, executive officers, principal stockholders and certain other officers of the Company, who hold in the aggregate 8,822,908 shares of Common Stock (excluding options), have each agreed not to sell or otherwise dispose of any shares for a period of 180 days after the date of this Prospectus, without the prior written consent of NationsBanc Montgomery Securities LLC. However, NationsBanc Montgomery Securities LLC may, in its sole discretion and at any time without notice, release for public sale all or any portion of these shares subject to such lock-up agreements.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted shares if at least one year has passed since the later of the time such shares were acquired from the Company or any affiliate of the Company. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of:
(i) 1% of the then outstanding shares of Common Stock (approximately 144,281 shares immediately following this offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. All shares held by persons who are deemed to be affiliates of the Company are subject to the volume limitations and other requirements of Rule 144 regardless of how long the shares have been owned or how they were acquired. Restricted shares held by non-affiliates of the Company for more than two years may be sold without limitation under Rule 144.


     Prior to the offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that future sales of Common Stock or the availability of shares of Common Stock for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock following this offering, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

     The Company has entered into a Registration Rights Agreement with the current holders of the Common Stock. Pursuant to the Registration Rights Agreement, following this Offering, each of H. Ronald Stone, Mellon Ventures, L.P. and William E. Simon and Sons L.L.C. has the right to make two demands upon the Company to file a registration statement under the Securities Act covering the registration of such holder's shares (a "Demand Registration"). The Company is not obligated to effect more than three Demand Registrations within any twelve month period and no holder may make more than one demand during any twelve month period. In addition, the Company may defer the requested registration for up to ninety days after the receipt of a demand for registration. Other current holders of the Common Stock have the right to participate in Demand Registrations and all holders of the Common Stock have the right to participate in certain other registrations of the Common Stock by the Company. The rights to request a Demand Registration shall expire thirty months following the effectiveness of this Offering. Each current stockholder has agreed not to sell or otherwise dispose of any shares for a period of 180 days after the effectiveness of this Offering and for ninety days after any registration effected subsequent to this Offering. The Registration Rights Agreement terminates on the tenth anniversary of the closing of this Offering.

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, BT Alex. Brown Incorporated and The Robinson-Humphrey Company, LLC (the "Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and among the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite its name, at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                              NUMBER OF
                                                                SHARES
                                                              ----------
NationsBanc Montgomery Securities LLC.......................
BT Alex. Brown Incorporated.................................
The Robinson-Humphrey Company, LLC..........................
                                                              ----------
          Total.............................................
                                                              ==========

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $          per share; and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum
of           additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     The Underwriting Agreement provides that the Company, [its subsidiaries and certain stockholders] will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company's officers and directors [and substantially all of the stockholders of the Company prior to the Offering] have agreed that during the Lock-up Period they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. The Company also has agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities during the Lock-up Period without the prior written consent of NationsBanc Montgomery Securities LLC, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the Lock-up Period applying to shares issued or transferred. In evaluating any request for a waiver of the Lock-up Period, NationsBanc Montgomery Securities LLC will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request, and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See "Shares Eligible for Future Sale."

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"), pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short
position, up to           shares of Common Stock, by exercising the
Underwriters' over-allotment option referred to above. In addition, NationsBanc Montgomery Securities LLC, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the results of operations of the Company in recent periods, the prospects for the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of the Offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                                 LEGAL MATTERS

     The legality of the issuance of the Common Stock offered hereby and certain other matters will be passed upon for the Company by Latham & Watkins, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

     The financial statements and schedule of Corporate Staffing Resources, Inc. at December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 and the financial statements of The Hamilton-Ryker Company, LLC at December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of CSR, Inc. and its Subsidiaries and Predecessor at December 31, 1995, 1996, May 14, 1997 and December 3, 1997 and for the periods ended December 31, 1995, 1996, May 14, 1997 and December 3, 1997 appearing in this Prospectus and Registration Statement have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their reports thereon, appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of CMS Management Services Company at December 31, 1997 and for the year ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of Intranational Computer Consultants, Inc. at December 31, 1997 and for the year ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Moss-Adams LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The financial statements of NPS of Atlanta, Inc. and Affiliate at October 31, 1997 and for the year ended October 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Brooks, Holmes, Williams & Cook LLC, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


     The financial statements of Programming Management & Systems, Inc. at December 31, 1997 and for the year ended December 31, 1997 appearing in this Prospectus and the Registration Statement have been audited by Stone Carlie & Company, L.L.C., independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at http://www.sec.gov.

     As a result of the Offering, the Company will be subject to the information requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Securities and Exchange Commission. The Company will furnish to its stockholders annual reports containing financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                       INDEX TO THE FINANCIAL STATEMENTS


CORPORATE STAFFING RESOURCES, INC.
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of June 30, 1998 Introduction.......................    F-4
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of June 30, 1998....................................    F-5
  Notes to Unaudited Pro Forma Condensed Consolidated
     Balance Sheet..........................................    F-6
  Unaudited Pro Forma Condensed Consolidated Statements of
     Income Introduction....................................    F-7
  Unaudited Pro Forma Condensed Consolidated Statement of
     Income for the six months ended June 30, 1998..........    F-8
  Unaudited Pro Forma Condensed Consolidated Statement of
     Income for the six months ended June 30, 1997..........    F-9
  Unaudited Pro Forma Condensed Consolidated Statement of
     Income for the year ended December 31, 1997............   F-10
  Notes to Unaudited Pro Forma Consolidated Statements of
     Income.................................................   F-11

UNAUDITED HISTORICAL FINANCIAL STATEMENTS
  Unaudited Condensed Consolidated Balance Sheet as of June
     30, 1998...............................................   F-15
  Unaudited Condensed Consolidated Statements of Income for
     the six months ended June 30, 1997 and June 30, 1998...   F-16
  Unaudited Condensed Consolidated Statements of Cash Flows
     for the six months ended June 30, 1997 and June 30,
     1998...................................................   F-17
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................   F-18

AUDITED HISTORICAL FINANCIAL STATEMENTS (THE MEGA FORCE
  GROUP AS THE PREDECESSOR TO CORPORATE STAFFING RESOURCES,
  INC.)
  Report of Independent Auditors............................   F-22
  Balance Sheets as of December 31, 1996 and 1997...........   F-23
  Statements of Operations for the years ended December 31,
     1995, 1996 and 1997....................................   F-24
  Statements of Shareholders' Equity for the years ended
     December 31, 1995, 1996 and 1997.......................   F-25
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997....................................   F-26
  Notes to Financial Statements.............................   F-27

CSR, INC. AND SUBSIDIARIES AND PREDECESSOR
  Report of Independent Auditors............................   F-37
  Consolidated Balance Sheets as of December 31, 1996, May
     14, 1997 and December 3, 1997..........................   F-38
  Consolidated Statements of Income for the periods ended
     December 31, 1995, 1996, May 14, 1997 and December 3,
     1997...................................................   F-39
  Consolidated Statements of Shareholders' Equity for the
     periods ended December 31, 1995, 1996, May 14, 1997 and
     December 3, 1997.......................................   F-40
  Consolidated Statements of Cash Flows for the periods
     ended December 31, 1995, 1996, May 14, 1997 and
     December 3, 1997.......................................   F-41
  Notes to Consolidated Financial Statements................   F-42

THE HAMILTON-RYKER COMPANY, LLC
  Report of Independent Auditors............................   F-47
  Balance Sheets as of December 31, 1995 and 1996...........   F-48
  Statements of Income for the years ended December 31, 1995
     and 1996...............................................   F-49
  Statements of Shareholders' Equity/Members' Capital for
     the years ended December 31, 1995 and 1996.............   F-50
  Statements of Cash Flows for the years ended December 31,
     1995 and 1996..........................................   F-51
  Notes to Financial Statements.............................   F-52

CMS MANAGEMENT SERVICES COMPANY
UNAUDITED HISTORICAL FINANCIAL STATEMENTS
  Unaudited Condensed Combined Balance Sheet as of March 31,
     1998...................................................   F-56
  Unaudited Condensed Combined Statements of Income for the
     three months ended March 31, 1997 and March 31, 1998...   F-57
  Unaudited Condensed Combined Statements of Cash Flows for
     the three months ended March 31, 1997 and March 31,
     1998...................................................   F-58
  Notes to Unaudited Condensed Combined Financial
     Statements.............................................   F-59

AUDITED FINANCIAL STATEMENTS
  Report of Independent Auditors............................   F-60
  Combined Balance Sheet as of December 31, 1997............   F-61
  Combined Statement of Income for the year ended December
     31, 1997...............................................   F-62
  Combined Statement of Retained Earnings and Members'
     Equity for the year ended December 31, 1997............   F-63
  Combined Statement of Cash Flows for the year ended
     December 31, 1997......................................   F-64
  Notes to Financial Statements.............................   F-65

INTRANATIONAL COMPUTER CONSULTANTS, INC.
  Independent Auditor's Report..............................   F-70
  Balance Sheet as of December 31, 1997.....................   F-71
  Statement of Income and Retained Earnings for the year
     ended December 31, 1997................................   F-72
  Statement of Cash Flows for the year ended December 31,
     1997...................................................   F-73
  Notes to Financial Statements.............................   F-74

NPS OF ATLANTA, INC. AND AFFILIATE
UNAUDITED HISTORICAL FINANCIAL STATEMENTS
  Unaudited Condensed Combined Balance Sheet as of January
     31, 1998...............................................   F-77
  Unaudited Condensed Combined Statements of Operations for
     the three months ended January 31, 1997 and January 31,
     1998...................................................   F-78
  Unaudited Condensed Combined Statements of Cash Flows for
     the three months ended January 31, 1997 and January 31,
     1998...................................................   F-79
  Notes to Unaudited Condensed Combined Financial
     Statements.............................................   F-80
AUDITED FINANCIAL STATEMENTS
  Report of Independent Certified Public Accountants........   F-81
  Combined Balance Sheet as of October 31, 1997.............   F-82
  Combined Statement of Operations for the year ended
     October 31, 1997.......................................   F-83
  Combined Statement of Stockholders' Equity for the year
     ended October 31, 1997.................................   F-84
  Combined Statement of Cash Flows for the year ended
     October 31, 1997.......................................   F-85
  Notes to Combined Financial Statements for the year ended
     October 31, 1997.......................................   F-86

PROGRAM MANAGEMENT & SYSTEMS, INC.
UNAUDITED HISTORICAL FINANCIAL STATEMENTS
  Unaudited Condensed Balance Sheet as of June 30, 1998.....   F-91
  Unaudited Condensed Statements of Income for the six
     months ended June 30, 1997 and June 30, 1998...........   F-92
  Unaudited Condensed Statements of Cash Flows for the six
     months ended June 30, 1997 and June 30, 1998...........   F-93
  Notes to Unaudited Condensed Financial Statements.........   F-94

AUDITED FINANCIAL STATEMENTS
  Independent Auditors' Report..............................   F-95
  Balance Sheet as of December 31, 1997.....................   F-96
  Statement of Income for the year ended December 31,
     1997...................................................   F-97
  Statement of Changes in Stockholders' Equity for the year
     ended December 31, 1997................................   F-98
  Statement of Cash Flows for the year ended December 31,
     1997...................................................   F-99
  Notes to Financial Statements.............................  F-100

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998



     The following unaudited pro forma condensed consolidated balance sheet reflects the acquisition by the Company of Programming Management & Systems, Inc. ("PMSI") and the consummation of the initial public offering and the application of the net proceeds as detailed elsewhere in this Prospectus, as if each had occurred on June 30, 1998. The pro forma information gives effect to the acquisitions and the pro forma adjustments set forth in the accompanying notes to pro forma condensed consolidated balance sheet. This pro forma condensed consolidated balance sheet should be read in conjunction with the pro forma condensed consolidated statements of income of the Company and the historical financial statements and notes thereto of the Company, and PMSI included elsewhere in this Prospectus.



     This unaudited pro forma condensed consolidated balance sheet is not necessarily indicative of what the actual consolidated financial position of the Company would have been at June 30, 1998, nor does it purport to represent the future consolidated financial position of the Company.

                       CORPORATE STAFFING RESOURCES, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1998

                                 (IN THOUSANDS)

                                     ASSETS


                                                                                          OFFERING
                                       COMPANY(1)   PMSI(2)   ADJUSTMENTS    SUBTOTAL   ADJUSTMENTS(6)   PRO FORMA
                                       ----------   -------   -----------    --------   --------------   ---------
Current assets:
  Cash and cash equivalents..........   $     19    $   38      $   --       $     57      $     --      $     57
  Accounts receivable................     26,645     1,148          --         27,793            --        27,793
  Other current assets...............      2,636        83          --          2,719            --         2,719
                                        --------    ------      ------       --------      --------      --------
          Total current assets.......     29,300     1,269          --         30,569            --        30,569
  Property and equipment, net........      3,407        22          --          3,429            --         3,429
  Goodwill and other intangibles,
     net.............................     68,329        --       7,372(3)      75,701            --        75,701
  Other assets.......................      2,092        96          --          2,188            --         2,188
                                        --------    ------      ------       --------      --------      --------
          Total assets...............   $103,128    $1,387      $7,372       $111,887      $     --      $111,887
                                        ========    ======      ======       ========      ========      ========

                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................   $    912    $  286      $   --       $  1,198      $     --      $  1,198
  Accrued liabilities................      4,012        --         100          4,112            --         4,112
  Accrued payroll and related
     taxes...........................      7,508       378          --          7,886            --         7,886
  Current portion of long-term
     debt............................      2,150        --          --          2,150          (150)        2,000
                                        --------    ------      ------       --------      --------      --------
          Total current
            liabilities..............     14,582       664         100         15,346          (150)       15,196
Long-term debt, less current
  portion............................     55,750        --       7,822(4)      63,572       (40,751)       22,821
Notes payable to shareholders, less
  current portion....................      2,274        --          --          2,274        (2,274)           --
Other liabilities....................        661       173          --            834            --           834
                                        --------    ------      ------       --------      --------      --------
          Total liabilities..........     73,267       837       7,922         82,026       (43,175)       38,851
Shareholders' equity:
  Common stock.......................         97        --          --             97            48           145
  Additional paid-in capital.........     29,309         6          (6)(5)     29,309        43,127        72,436
  Retained earnings..................        455       544        (544)(5)        455            --           455
                                        --------    ------      ------       --------      --------      --------
          Total shareholders'
            equity...................     29,861       550        (550)        29,861        43,175        73,036
                                        --------    ------      ------       --------      --------      --------
          Total liabilities and
            shareholders' equity.....   $103,128    $1,387      $7,372       $111,887      $     --      $111,887
                                        ========    ======      ======       ========      ========      ========


                            See accompanying notes.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


(1) Represents the historical consolidated balance sheet of the Company, as of June 30, 1998, which reflects the acquisition of The Hamilton-Ryker Company, LLC; CSR, Inc.; NPS of Atlanta, Inc.; Intranational Computer Consultants, Inc; CMS Management Services Company; Monday Temporary Services, Inc. and Networld Solutions, Inc.



(2) Represents the historical combined balance sheet of PMSI as of June 30, 1998.



(3) Represents the adjustments to the historical carrying value of PMSI to reflect intangibles resulting from its acquisition. The PMSI purchase price was approximately $7.9 million in cash. Purchase price was allocated as follows: $550,000 to tangible assets (net of assumed liabilities of $837,000), $50,000 to non-compete agreements, and $7.3 million to goodwill. In addition, the Company agreed to pay the sellers additional consideration contingent upon PMSI achieving certain financial targets during the twelve month periods ended May 31, 1999 and 2000. The additional consideration, which is not contractually limited, will be accrued in the period earned and recorded as goodwill.



(4) Represents additional borrowings to finance the acquisition of PMSI under the Company's revolving credit agreement. The Company's revolving credit agreement allows the Company to borrow up to $75.0 million through December 3, 2001. Borrowings under the credit agreement are collateralized by all of the Company's accounts receivable, equipment and intangibles as well as a pledge of the stock of the Company's subsidiaries. The agreement provides for advances under a Base Rate loan or a Eurodollar loan plus an applicable margin as defined in the loan agreement, depending on the pricing option selected by the Company.



(5) Represents the elimination of shareholders' equity of PMSI.



(6) Represents the adjustment to reflect the issuance and sale of 4,750,000 shares of common stock by the Company at the public offering price of $10.00 per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" elsewhere in this Prospectus.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


     The following unaudited pro forma condensed consolidated statements of income reflect the acquisitions of The Hamilton-Ryker Company, LLC ("Hamilton-Ryker"); CSR, Inc. ("CSR"); NPS of Atlanta, Inc. ("NPS"); Intranational Computer Consultants, Inc. ("ICC"); CMS Management Services Company ("CMS"); Monday Temporary Services, Inc. ("Monday"); Networld Solutions, Inc. ("Networld") and Programming Management & Systems, Inc. ("PMSI") (collectively, the "Completed Acquisitions") by the Company and the consummation of the initial public offering and the application of the net proceeds as detailed elsewhere in this Prospectus as if each had occurred on the first day of each of the periods shown. Such pro forma information is based upon the historical results of the Company and the Completed Acquisitions for the six months ended June 30, 1997 and 1998 and the year ended December 31, 1997, giving effect to the acquisitions and pro forma adjustments set forth in the accompanying notes to pro forma condensed consolidated statements of income. These pro forma condensed consolidated statements of income should be read in conjunction with the historical financial statements and notes thereto of the Company and certain of the Completed Acquisitions included elsewhere in this Prospectus.


     These unaudited pro forma condensed consolidated statements of income are not necessarily indicative of what the actual consolidated results of operations of the Company would have been assuming the acquisitions had been completed as set forth above, nor does it purport to represent the consolidated results of operations of the Company for future periods.

                       CORPORATE STAFFING RESOURCES, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                            HISTORICAL
                             ----------------------------------------
                                              COMPLETED       SALE OF                               OFFERING
                             COMPANY (1)   ACQUISITIONS (2)   PEO (3)   ADJUSTMENTS     SUBTOTAL   ADJUSTMENTS     PRO FORMA
                             -----------   ----------------   -------   -----------     --------   -----------     ---------
Revenues...................   $1117,055        $17,984        $(3,093)    $    --       $131,946     $    --       $131,946
Cost of services...........     93,227          12,176         (2,933)         --        102,470          --        102,470
                              --------         -------        -------     -------       --------     -------       --------
Gross profit...............     23,828           5,808           (160)         --         29,476          --         29,476
Operating expenses:
  Selling, general and
     administrative........     18,483           4,137            (60)       (417)(4)     22,143        (287)(8)     21,856
  Depreciation and
     amortization..........      1,129              73             --         347(5)       1,549          --          1,549
                              --------         -------        -------     -------       --------     -------       --------
  Operating income.........      4,216           1,598           (100)         70          5,784         287          6,071
Other (income) expense:
  Interest expense.........      1,780              26             --       1,116(6)       2,922      (1,829)(9)      1,093
Other income...............       (137)             --             --         137             --          --             --
                              --------         -------        -------     -------       --------     -------       --------
Income before income
  taxes....................      2,573           1,572           (100)     (1,183)         2,862       2,116          4,978
Provision for income
  taxes....................      1,158             210             --         (80)(10)     1,288         952(10)      2,240
                              --------         -------        -------     -------       --------     -------       --------
Net income.................   $  1,415         $ 1,362        $  (100)    $(1,103)      $  1,574     $ 1,164       $  2,738
                              ========         =======        =======     =======       ========     =======       ========
Net income per share:
  Basic....................   $    .15                                                  $    .16                   $    .19
  Diluted..................   $    .15                                                       .16                        .19
Weighted average number of
  shares of common stock
  outstanding:
  Basic....................      9,678                                                     9,678       4,750(11)     14,428
  Diluted..................      9,692                                                     9,692       4,750(11)     14,442


                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                          HISTORICAL
                           ----------------------------------------
                                            COMPLETED       SALE OF                              OFFERING
                           COMPANY (1)   ACQUISITIONS (2)   PEO (3)   ADJUSTMENTS    SUBTOTAL   ADJUSTMENTS    PRO FORMA
                           -----------   ----------------   -------   -----------    --------   -----------    ---------
Revenues.................    $43,643         $67,241        $(3,560)    $    --      $107,324     $    --      $107,324
Cost of services.........     35,798          50,869         (3,370)         --        83,297          --        83,297
                             -------         -------        -------     -------      --------     -------      --------
Gross profit.............      7,845          16,372           (190)         --        24,027          --        24,027
Operating expenses:
  Selling, general and
     administrative......      5,644          13,302            (58)     (1,372)(4)    17,516          --        17,516
  Depreciation and
     amortization........        239             282             --         885(5)      1,406          --         1,406
  Other operating
     expenses............        232              81             --        (132)(4)       181        (100)(8)        81
                             -------         -------        -------     -------      --------     -------      --------
  Operating income.......      1,730           2,707           (132)        619         4,924         100         5,024
Other (income) expense:
  Interest expense.......        518             322             --       1,775(6)      2,615      (1,829)(9)       786
  Other (income)
     expense.............        (21)           (149)            --          --          (170)         --          (170)
                             -------         -------        -------     -------      --------     -------      --------
Income before income
  taxes..................      1,233           2,534           (132)     (1,156)        2,479       1,929         4,408
Provision for income
  taxes..................        805             576             --        (115)(10)    1,266         772(10)     2,038
                             -------         -------        -------     -------      --------     -------      --------
Net income (loss)........    $   428         $ 1,958        $  (132)    $(1,041)     $  1,213     $ 1,157      $  2,370
                             =======         =======        =======     =======      ========     =======      ========
Net income per share:
  Basic..................    $   .10                                                 $    .13                  $    .16
  Diluted................        .09                                                      .13                       .16
Weighted average number
  of shares of common
  stock outstanding:
  Basic..................      4,385                                      5,293(7)      9,678       4,750(11)    14,428
  Diluted................      4,946                                      4,732(7)      9,678       4,750(11)    14,428


                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                           HISTORICAL
                             --------------------------------------
                                             COMPLETED
                              COMPANY      ACQUISITIONS     SALE OF                              OFFERING
                                (1)             (2)         PEO (3)   ADJUSTMENTS    SUBTOTAL   ADJUSTMENTS    PRO FORMA
                             ----------   ---------------   -------   -----------    --------   -----------    ---------
Revenues...................   $114,564       $128,802       $(7,538)    $    --      $235,828     $    --      $235,828
Cost of services...........     93,557         96,594        (7,112)         --       183,039          --       183,039
                              --------       --------       -------     -------      --------     -------      --------
Gross profit...............     21,007         32,208          (426)         --        52,789          --        52,789
Operating expenses
  Selling, general and
     administrative........     13,861         27,681          (127)     (3,454)(4)    37,961          --        37,961
  Depreciation and
     amortization..........        836            679            --       1,540(5)      3,055          --         3,055
  Other operating
     expenses..............      1,158            261            --        (642)(4)       777        (368)(8)       409
                              --------       --------       -------     -------      --------     -------      --------
  Operating income.........      5,152          3,587          (299)      2,556        10,996         368        11,364
Other (income) expense:
  Interest expense.........      1,570            860            --       3,429(6)      5,859      (3,658)(9)     2,201
  Other income.............       (124)           (81)           --          --          (205)         --          (205)
                              --------       --------       -------     -------      --------     -------      --------
Income before income taxes
  and extraordinary item...      3,706          2,808          (299)       (873)(10)    5,342       4,026         9,368
Provision for income
  taxes....................      1,904            673            --         109         2,686       1,610(10)     4,296
                              --------       --------       -------     -------      --------     -------      --------
Income before extraordinary
  item.....................   $  1,802       $  2,135       $  (299)    $  (982)     $  2,656     $ 2,416      $  5,072
                              ========       ========       =======     =======      ========     =======      ========
Income before extraordinary
  item per share:
  Basic....................   $    .36                                               $    .27                  $    .35
  Diluted..................        .32                                                    .27                       .35
Weighted average number of
  shares of common stock
  outstanding:
  Basic....................      5,061                                    4,617(7)      9,678       4,750        14,428
  Diluted..................      5,580                                    4,098(7)      9,678       4,750        14,428


                            See accompanying notes.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED STATEMENTS OF INCOME

 (1) Represents the historical Consolidated Statement of Income of the Company for the period shown, which includes the operations of the Completed Acquisitions from their respective dates of acquisition through the end of each period.


 (2) Represents the combined historical results of operations of Hamilton-Ryker, CSR, NPS, ICC, CMS, Monday and Networld from the first day of each period through their respective dates of acquisition (or the end of the period if the acquisition date is subsequent to the end of the period) and PMSI for the entirety of each period. Amounts for the period ended June 30, 1998 consist entirely of NPS, ICC, CMS, Monday, Networld and PMSI (together, the "Other Completed Acquisitions"). The following tables present the historical results of operations of Hamilton-Ryker, CSR, and the Other Completed Acquisitions for the periods ended June 30, 1997 and December 31, 1997.



         HISTORICAL RESULTS OF OPERATIONS OF THE COMPLETED ACQUISITIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 1997


                                 (IN THOUSANDS)



                                                            PREDECESSOR                   OTHER
                                               HAMILTON-        TO                      COMPLETED
                                                 RYKER       CSR, INC.    CSR, INC.    ACQUISITIONS     TOTAL
                                               ---------    -----------   ---------    ------------    -------
     Revenues..............................     $7,700        $23,658      $ 9,166       $26,717       $67,241
     Cost of services......................      6,159         19,003        7,342        18,365        50,869
                                                ------        -------      -------       -------       -------
     Gross profit..........................      1,541          4,655        1,824         8,352        16,372
     Operating expenses:
       Selling, general and
          administrative...................      1,152          3,794        1,253         7,103        13,302
       Depreciation and amortization.......         60             27           82           113           282
       Other operating expenses............         --             81           --            --            81
                                                ------        -------      -------       -------       -------
       Operating income....................        329            753          489         1,136         2,707
     Other income expense:
       Interest expense....................         98             63          104            57           322
       Other income expense................         38             --         (164)          (23)         (149)
                                                ------        -------      -------       -------       -------
     Income before income taxes............        193            690          549         1,102         2,534
     Provision for income taxes............         28            223          201           124           576
                                                ------        -------      -------       -------       -------
     Net income............................     $  165        $   467      $   348       $   978       $ 1,958
                                                ======        =======      =======       =======       =======

         HISTORICAL RESULTS OF OPERATIONS OF THE COMPLETED ACQUISITIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                 (IN THOUSANDS)



                                                           PREDECESSOR                    OTHER
                                              HAMILTON-        TO                       COMPLETED
                                                RYKER       CSR, INC.     CSR, INC.    ACQUISITIONS     TOTAL
                                              ---------    -----------    ---------    ------------     -----
     Revenues.............................     $7,700        $23,658       $42,299       $55,145       $128,802
     Cost of services.....................      6,159         19,003        33,504        37,928         96,594
                                               ------        -------       -------       -------       --------
     Gross profit.........................      1,541          4,655         8,795        17,217         32,208
     Operating expenses:
       Selling, general and
          administrative..................      1,152          3,901         6,347        16,281         27,681
       Depreciation and amortization......         60             27           321           271            679
       Other operating expenses...........         --             --           261            --            261
                                               ------        -------       -------       -------       --------
       Operating income...................        329            727         1,866           665          3,587
     Other (income) expense:
       Interest expense...................         98             63           589           110            860
       Other (income) expense.............         38             --            --          (119)           (81)
                                               ------        -------       -------       -------       --------
     Income before income taxes and
       extraordinary item.................        193            664         1,277           674          2,808
     Provision for income taxes...........         28            223           576          (154)           673
                                               ------        -------       -------       -------       --------
     Income before extraordinary item.....     $  165        $   441       $   701       $   828       $  2,135
                                               ======        =======       =======       =======       ========



 (3) Represents the historical operations of the Professional Employer Organization ("PEO") discontinued by the Company in June 1998. The PEO represented a non-strategic line of business in which the Company no longer competes.



 (4) Represents reductions to selling, general and administrative expenses and other operating expenses for expenses of the Company and the Completed Acquisitions that would not have been incurred had the acquisitions been completed at the beginning of the period, primarily compensation paid to stockholders in excess of compensation that would have been payable under terms of employment agreements entered into connection with the Completed Acquisitions and severance of $500,000 paid to an executive terminated in conjunction with an acquisition.



     Aggregate actual compensation paid to these individuals (all of whom had a significant impact on the operating performance of the Completed Acquisitions), aggregate compensation to these individuals under their new employment agreements with the Company and the pro forma adjustments are set forth below by period. The new employment agreements provide for compensation per individual ranging from $100,000 to $150,000 and expire at various dates through December 31, 2000.



                                                                                  NEW
                                                                  ACTUAL       EMPLOYMENT    PRO FORMA
                                                               COMPENSATION    AGREEMENTS    ADJUSTMENT
                                                               ------------    ----------    ----------
     June 30, 1998.........................................       $  548         $  131        $  417
                                                                  ======         ======        ======
     June 30, 1997.........................................       $2,118         $  614        $1,504
                                                                  ======         ======        ======
     December 31, 1997.....................................       $4,721         $1,125        $3,596
                                                                  ======         ======        ======



 (5) Represents an increase to amortization expense resulting from goodwill and other intangibles recorded as a result of the Completed Acquisitions. The excess of cost over the fair value of the net assets acquired (goodwill) is being amortized over 40 years. Non-compete agreements are being amortized over their contractual terms (typically 5 years). In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," the Company allocated the purchase price of each Completed Acquisition first to identifiable tangible assets, then to identifiable intangible assets with the remainder to goodwill. Fair value of tangible assets acquired approximated the acquired company's book value in each case. Identified intangible assets consisted of non-compete agreements and aggregated $635,000. Goodwill recorded in connection with the Hamilton-Ryker and CSR acquisitions was $11.8 million and $27.2 million, respectively. Goodwill recorded in the remaining acquisitions aggregated $37.3 million. A calculation of amortization for each of the periods presented is set forth below:



                                                                   ANNUAL      SEMI ANNUAL
                                              $                 AMORTIZATION   AMORTIZATION
                                           (000'S)     LIFE       (000'S)        (000'S)
                                           -------   --------   ------------   ------------
Goodwill.................................  $76,300   40 years      $1,908         $  954
Non-Compete..............................      635    5 years         127             64
                                                                   ------         ------
                                                                   $2,035         $1,018
                                                                   ======         ======



                                                               AMOUNT INCLUDED
                                                                IN HISTORICAL     PRO FORMA
                                               AMORTIZATION   INCOME STATEMENTS   ADJUSTMENT
                                                 (000'S)           (000'S)         (000'S)
                                               ------------   -----------------   ----------
June 30, 1998................................     $1,018            $671            $  347
                                                  ======            ====            ======
June 30, 1997................................     $1,018            $133            $  885
                                                  ======            ====            ======
December 31, 1997............................     $2,035            $495            $1,540
                                                  ======            ====            ======



     The terms of the purchase agreements for certain of the Completed Acquisitions require the Company to pay additional amounts to the sellers if the acquired companies meet certain operating results. The earnouts are payable over 1 to 3 years and certain of them are not contractually limited as to amount.



 (6) Represents additional interest expense to reflect incremental borrowings of approximately $46.0 million under the Company's borrowing facility necessary to finance the Completed Acquisitions, less the reduction in interest expense resulting from repayment of the borrowings of certain of the acquired companies. Interest expense differs from amounts resulting from applying an interest rate of 8.5% to incremental borrowings of $46.0 million (the "Computed Amount") due to the Company having recorded interest expense in its historical financial statements for the portion of the period related debt was outstanding and as a result of the Company having retired certain debt of the Completed Acquisitions at the time of closing, as detailed below.



                                                        AMOUNT      REDUCTION OF
                                                     REFLECTED IN    COMPLETED
                                          COMPUTED    HISTORICAL    ACQUISITIONS   PRO FORMA
                                           AMOUNT     STATEMENTS      INTEREST     ADJUSTMENT
                                          (000'S)      (000'S)        (000'S)       (000'S)
                                          --------   ------------   ------------   ----------
June 30, 1998...........................   $1,955        $816           $ 23         $1,116
                                           ======        ====           ====         ======
June 30, 1997...........................   $1,955        $123           $ 57         $1,775
                                           ======        ====           ====         ======
December 31, 1997.......................   $3,910        $311           $170         $3,429
                                           ======        ====           ====         ======



 (7) Reflects the issuance of 1,593,500 shares of common stock on March 12, 1997 in connection with the Company's acquisition of Hamilton-Ryker (309,968 weighted from January 1, 1997 through March 12, 1997); the issuance of 4,425,002 shares of common stock on December 3, 1997 in connection with the Company's acquisition of CSR (4,085,550 weighted from January 1, 1997 through December 3, 1997); the issuance of 561,544 shares of common stock on December 3, 1997 (518,485 weighted from January 1, 1997 through December 3, 1997) upon the exercise of certain warrants which had been issued in connection with the Hamilton-Ryker acquisition (these shares were considered outstanding for the entirety of the year for purposes of diluted shares outstanding); all offset by the Company's acquisition of 321,888 shares of common stock on December 3, 1997 in connection with the Company's acquisition of CSR (297,195 weighted from January 1, 1997 through December 3 1997). All shares were valued at the fair value at the date of the transaction ($4 at March 12, 1997 and $5 on December 3, 1997).



 (8) Represents the elimination of certain expenses related to management fees and consulting fees subject to certain agreements which will be terminated upon consummation of the Offering. The Company's management believes that the absence of these management and consulting services would not have affected the Company's operating performance.



 (9) Represents the reduction in interest expense resulting from the Company repaying a portion of the borrowings outstanding under its credit agreement with proceeds from the Offering. Adjustment is computed based upon net proceeds of $43.2 million, and an interest rate of 8.5%, and the application of $2.4 million thereof to the repayment of certain shareholder notes bearing interest at 8% and 40.8 million thereof to repayment of borrowings under the credit agreement bearing interest at an estimated rate of 8.5%.



(10) Reflects the federal and state income tax effects of the above adjustments, excluding the portion of the goodwill related to the Completed Acquisitions which is nondeductible for federal and state tax purposes.



(11) Reflects the issuance of 4,750,000 shares of the Company's common stock at $10.00 per share in connection with the public offering described in this Prospectus, less the underwriting discount and estimated Offering expenses.

                       CORPORATE STAFFING RESOURCES, INC.

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1998

                                 (IN THOUSANDS)

                                     ASSETS


Current assets:
  Cash and cash equivalents.................................  $     19
  Accounts receivable, less allowance.......................    26,645
  Other current assets......................................     2,636
                                                              --------
          Total current assets..............................    29,300
Property and equipment, net.................................     3,407
Goodwill and other intangibles, net.........................    68,329
Other assets................................................     2,092
                                                              --------
          Total assets......................................  $103,128
                                                              ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    912
  Accrued liabilities.......................................     4,012
  Accrued payroll and related taxes.........................     7,508
  Current portion of long-term debt.........................     2,150
                                                              --------
          Total current liabilities.........................    14,582
Long-term debt, less current portion........................    55,750
Notes payable to shareholders, less current portion.........     2,274
Other liabilities...........................................       661
                                                              --------
          Total liabilities.................................    73,267
Shareholders' equity:
  Common stock ($0.01 par value; 15,000,000 shares
     authorized; 9,678,114 shares issued and outstanding)...        97
  Additional paid-in capital................................    29,309
  Retained earnings.........................................       455
                                                              --------
          Total shareholders' equity........................    29,861
                                                              --------
          Total liabilities and shareholders' equity........  $103,128
                                                              ========


                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.


             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              ------------------
                                                               1997       1998
                                                              -------   --------
Revenues....................................................  $43,643   $117,055
Cost of services............................................   35,798     93,227
                                                              -------   --------
Gross profit................................................    7,845     23,828
Operating expenses:
  Selling, general and administrative expenses..............    5,644     18,483
  Depreciation and amortization.............................      239      1,129
  Other operating expenses..................................      232         --
                                                              -------   --------
Operating income............................................    1,730      4,216
Other (income) expense:
  Interest expense..........................................      518      1,780
  Other income..............................................      (21)      (137)
                                                              -------   --------
Income before provision for income taxes....................    1,233      2,573
Provision for income taxes..................................      805      1,158
                                                              -------   --------
Net income..................................................  $   428   $  1,415
                                                              =======   ========
Net income per share:
  Basic.....................................................  $   .10   $    .15
  Diluted...................................................      .09   $    .15
Weighted average number of shares of common stock
  outstanding:
  Basic.....................................................    4,385      9,678
  Diluted...................................................    4,946      9,692


                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)



                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                1997            1998
                                                              ---------      ----------
OPERATING ACTIVITIES
  Net cash provided by operating activities.................   $   715        $  2,188
                                                               -------        --------
INVESTING ACTIVITIES
  Acquisitions, net of cash received........................    (3,281)        (29,157)
  Purchases of property and equipment.......................      (397)           (782)
  Other.....................................................        --             195
                                                               -------        --------
  Net cash used in investing activities.....................    (3,678)        (29,744)
                                                               -------        --------
FINANCING ACTIVITIES
  Proceeds from borrowings under revolving credit
     agreement..............................................    10,550          35,086
  Net change in borrowings under line of credit.............    (3,422)             --
  Repayment of shareholder notes payable....................    (1,976)             --
  Repayment of revolving credit agreement...................    (2,226)         (9,507)
                                                               -------        --------
  Net cash provided by financing activities.................     2,926          25,579
                                                               -------        --------
  Net decrease in cash and cash equivalents.................       (37)         (1,977)
Cash and cash equivalents at beginning of period............       237           1,996
                                                               -------        --------
Cash and cash equivalents at end of period..................   $   200        $     19
                                                               =======        ========


                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION


     The accompanying unaudited condensed consolidated financial statements include the accounts of Corporate Staffing Resources, Inc. and its wholly owned subsidiaries (individually and collectively referred to as the "Company"). The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. These financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1997, included elsewhere in this Prospectus.


2. ACQUISITIONS


     During the six months ended June 30, 1998, the Company, in separate transactions, acquired two commercial staffing companies (NPS of Atlanta, Inc. and Monday Temporary Services, Inc. for a combined purchase price of approximately $9.9 million and three professional services companies (Intranational Computer Consultants, Inc.; CMS Management Services Company and Networld Solutions, Inc.) for a combined purchase price of approximately $23.6 ($18.6 million cash and $5.0 in subordinated notes). In addition, in connection with these acquisitions the Company entered into earnout agreements which could result in additional purchase price upon the achievement of certain operating results, as defined. The earnouts are payable over 1 to 3 years and are not contractually limited as to amount. The acquisitions were accounted for using the purchase method, and the operating results of the companies acquired have been included in the Company's 1998 consolidated financial statements from the dates of acquisition. The excess of the combined purchase price over the cost of acquired net assets ("goodwill") of $30.0 million is being amortized on a straight-line basis over 40 years.



     Subsequent to June 30, 1998, the Company completed the acquisition of an additional professional services company Programming Management & Systems, Inc. ("PMSI"). The initial aggregate purchase price of the acquisition was approximately $7.8 million, which could be increased by contingent earnouts based upon the acquired company achieving certain operating results, as defined. The earnout, which is payable over 1 to 3 years, is not contractually limited. The acquisition will be accounted for using the purchase method and the operating results will be included in the Company's 1998 consolidated financial statements from the date of acquisition. Goodwill of approximately $7.5 million will be amortized on a straight-line basis over 40 years.



     As more fully disclosed in Note 2 to the Company's audited financial statements for the year ended December 31, 1997, included elsewhere in this Prospectus, in March 1997, the Company acquired The Hamilton-Ryker Company, LLC and in December 1997, the Company acquired CSR, Inc. Certain costs associated with these acquisitions were paid during the six months ended June 30, 1998.

                       CORPORATE STAFFING RESOURCES, INC.

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)


     The following table presents, on an unaudited pro forma basis, a condensed consolidated balance sheet as of June 30, 1998, giving effect to the acquisition of PMSI, which occurred subsequent to June 30, 1998, as if it had occurred on that date. All other acquisitions are reflected in the Company's June 30, 1998 historical unaudited condensed consolidated balance sheet.



                                                              JUNE 30, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Current assets..............................................     $ 30,569
Property and equipment......................................        3,429
Other assets................................................       77,889
                                                                 --------
          Total assets......................................     $111,887
                                                                 ========
Current liabilities.........................................     $ 15,346
Long-term debt..............................................       65,846
Other liabilities...........................................          834
Shareholders' equity........................................       29,861
                                                                 --------
          Total liabilities and shareholders' equity........     $111,887
                                                                 ========



     The following unaudited pro forma results for the six months ended June 30, 1997 and 1998 were developed assuming all acquisitions discussed above had been completed at the beginning of each of the periods described below. For both periods, the unaudited pro forma results are after giving effect to certain adjustments, including interest expense, amortization of intangibles, add back of excess compensation paid to shareholders of certain companies and assuming all entities had been C Corporations for the entirety of the six month periods.



                                                                    FOR THE SIX
                                                                   MONTHS ENDED
                                                              -----------------------
                                                               JUNE 30,     JUNE 30,
                                                                 1997         1998
                                                              ----------   ----------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Total revenues..............................................   $107,324     $131,946
Net income..................................................      1,213        1,574
Net income per share (Basic and diluted)....................        .13          .16


     The unaudited pro forma data shown above is not necessarily indicative of the consolidated results that would have occurred had the acquisitions taken place at the beginning of each period shown.


3. INCOME TAXES


     The Company was formed on January 1, 1997 as the successor to a group of ten operating corporations which were controlled and managed by two related shareholders and which operated under Subchapter S of the Internal Revenue Code. Upon formation, the Company elected to be taxable as a C Corporation and accordingly adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Upon electing to be taxable as a C Corporation and adopting SFAS No. 109, the Company established a net deferred tax liability of $284,000 representing the tax effect of cumulative temporary differences as of January 1, 1997.

                       CORPORATE STAFFING RESOURCES, INC.

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)

4. STOCK OPTIONS


     On January 29, 1998, the Company adopted the Corporate Staffing Resources, Inc. Non-Qualified Stock Option Plan (the "Option Plan") for key employees of the Company and its subsidiaries. Under the Option Plan, not more than 1,500,000 shares of common stock are authorized for issuance upon exercise of the options. Options granted under the Option Plan expire after ten years and the exercise price and vesting period are set by the Company's Board of Directors at the date of grant. On January 29, 1998, the Company's Board of Directors granted options to purchase 95,000 shares at the then estimated fair value of $8.00 per share. The options become exercisable ratably over a three year period. There were no exercises or forfeitures during the six months ended June 30, 1998. At June 30, 1998 there were 95,000 options outstanding with a weighted-average remaining contractual life of 9.58 years of which none were exercisable.


     The Company is accounting for the options according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" have been adopted and accordingly the appropriate disclosures will be made in the December 31, 1998 financial statements of the Company.


     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for the six months ended June 30, 1998: risk-free interest rate of 6%, no expected dividends, a volatility factor of .5 and a weighted average expected life of the options of 3 years.


     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information relating to employee stock options follows:



                                                                SIX MONTHS ENDED
                                                                  JUNE 30, 1998
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Pro forma net income........................................         $1,375
Pro forma earnings per share
  Basic.....................................................         $  .14
  Diluted...................................................            .14


5. EARNINGS PER SHARE

     The Company computes earnings per share under SFAS No. 128, "Earnings Per Share" which requires the Company to present basic and diluted earnings per share.


     Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the dilutive effect of stock options. During the six months ended June 30, 1998, the dilutive effect of stock options increased the weighted average number of shares of common stock considered to be outstanding by 14,000 shares. During the six

                       CORPORATE STAFFING RESOURCES, INC.

              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                           STATEMENTS -- (CONTINUED)


months ended June 30, 1997, 561,564 shares of common stock issued under warrants are considered to have been issued on January 1, 1997.


6. PENDING ACCOUNTING PRONOUNCEMENTS


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting and disclosure of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 changes the manner in which public companies report segment information in annual reports and requires companies to report selected segment information in interim financial reports. The Company will be required to report financial and descriptive information about its operating segments. Both these statements are effective for fiscal years beginning after December 15, 1997, with reclassification of the financial statements for earlier periods required for comparative purposes. The Company plans to adopt these statements, to the extent they are applicable, for its year ending December 31, 1998. SFAS No. 130 is not expected to have a significant impact on the Company's historical financial statements, as comprehensive income will equal reported net income (comprehensive income equaled net income for the quarter ended June 30, 1998). The Company is evaluating the impact of SFAS No. 131.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Corporate Staffing Resources, Inc.

     We have audited the accompanying consolidated balance sheets of Corporate Staffing Resources, Inc. (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedule listed in the index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corporate Staffing Resources, Inc. at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

Raleigh, North Carolina

March 24, 1998, except for Note 6


as to which the date is May 15, 1998 and


Note 14, as to which the date is


July 2, 1998

                       CORPORATE STAFFING RESOURCES, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $   237,424    $ 1,996,097
  Accounts receivable, less allowance of $122,000 and
     $220,000...............................................    5,306,808     18,423,644
  Income taxes receivable...................................           --        937,182
  Prepaid expenses and other................................      201,364        399,756
  Deferred income taxes.....................................           --      1,120,000
                                                              -----------    -----------
          Total current assets..............................    5,745,596     22,876,679
Insurance loss fund.........................................      860,236      2,112,689
Property and equipment, net.................................      570,044      2,177,790
Notes receivable from shareholders..........................      422,277        560,100
Goodwill, less accumulated amortization of $70,350 and
  $434,128..................................................       64,129     37,917,827
Other.......................................................      219,891        620,449
                                                              -----------    -----------
          Total assets......................................  $ 7,882,173    $66,265,534
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $   322,352    $   783,469
  Accrued liabilities.......................................       17,292        725,283
  Accrued payroll and related taxes.........................      855,985      4,599,520
  Accrued workers' compensation.............................      695,000      2,054,785
  Borrowings under line of credit...........................    3,421,741             --
  Current portion of long-term debt.........................       48,670         31,362
  Current portion of notes payable to shareholders..........    2,000,000        150,000
                                                              -----------    -----------
          Total current liabilities.........................    7,361,040      8,344,419
Long-term debt, less current portion........................       77,559     27,036,364
Notes payable to shareholders, less current portion.........           --      2,273,833
Deferred income taxes.......................................           --        166,000
                                                              -----------    -----------
          Total liabilities.................................    7,438,599     37,820,616
Commitments and contingencies (Notes 10 and 13)
Shareholders' equity:
  Common stock, $0.01 par value 18,080,000 outstanding in
     1996 prior to recapitalization; 15,000,000 shares
     authorized; 9,678,114 shares issued and outstanding in
     1997...................................................      180,800         96,781
  Additional paid-in capital................................    1,983,414     29,308,911
  Accumulated deficit.......................................   (1,343,312)      (960,774)
                                                              -----------    -----------
                                                                  820,902     28,444,918
Less cost of common stock in treasury, 5,100 shares.........     (377,328)            --
                                                              -----------    -----------
          Total shareholders' equity........................      443,574     28,444,918
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $ 7,882,173    $66,265,534
                                                              ===========    ===========


                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.

                            STATEMENTS OF OPERATIONS


                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1995          1996           1997
                                                       -----------   -----------   ------------
Revenues.............................................  $67,349,468   $65,549,163   $114,563,720
Cost of services.....................................   57,172,506    54,724,294     93,556,652
                                                       -----------   -----------   ------------
Gross profit.........................................   10,176,962    10,824,869     21,007,068
Operating expenses:
  Selling, general and administrative expenses.......    8,080,552     8,652,387     13,860,235
  Depreciation and amortization......................      294,943       284,000        835,875
  Other operating expenses...........................    1,573,976       841,425      1,158,301
                                                       -----------   -----------   ------------
Operating income.....................................      227,491     1,047,057      5,152,657
Other (income) expense:
  Interest expense...................................      275,664       266,001      1,570,532
  Other income.......................................      (10,432)     (114,941)      (123,845)
                                                       -----------   -----------   ------------
Income (loss) before provision for income taxes and
  extraordinary item.................................      (37,741)      895,997      3,705,970
Provision for income taxes...........................           --            --      1,904,000
                                                       -----------   -----------   ------------
Income (loss) before extraordinary item..............      (37,741)      895,997      1,801,970
Extraordinary loss on early extinguishment of debt,
  net of related tax benefit of $1,070,000...........           --            --      1,672,184
                                                       -----------   -----------   ------------
Net income (loss)....................................  $   (37,741)  $   895,997   $    129,786
                                                       ===========   ===========   ============
Basic earnings per common share:
  Income before extraordinary item...................                              $        .36
  Extraordinary item.................................                                      (.33)
                                                                                   ------------
  Net income.........................................                              $        .03
                                                                                   ============
Diluted earnings per common share:
  Income before extraordinary item...................                              $        .32
  Extraordinary item.................................                                      (.30)
                                                                                   ------------
  Net income.........................................                              $        .02
                                                                                   ============
Pro forma income data (unaudited):
  Net income (loss) as reported......................  $   (37,741)  $   895,997
  Pro forma provision for income taxes...............           --       354,000
                                                       -----------   -----------
  Pro forma net income (loss)........................  $   (37,741)  $   541,997
                                                       ===========   ===========


                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                           RETAINED
                                      COMMON STOCK         ADDITIONAL      EARNINGS
                                 -----------------------     PAID IN     (ACCUMULATED    TREASURY
                                   SHARES       AMOUNT       CAPITAL       DEFICIT)        STOCK         TOTAL
                                 -----------   ---------   -----------   ------------   -----------   -----------
Balance at December 31, 1994...   18,080,000   $ 180,800   $   476,414   $ 2,631,397    $  (377,328)  $ 2,911,283
  Net loss for 1995............           --          --            --       (37,741)            --       (37,741)
  Shareholder distributions....           --          --            --      (200,965)            --      (200,965)
                                 -----------   ---------   -----------   -----------    -----------   -----------
Balance at December 31, 1995...   18,080,000     180,800       476,414     2,392,691       (377,328)    2,672,577
  Net income for 1996..........           --          --            --       895,997             --       895,997
  Contribution of capital......           --          --     1,507,000            --             --     1,507,000
  Shareholder distributions....           --          --            --    (4,632,000)            --    (4,632,000)
                                 -----------   ---------   -----------   -----------    -----------   -----------
Balance at December 31, 1996...   18,080,000     180,800     1,983,414    (1,343,312)      (377,328)      443,574
  Recapitalization.............  (14,654,964)   (146,550)   (1,196,762)    1,343,312             --            --
  Issuance of 6,018,502 shares
     of common stock...........    6,018,502      60,186    28,438,824            --             --    28,499,010
  Issuance of stock warrants...           --          --     2,068,963            --             --     2,068,963
  Exercises of stock
     warrants..................      561,564       5,615        (2,030)           --             --         3,585
  Purchase of common stock for
     treasury..................           --          --            --            --     (1,609,440)   (1,609,440)
  Retirement of treasury
     stock.....................     (326,988)     (3,270)   (1,983,498)           --      1,986,768            --
  Shareholder distributions....           --          --            --    (1,090,560)            --    (1,090,560)
  Net income for 1997..........           --          --            --       129,786             --       129,786
                                 -----------   ---------   -----------   -----------    -----------   -----------
Balance at December 31, 1997...    9,678,114   $  96,781   $29,308,911   $  (960,774)   $        --   $28,444,918
                                 ===========   =========   ===========   ===========    ===========   ===========

                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                1995         1996           1997
                                                              ---------   -----------   ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ (37,741)  $   895,997   $    129,786
Adjustments to reconcile net income (loss) before
  extraordinary item to net cash provided by (used in)
  operating activities:
  Extraordinary loss on extinguishment of debt..............         --            --      1,672,184
  Depreciation..............................................    221,554       262,895        447,450
  Amortization..............................................     73,389        21,105        388,425
  Gain/loss on disposal of assets...........................         --       (27,627)         9,950
  Deferred taxes............................................         --            --       (778,618)
  Changes in operating assets and liabilities:
     Accounts receivable....................................   (145,651)     (174,333)    (1,998,030)
     Recoverable income taxes...............................         --            --       (937,182)
     Prepaid expenses and other.............................    211,796       303,915        500,378
     Insurance loss fund....................................         --      (860,236)    (1,252,453)
     Accounts payable.......................................     67,257      (102,523)      (249,469)
     Accrued liabilities....................................      6,260         4,712       (362,882)
     Accrued payroll and related taxes......................    348,869      (489,498)       380,284
     Accrued workers' compensation..........................         --       695,000        676,593
                                                              ---------   -----------   ------------
Net cash provided by (used in) operating activities.........    745,733       529,407     (1,373,584)
INVESTING ACTIVITIES
Acquisitions, net of cash received..........................         --            --     (2,934,377)
Purchases of property and equipment.........................   (411,125)     (223,842)    (1,182,917)
Proceeds from sale of property and equipment................         --        85,887         41,221
                                                              ---------   -----------   ------------
Net cash used in investing activities.......................   (411,125)     (137,955)    (4,076,073)
FINANCING ACTIVITIES
Notes receivables from shareholders.........................         --      (422,277)      (137,823)
Net borrowings (repayments) on line of credit...............   (429,480)    1,554,221     (3,421,741)
Proceeds from revolving credit agreement....................         --            --     42,586,248
Proceeds from long-term debt................................    172,387        92,301         75,328
Proceeds of shareholder advances............................    146,723     1,753,278             --
Repayments of revolving credit agreement....................         --            --    (25,320,592)
Repayment of long-term debt.................................   (201,269)     (102,772)      (100,586)
Repayment of shareholder notes payable......................    (16,588)           --     (3,772,504)
Purchase of common stock for treasury.......................         --            --     (1,609,440)
Shareholder distributions...................................   (200,965)   (4,632,000)    (1,090,560)
Contributions of capital....................................         --     1,507,000             --
                                                              ---------   -----------   ------------
Net cash (used in) provided by financing activities.........   (529,192)     (250,249)     7,208,330
                                                              ---------   -----------   ------------
Net (decrease) increase in cash and cash equivalents........   (194,584)      141,203      1,758,673
Cash and cash equivalents at beginning of year..............    290,805        96,221        237,424
                                                              ---------   -----------   ------------
Cash and cash equivalents at end of year....................  $  96,221   $   237,424   $  1,996,097
                                                              =========   ===========   ============
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest......................  $ 272,200   $   298,659   $  1,401,745
                                                              =========   ===========   ============
Cash paid during the year for income taxes..................  $      --   $        --   $  1,955,362
                                                              =========   ===========   ============

                            See accompanying notes.

                       CORPORATE STAFFING RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

     Corporate Staffing Resources, Inc. (the "Company"), formerly known as Mega Force Staffing Companies, Inc., operates in one business segment as a provider of diversified staffing, professional and consulting services to businesses, professional and services organizations and governmental agencies. The Company offers these services throughout the United States.


     Mega Force Staffing Companies, Inc. was formed on March 4, 1997 as the holding company for Mega Force Staffing Services, Inc. On December 31, 1996, Mega Force Staffing Services, Inc. succeeded to the business of The Mega Force Group, a group of ten operating corporations which were controlled and managed by two related shareholders. The accompanying financial statements for 1995 and 1996 are not those of a separate legal entity, but represent the combined operations of the ten operating corporations. Mega Force Staffing Companies, Inc., Mega Force Staffing Services, Inc. and The Mega Force Group were all owned by the same two related shareholders.



     Mega Force Staffing Companies, Inc. acquired The Hamilton-Ryker Company, LLC on March 12, 1997 and CSR, Inc. on December 3, 1997, at which time Mega Force Staffing Companies, Inc. changed its name to Corporate Staffing Resources, Inc. The acquisition of CSR, Inc. was accounted for as a purchase and consideration consisted of 4,425,002 shares of common stock valued at $22,125,000.


2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The financial statements include the accounts of the Company and its three wholly owned subsidiaries. All 1997 significant intercompany accounts and transactions have been eliminated in consolidation. In addition, all significant intercompany accounts and transactions have been eliminated in the 1995 and 1996 combined financial statements.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets ranging from three to seven years.

     Property and equipment consists of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1996          1997
                                                             ----------    -----------
Office furniture and equipment.............................  $1,209,052    $ 3,000,678
Leasehold improvements.....................................     308,593        576,013
                                                             ----------    -----------
                                                              1,517,645      3,576,691
Accumulated depreciation...................................    (947,601)    (1,398,901)
                                                             ----------    -----------
                                                             $  570,044    $ 2,177,790
                                                             ==========    ===========

                       CORPORATE STAFFING RESOURCES, INC.

  Goodwill

     The Company has classified as goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over forty years. Amortization charged to operations amounted to $73,389, $21,105 and $388,425 in 1995, 1996 and 1997, respectively, of which $12,331, $21,105 and $304,753 was attributable to goodwill amortization.

  Revenue Recognition

     Revenues are recognized as income in the period the related services are provided.

  Income Taxes

     During 1995 and 1996, the operating companies of the Mega Force Group were primarily entities subject to the provisions of Subchapter S of the Internal Revenue Code and, consequently, were not subject to federal income tax; rather the shareholders were liable for individual income taxes on their respective share of taxable income. Accordingly, the statements of income for the years ended December 31, 1995 and 1996 do not include a provision for federal and state income taxes. A pro forma provision for federal and state income taxes is presented as if the Company were taxed as a C corporation for the entirety of all periods presented.

     Effective January 1, 1997, the Company began operating under the provisions of Subchapter C of the Internal Revenue Code. As such, the Company accounts for income taxes using the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes". The liability method recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities.

  Advertising Expense

     The cost of advertising is expensed when incurred. The Company incurred advertising expense of $270,326, $240,810 and $367,782 in 1995, 1996 and 1997,
respectively.

  Concentration of Credit Risk

     The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company provides an allowance for doubtful accounts based on management's evaluation of outstanding accounts receivable.

  Fair Value of Financial Instruments

     The Company estimates that the fair value of all financial instruments approximates the carrying amounts. Because of the short-term maturity of cash and cash equivalents and accounts receivable, their carrying amounts approximate fair value.

     The carrying value of notes payable to shareholders approximates fair value based upon the Company's current effective borrowing rate.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                       CORPORATE STAFFING RESOURCES, INC.

  Impairment of Long-Lived Assets

     The Company regularly evaluates whether events and circumstances have occurred which may indicate that the carrying amount of intangible or other long-lived assets warrant revision or may not be recoverable. When factors indicate that an asset or assets should be evaluated for possible impairment, an evaluation would be performed pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Management considers the intangible and other long-lived assets to be fully recoverable as of December 31, 1997.

  Cash Flows and Noncash Activities

     For purposes of the consolidated statements of cash flow, cash and cash equivalents include cash, cash investments and any highly liquid investments purchased with an original maturity of three months or less. The Company's acquisitions of subsidiaries and associated financing transactions included certain noncash activities (See Note 3).

  Impact of Recently Issued Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for the reporting and disclosure of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 131 changes the manner in which public companies report segment information in annual reports and requires companies to report selected segment information in interim financial reports. The Company will be required to report financial and descriptive information about its operating segments. Both these statements are effective for fiscal years beginning after December 15, 1997, with reclassification of the financial statements for earlier periods required for comparative purposes. The Company plans to adopt these statements, to the extent they are applicable, for its year ending December 31, 1998. SFAS No. 130 is not expected to have a significant impact on the Company's historical financial statements, as comprehensive income will equal reported net income. The Company is evaluating the impact of SFAS No. 131.

  Stock-Based Compensation

     The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and, accordingly, accounts for its stock option plan under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Through December 31, 1997, the Company had not granted any stock options.

3. ACQUISITIONS

  Business Combinations

     On March 12, 1997, the Company acquired all of the membership interests of The Hamilton-Ryker Company, LLC, a company located in Tennessee which provides temporary personnel services. Total consideration was approximately $10,876,000, consisting of: (i) $3,502,000 in cash; (ii) $1,000,000 in certain notes payable to sellers; and (iii) 1,593,500 shares of common stock of the Company.


     On December 3, 1997, the Company acquired the stock of CSR, Inc., a company located in Indiana which provides temporary personnel services for total consideration of approximately $22,125,000 consisting of 4,425,002 shares of common stock.

                       CORPORATE STAFFING RESOURCES, INC.

     All of the above business combinations have been accounted for as purchases and the results of operations have been included in the accompanying financial statements since the respective dates of the acquisitions. Costs in excess of the fair value of the net assets acquired ("goodwill") is being amortized using the straight-line method over forty years. In accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," the Company allocated the purchase price of each Completed Acquisition first to identifiable tangible assets, then to identifiable intangible assets, with the remainder to goodwill. Fair value of tangible assets acquired approximated the acquired company's book value in each case. Identifiable intangible assets were immaterial. Unaudited pro forma financial information for the years ended December 31, 1996 and 1997 is presented in Note 14.


4. OTHER OPERATING EXPENSES


     During the years ended December 31, 1995, 1996 and 1997, the Company incurred operating expenses aggregating $1,573,976, $841,425 and $1,158,301, respectively, which primarily consisted of amounts paid to a former executive in 1995 and 1996 and of severance paid to two former executives of the Company and amounts paid to a third former executive in 1997. These expenses are presented as other operating expenses in the statements of operations.


5. LINE OF CREDIT

     During 1996 the Company maintained a $5,500,000 line of credit with a bank, bearing interest at the bank's prime rate (8.25% at December 31, 1996) plus
 1/2%. Collateral was provided by a security agreement covering all personal property, including accounts receivable, property and equipment and personal guarantees of the shareholders. Borrowings under this line of credit were $3,421,741 at December 31, 1996. Borrowings under this line of credit were repaid in full on March 12, 1997.

6. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1996         1997
                                                              --------    -----------
Borrowings under revolving credit agreement.................  $     --    $26,966,755
Other.......................................................   126,229        100,971
                                                              --------    -----------
Total.......................................................   126,229     27,067,726
Less current portion........................................   (48,670)       (31,362)
                                                              --------    -----------
Long-term portion...........................................  $ 77,559    $27,036,364
                                                              ========    ===========

     Aggregate maturities of long-term debt for the years subsequent to December 31, 1997 are as follows:

1998............................................  $    31,362
1999............................................       22,586
2000............................................       16,039
2001............................................   26,983,125
2002 and thereafter.............................       14,614
                                                  -----------
                                                  $27,067,726
                                                  ===========

     On March 12, 1997, the Company entered into a revolving credit facility with a new lender permitting advances of up to $25,000,000. The revolving credit facility bore interest at prime (8.5% at December 31, 1997) plus 1 1/2% for the Base Rate Loans, and LIBOR (5.9% at December 31, 1997) plus 3 1/2% for the

                       CORPORATE STAFFING RESOURCES, INC.

Eurodollar loans, and was collateralized by primarily all accounts receivable and equipment of the Company. In connection with the credit facility, the Company issued 517,888 warrants to the lender, each exercisable into one share of the Company's common stock for $0.005 per share. Upon issuance, the Company recorded the estimated value of this warrant of $2,068,963 as additional paid in capital and related debt discount. The debt discount was amortized to interest expense over the life of the loan using the straight-line method. In connection with the Company's acquisition of CSR, Inc. on December 3, 1997, the warrants were automatically converted into 517,888 new warrants, each exercisable into
 .699718858 shares of the Company's common stock.


     On December 3, 1997, the Company entered into a new loan agreement to refinance the existing agreement. As a result of this early extinguishment, the Company recorded in the accompanying financial statements, net of related income tax benefit, an extraordinary loss of $1,672,184 which consists of the difference between the principal amount and the net carrying amount of the extinguished debt. The net carrying amount on December 3, 1997 reflected the unpaid amount of the debt along with the unamortized amount of the related debt discount and deferred debt issuance costs. All of the warrants issued in connection with the extinguished debt were exercised by the lender in 1997.

     Also in connection with the March 1997 credit facility, the Company issued a warrant to purchase 198,388 shares of the Company's stock at $0.005 per share. This warrant was exercisable by the lender in the event the Company's borrowings under the credit facility exceeded $20,000,000 at any point in time. In the event the credit facility never reached that level, the warrants became exercisable by two of the Company's shareholders. As a result of the extinguishment of the debt discussed above, the warrants became exercisable by the two stockholders and were exercised on December 3, 1997.


     On December 3, 1997, the Company entered into a new revolving credit agreement with two banks providing loans or letters of credit of up to $50 million through December 3, 2001. Borrowings under the credit agreement are collateralized by all of the Company's accounts receivable, equipment and intangibles as well as a pledge of the stock of the Company's subsidiaries. The agreement provides for advances under a Base Rate loan or a Eurodollar loan plus an applicable margin as defined in the loan agreement depending on the pricing option selected by the Company.


     On May 14, 1998, the Company entered into an agreement with the banks to increase availability under the agreement from $50 million to $75 million.

     Additionally, a commitment fee of 0.5% per annum is payable on any unused portion of the credit facility. The revolving credit agreement contains restrictive covenants relating to leverage ratios, requirements for limitations on future acquisitions and declaration of dividends.

     The Company has entered into a standby letter of credit agreement in the amount of $1,363,000 relating to workers' compensation self-insurance requirements.

7. WORKERS' COMPENSATION INSURANCE

     Through December 31, 1997, the Company maintained separate workers' compensation programs for each of its subsidiaries. The Hamilton-Ryker Company, which was acquired on March 12, 1997, was fully-insured by a commercial insurance carrier for all workers' compensation claims for the period March 12, 1997, through December 31,1997. CSR, Inc. which was acquired on December 3, 1997, maintained an insurance plan whereby CSR, Inc. retained the first $250,000 of exposure per occurrence with an annual aggregate loss exposure of approximately $1.6 million.

     Mega Force Staffing Services, Inc. (and the Mega Force Group prior to January 1, 1997) maintained an insurance program whereby they retained the first $250,000 of exposure per occurrence with an annual aggregate exposure of approximately $2.3 million. Mega Force Staffing Services, Inc. was required to make

                       CORPORATE STAFFING RESOURCES, INC.

periodic deposits to a loss fund (which accrues interest at a rate of 5%) from which their workers' compensation claims will be paid by a third party administrator. At December 31, 1996, and 1997, the loss fund had a balance of $860,236 and $2,112,689, respectively, available to fund future claims, which is included as a non-current asset under the caption insurance loss fund in the accompanying balance sheets.


     The Company has recorded a reserve for losses and loss adjustment expenses related to the programs of CSR, Inc. and Mega Force Staffing Services, Inc. of $695,000 and $2,054,785 at December 31, 1996 and 1997 respectively, which includes an actuarially determined reserve for incurred but unreported losses. These estimates are subject to the effects of trends in loss severity and frequency, and could vary significantly from the amounts reported at December 31, 1996 and 1997. Although considerable variability is inherent in such estimates, management believes that the workers' compensation insurance reserve is adequate. However, there can be no assurance that the Company's actual future obligations will not exceed the amount of the reserve.

8. SHAREHOLDERS' EQUITY

  Recapitalization


     Prior to 1997, The Mega Force Group consisted of ten operating companies. On January 1, 1997, Mega Force Staffing Companies, Inc., one of the companies, exchanged its common stock for all of the outstanding common stock of the other nine operating companies. Ownership both prior to and after the recapitalization was retained by the two related shareholders. The historical accounting basis of the companies was carried forward to Mega Force Staffing Companies, Inc. because of the continuing ownership.


  Earnings per Share

     The Company computes earnings per share under SFAS No. 128, "Earnings Per Share" which requires the Company to present basic and diluted earnings per share.


     Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the dilutive effect of common stock equivalents. The only common stock equivalents outstanding during the year ended December 31, 1997 were the warrants discussed in Note 6. For purposes of diluted earnings per share, the 561,564 shares issued under the warrants are considered to have been issued on January 1, 1997. The number of shares used in the computation of basic and diluted earnings per share for the year ended December 31, 1997 were 5,061,306 and 5,579,791, respectively.


9. 401(K) SAVINGS PLANS

     The Company established defined contribution plans under Section 401(k) of the Internal Revenue Code covering certain employees who meet specified criteria. The Company matches 50% of employee contributions up to 4% of the respective employee's annual salary. Employer contributions were $31,600, $28,125 and $75,561 in 1995, 1996 and 1997, respectively.

                       CORPORATE STAFFING RESOURCES, INC.

10. LEASES

     The Company leases office space under various noncancelable and month-to-month operating leases with related and unrelated parties. Future minimum lease payments for noncancelable operating leases with initial terms of one year or more are as follows at December 31, 1997:

1998.............................................  $1,552,948
1999.............................................     955,135
2000.............................................     559,721
2001.............................................     275,177
2002.............................................      35,230
                                                   ----------
Total future minimum lease payments..............  $3,378,211
                                                   ==========

     Rent expense totaled approximately $642,000, $633,000 and $1,065,000 in 1995, 1996 and 1997, respectively. Of these amounts, approximately $135,000, $211,000 and $218,000 in 1995, 1996 and 1997, respectively, represented rent paid to a shareholder.

11. INCOME TAXES

     The Company was formed on January 1, 1997 as the successor to a group of ten operating corporations which were controlled and managed by two related shareholders and which operated under Subchapter S of the Internal Revenue Code. Upon formation, the Company elected to be taxed as a C Corporation and accordingly adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." Upon electing to be taxed as a C Corporation and adopting SFAS No. 109, the Company established a net deferred tax liability of $284,000 representing the tax effect of cumulative temporary differences as of January 1, 1997.

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities consisted of the following at December 31, 1997:

Deferred tax liabilities:
  Transaction costs and other...............................  $   65,000
  Goodwill..................................................      96,000
  Depreciation..............................................       5,000
                                                              ----------
Total deferred tax liabilities..............................  $  166,000
                                                              ==========
Deferred tax assets:
  Allowance for bad debts...................................  $   93,000
  Accrued vacation..........................................      20,000
  Other current liabilities.................................     229,000
  Accrued workers' compensation.............................     778,000
                                                              ----------
Total current deferred tax assets...........................  $1,120,000
                                                              ==========

                       CORPORATE STAFFING RESOURCES, INC.

     The components of income tax expense are as follows:

Current:
  Federal...................................................  $  828,000
  State.....................................................     122,000
                                                              ----------
Total current...............................................     950,000
                                                              ----------
Deferred:
  Federal...................................................     835,000
  State.....................................................     119,000
                                                              ----------
Total deferred..............................................     954,000
                                                              ----------
Total income tax expense....................................  $1,904,000
                                                              ==========

     Following is a reconciliation of the 1997 provision for income taxes computed at the federal statutory rate (34%) to the reported provision for income taxes:


                                                                AMOUNT
                                                              -----------
Income taxes on income before extraordinary item at federal
  statutory rate............................................  $ 1,260,000
State taxes, net of federal benefit.........................      180,000
Nondeductible goodwill......................................      170,000
Other, net..................................................       10,000
Conversion from S Corporation to C Corporation at January 1,
  1997......................................................      284,000
                                                              -----------
Provision for income taxes..................................  $ 1,904,000
                                                              ===========


12. OTHER RELATED PARTY TRANSACTIONS


     The Company has notes payable to shareholders of $2,423,833 at December 31, 1997, which bear interest at 8.0%. Of these notes, annual payments of $150,000 are due during 1998 and 1999 with the remainder due April 12, 2002. Notes payable to shareholders totaling $2,000,000 at December 31, 1996 were repaid in full during 1997. Interest expense on notes to related parties totaled approximately $1,400 and $183,000 during 1996 and 1997, respectively.


     At December 31, 1996 and 1997, notes receivable from shareholders, which bear interest at 7.0%, totaled $422,277 and $560,100, respectively, and are due on December 31, 2002.

     On December 3, 1997, the Company purchased 321,888 shares of common stock from two stockholders for consideration of $1,609,440 in cash. These shares, along with 5,100 shares of treasury stock existing at December 31 1996, were retired by the Company during 1997. Also on December 3, 1997 a cash distribution of $1,090,560 was made to the same two stockholders.


     On December 3, 1997, the Company entered into an Executive Management Agreement with two of its institutional shareholders. Under the agreement, the Company receives certain managerial assistance and in return agreed to pay the parties an aggregate of $375,000 per year. During the year ended December 31, 1997, the Company paid these parties $31,550.



     During the years ended December 31, 1995, 1996 and 1997, the Company leased office space from related parties (see Note 10).



     During the year ended December 31, 1997, the Company issued warrants to its lender and to two shareholders (see Note 6).

                       CORPORATE STAFFING RESOURCES, INC.

13. CONTINGENCIES


     The Company is engaged in certain legal and administrative proceedings incidental to its normal business activities. While it is not possible to determine the ultimate outcome of those actions at this time, in the opinion of management and counsel, it is unlikely that the outcome of such litigation and other proceedings, will have a material adverse effect on the results of the Company's operations or on its financial position or cash flows.

14. SUBSEQUENT EVENTS

     On February 25, 1998, the Company's Board of Directors approved, by written consent, the increase of authorized shares of common stock to 15,000,000, all of which was common stock with a par value of $0.01. In addition, by the same consent, the Board of Directors approved a 2-for-1 stock split of each outstanding share of common stock.

     The authorization of the common stock and the effects of the stock split have been reflected retroactively in the accompanying consolidated financial statements as if they had been consummated at the beginning of the earliest period presented.

     The Board of Directors also authorized and the stockholders of the Company approved and adopted a stock option plan. A total of 1,500,000 shares of common stock are authorized and reserved for issuance under this plan. Options granted under the plan may be either in the form of incentive stock options or nonqualified stock options.

     On January 29, 1998, the Company's Board of Directors granted nonqualified stock options to purchase an aggregate of 95,000 shares of common stock at an exercise price of $8.00 per share. The options have a term of 10 years and vest over 3 years.


     Subsequent to December 31, 1997, the Company acquired four staffing companies (NPS of Atlanta, Inc.; Intranational Computer Consultants, Inc.; CMS Management Services Company and Monday Temporary Services, Inc.) and two information technology consulting companies (Networld Solutions, Inc. and Programming Management & Systems, Inc.) for a combined purchase price of approximately $41.3 million ($36.3 million cash and $5.0 million in subordinated notes). In addition, in connection with five of these acquisitions, the Company agreed to pay the sellers additional consideration which could result in additional purchase price over the next three years based upon the achievement of certain operating results by the acquired operations, as defined. Some of these arrangements are not contractually limited as to the amount. The acquisitions will be accounted for using the purchase method, and the operating results of the companies acquired will be included in the Company's 1998 consolidated financial statements from the dates of acquisition. The excess of the combined purchase price over the cost of acquired net assets ("goodwill") of $36.2 million will be amortized on a straight-line basis over 40 years. The portion of the consideration contingent upon future performance will be accrued in the period earned and recorded as goodwill and amortized over the remaining life of the existing goodwill.

                       CORPORATE STAFFING RESOURCES, INC.

     The following unaudited pro forma results for the years ended December 31, 1996 and 1997 were developed assuming all acquisitions discussed above, as well as those discussed in Note 3, had been completed at the beginning of each of the periods described below. For both periods, the unaudited pro forma results are after giving effect to certain adjustments, including interest expense, amortization of intangibles, add back of excess compensation paid to shareholders of certain companies and assuming all entities had been C Corporations for the entirety of the annual periods.



                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Revenues....................................................  $197,711   $243,366
Income before extraordinary item............................     2,279      2,955
Income before extraordinary item per share -- basic and
  diluted...................................................       .24        .31
Weighted average shares outstanding.........................     9,678      9,678



     The unaudited pro forma data shown above is not necessarily indicative of the consolidated results that would have occurred had the acquisitions taken place at the beginning of each period shown.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
CSR, Inc. and Subsidiaries
South Bend, Indiana

     We have audited the accompanying consolidated balance sheets of CSR, Inc. and Subsidiaries as of December 3, 1997 and May 14, 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the period from May 15, 1997 through December 3, 1997, and the consolidated balance sheet of the Predecessor as of December 31, 1996 and the statements of income, shareholders' equity and cash flows of the Predecessor for the period from January 1, 1997 through May 14, 1997 and for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSR, Inc. and Subsidiaries as of December 3, 1997 and May 14, 1997 and the results of its operations and its cash flows from May 15, 1997 through December 3, 1997, and the financial position of the Predecessor as of December 31, 1996 and the Predecessor's results of operations and cash flows for the period from January 1, 1997 through May 14, 1997 and for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

CROWE, CHIZEK AND COMPANY LLP

Elkhart, Indiana
March 24, 1998

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                        PREDECESSOR           THE COMPANY
                                                        ------------   -------------------------
                                                        DECEMBER 31,     MAY 14,     DECEMBER 3,
                                                            1996          1997          1997
                                                        ------------   -----------   -----------
Current assets
  Cash................................................   $  453,622    $    46,109   $    98,112
  Accounts receivable, less allowance for doubtful
     accounts of $20,480 and $40,480 at May 14 and
     December 3, 1997.................................    5,359,684      6,464,181     7,246,291
  Prepaid workers' compensation.......................      472,203             --            --
  Advances to affiliate...............................       84,639             --            --
  Deferred income taxes...............................       65,000        143,000       175,382
  Other current assets................................      101,740        262,299        76,495
                                                         ----------    -----------   -----------
          Total current assets........................    6,536,888      6,915,589     7,596,280
Furniture, fixtures and equipment, net................      213,745        208,290       255,705
Other assets
  Deferred financing fees, net of accumulated
     amortization of $52,143 at December 3, 1997......           --        577,586       525,443
  Goodwill, net of accumulated amortization of
     $202,189 at December 3, 1997.....................           --     14,765,492    14,730,464
  Other assets........................................       94,571         42,483        42,483
  Advances............................................           --             --       585,578
                                                         ----------    -----------   -----------
          Total assets................................   $6,845,204    $22,509,440   $23,735,953
                                                         ==========    ===========   ===========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Checks written in excess of bank balance............   $       --    $   471,453   $   245,374
  Current maturities of long-term debt................           --        500,000       833,334
  Accounts payable....................................      161,089        104,545       655,422
  Accrued compensation and payroll taxes..............    1,702,553      1,681,993     2,433,347
  Accrued workers' compensation.......................      126,369        436,258       610,301
  Income taxes payable................................      354,000        452,768       341,206
  Other current liabilities...........................       35,906         51,135       273,759
                                                         ----------    -----------   -----------
          Total current liabilities...................    2,379,917      3,698,152     5,392,743
Long-term debt........................................    2,178,740     11,561,159     7,345,581
Minority interest.....................................           84             --            --
Commitments and contingencies.........................           --             --            --
Shareholders' equity
  Common stock........................................        1,500          1,100         1,831
  Preferred stock 14% cumulative, $.01 par value,
     1,000,000 shares authorized with 110,000 and
     141,380 outstanding (redemption and liquidation
     value of $10,890,000 and $13,998,600) at May 14,
     1997 and December 3, 1997, respectively..........           --          1,100         1,414
  Additional paid-in capital..........................       59,620      7,247,929    10,294,359
  Retained earnings...................................    2,225,343             --       700,025
                                                         ----------    -----------   -----------
          Total shareholders' equity..................    2,286,463      7,250,129    10,997,629
                                                         ----------    -----------   -----------
          Total liabilities and shareholders'
            equity....................................   $6,845,204    $22,509,440   $23,735,953
                                                         ==========    ===========   ===========


                            See accompanying notes.

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          PREDECESSOR                  THE COMPANY
                                           -----------------------------------------   -----------
                                                                        PERIOD FROM    PERIOD FROM
                                            YEAR ENDED DECEMBER 31,    JANUARY 1, TO   MAY 15, TO
                                           -------------------------      MAY 14,      DECEMBER 3,
                                              1995          1996           1997           1997
                                           -----------   -----------   -------------   -----------
Revenues.................................  $42,437,683   $53,086,701    $23,658,130    $42,298,604
  Direct cost of services................   34,091,513    42,610,911     19,003,300     33,503,951
                                           -----------   -----------    -----------    -----------
Gross profit.............................    8,346,170    10,475,790      4,654,830      8,794,653
Expenses (other income)
  Selling, general and administrative
     expenses............................    7,228,229     8,409,328      3,928,067      6,928,849
  Interest expense.......................      236,121       227,951         62,946        589,455
  Other..................................      (27,619)           --             --             --
                                           -----------   -----------    -----------    -----------
                                             7,436,731     8,637,279      3,991,013      7,518,304
                                           -----------   -----------    -----------    -----------
Income before income taxes...............      909,439     1,838,511        663,817      1,276,349
Provision for income taxes...............      316,860       705,836        222,984        576,324
                                           -----------   -----------    -----------    -----------
Net income...............................  $   592,579   $ 1,132,675    $   440,833    $   700,025
                                           ===========   ===========    ===========    ===========

                            See accompanying notes.

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           ADDITIONAL
                                      COMMON   PREFERRED     PAID-IN      RETAINED
                                      STOCK      STOCK       CAPITAL      EARNINGS       TOTAL
                                      ------   ---------   -----------   ----------   -----------
PREDECESSOR
Balance at December 31, 1994........  $1,500    $   --     $    59,620   $  742,007   $   803,127
  Net income........................      --        --              --      592,579       592,579
  Distributions ($1,612 per
     share).........................      --        --              --     (241,918)     (241,918)
                                      ------    ------     -----------   ----------   -----------
Balance at December 31, 1995........   1,500        --          59,620    1,092,668     1,153,788
  Net income........................      --        --              --    1,132,675     1,132,675
                                      ------    ------     -----------   ----------   -----------
Balance at December 31, 1996........   1,500        --          59,620    2,225,343     2,286,463
  Net income........................      --        --              --      440,833       440,833
  Distributions ($105 per share)....      --        --              --      (15,821)      (15,821)
  Redemption of common stock at
     subsidiary level...............      --        --              --     (183,152)     (183,152)
                                      ------    ------     -----------   ----------   -----------
Balance at May 14, 1997.............  $1,500    $   --     $    59,620   $2,467,203   $ 2,528,323
                                      ======    ======     ===========   ==========   ===========
THE COMPANY
  Initial capitalization of the
     Company........................  $1,100    $1,100     $ 7,247,929   $       --   $ 7,250,129
     Issuance of stock..............     731       314       3,046,430           --     3,047,475
     Net income.....................      --        --              --      700,025       700,025
                                      ------    ------     -----------   ----------   -----------
Balance at December 3, 1997.........  $1,831    $1,414     $10,294,359   $  700,025   $10,997,629
                                      ======    ======     ===========   ==========   ===========

                            See accompanying notes.

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 PREDECESSOR                      THE COMPANY
                                                  -----------------------------------------     ---------------
                                                                              PERIOD FROM         PERIOD FROM
                                                  YEAR ENDED DECEMBER 31,   JANUARY 1, 1997     MAY 15, 1997 TO
                                                  -----------------------     TO MAY 14,          DECEMBER 3,
                                                    1995         1996            1997                1997
                                                  ---------   -----------   ---------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................  $ 592,579   $ 1,132,675     $   440,833        $    700,025
Adjustments to reconcile net income to net cash
  from operating activities
  Provision for losses on accounts receivable...     64,374        48,115          52,299                  --
  Depreciation..................................    128,279       112,036          27,103              66,579
  Amortization..................................         --            --              --             254,566
  Deferred income taxes.........................    (37,000)      (28,000)             --             (32,382)
  Loss on sale of fixed assets..................      3,610           596              --                  --
  Changes in assets and liabilities
     Accounts receivable........................   (501,657)   (1,271,842)     (1,176,796)           (782,110)
     Other current assets.......................   (164,586)     (330,049)        311,644             185,804
     Other assets...............................    (68,465)       42,544          51,788                  --
     Accounts payable...........................     (9,364)      (33,847)        (56,544)            550,877
     Other current liabilities..................    158,702       826,531           9,321           1,036,459
                                                  ---------   -----------     -----------        ------------
Net cash from operating activities..............    166,472       498,759        (340,352)          1,979,818
CASH FLOWS FROM INVESTING ACTIVITIES
Fees related to acquisition.....................         --            --              --          (1,066,331)
Payment for acquisition of predecessor
  business -- net of cash acquired..............         --            --              --         (17,570,891)
Capital expenditures............................   (103,378)      (30,272)        (21,648)           (113,994)
Proceeds from repayment of advances
  (advances)....................................         --       (84,639)         84,639            (585,578)
Proceeds from notes receivable from
  shareholder...................................    217,836        81,780              --                  --
Other...........................................         --           283              --             (30,343)
                                                  ---------   -----------     -----------        ------------
Net cash from investing activities..............    114,458       (32,848)         62,991         (19,367,137)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (payments) on revolving line of
  credit agreements.............................   (222,277)      408,010        (402,632)           (665,577)
Checks written in excess of bank balance........    222,499      (222,499)        471,453            (226,079)
Payments on notes payable to shareholders.......    (88,642)     (197,800)             --                  --
Redemption of common stock at subsidiary
  level.........................................         --            --        (183,152)                 --
Distributions paid..............................   (241,918)           --         (15,821)                 --
Borrowings on long-term debt....................         --            --              --          10,277,756
Debt issuance costs.............................         --            --              --             (97,586)
Principal payments on long-term debt............         --            --              --          (3,216,667)
Proceeds from issuance of stock.................         --            --              --          11,367,475
                                                  ---------   -----------     -----------        ------------
Net cash from financing activities..............   (330,338)      (12,289)       (130,152)         17,439,322
                                                  ---------   -----------     -----------        ------------
Net change in cash..............................    (49,408)      453,622        (407,513)             52,003
Cash at beginning of period.....................     49,408            --         453,622              46,109
                                                  ---------   -----------     -----------        ------------
Cash at end of period...........................  $      --   $   453,622     $    46,109        $     98,112
                                                  =========   ===========     ===========        ============


                            See accompanying notes.

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of CSR, Inc. (the "Company") and its wholly owned subsidiaries Corporate Staffing Resources, Inc., Corporate Staffing Resources, LLC and Corporate Staffing Resources, Inc. of St. Louis. The financial statements of December 31, 1995 and 1996 and the statements of income and cash flows for the period from January 1, 1997 through May 14, 1997 represent the results of the predecessor. The balance sheet at May 14, 1997 and the financial statements of December 3, 1997 represent the results of the successor Company.


     The Company is an employee staffing organization with emphasis in skilled light industrial, clerical and outplacement staffing on a regional basis and information technology staffing on a national basis.



     On May 14, 1997, CSR, Inc., a newly formed corporation, acquired 100% of the stock of Corporate Staffing Resources, Inc. The former shareholders of Corporate Staffing Resources, Inc., retained 20% of the common stock of CSR, Inc. This transaction was accounted for as a purchase. The equity of CSR, Inc. includes 20% of the carryover basis in net assets of Corporate Staffing Resources, Inc. Subsequent to the transaction Corporate Staffing Resources, Inc. changed its name to Corporate Staffing Resources of Indiana, Inc.


     The total purchase price amounted to approximately $20,381,000 of which $17,617,000 was paid in cash to shareholders. The purchase price exceeded the fair value of the net assets acquired by approximately $14,900,000. The consolidated balance sheet as of May 14, 1997 presents the financial position of CSR, Inc. and Subsidiaries immediately subsequent to the purchase.

     During 1995, Corporate Staffing Resources of St. Louis, Inc. was contributed by its shareholders to Corporate Staffing Resources, LLC. Also during 1995, Corporate Staffing Resources of Sturgis, Inc. and Corporate Staffing Resources of Tennessee, Inc., formerly affiliated companies, were merged into the Company. These transactions were accounted for at historical cost as a pooling of interests and, accordingly, all consolidated financial statements reflect the transactions as effective as of the beginning of the year. The distributions for 1995 of $241,918 were all paid by the merged companies prior to the actual merger date.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Estimates and Assumptions: The financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accrual for workers' compensation expenditures and the estimate of amortization on the goodwill require the use of significant estimates. The Company believes the techniques and assumptions used in establishing these amounts are appropriate.

     Revenue Recognition: Service revenues are recognized as income at the time staffing services are provided. An allowance for uncollectible accounts is provided for the amount not probable of collection.

     Furniture, Fixtures and Equipment: Furniture, fixtures and office equipment is recorded at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets.

     Intangible Assets: Intangible assets consist of the excess of the purchase price over the estimated fair value of the net assets (goodwill) acquired from Corporate Staffing Resources, Inc. and loan issuance costs. The goodwill is being amortized on a straight-line basis over 40 years. Goodwill is periodically assessed for impairment based on undiscounted projected cash flows. The loan issuance costs are being amortized on a straight-line basis over the life of the related loans.

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

     Workers' Compensation: A liability is recorded for workers' compensation claims when amounts to be paid can be reasonably estimated.

     Income Taxes: Income taxes are provided based on the liability method of accounting pursuant to ("SFAS") No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

     Deferred income tax assets consist primarily of the tax effects of accrued expenses.

     Advertising Expense: The cost of advertising is expensed when incurred. The Company incurred advertising expense of $419,524 for the year ended December 31, 1995, $531,327 for the year ended December 31, 1996, $288,498 for the period ended May 14, 1997 and $540,294 for the period ended December 3, 1997.

     Reclassifications: Certain items in the financial statements from prior years have been reclassified to conform with current presentation.

NOTE 3 -- FURNITURE, FIXTURES AND EQUIPMENT

     Furniture, fixtures and equipment consist of the following:

                                                    DECEMBER 31,   MAY 14,    DECEMBER 3,
                                                        1996         1997        1997
                                                    ------------   --------   -----------
Furniture and fixtures............................    $866,485     $164,168    $244,096
Transportation equipment..........................       1,193           --          --
Leasehold improvements............................      34,410       44,122      78,188
                                                      --------     --------    --------
                                                       902,088      208,290     322,284
Accumulated depreciation..........................     688,343           --      66,579
                                                      --------     --------    --------
                                                      $213,745     $208,290    $255,705
                                                      ========     ========    ========

NOTE 4 -- DEBT

     Debt at May 14, 1997 and December 3, 1997 consists of the following:

                                                                MAY 14,     DECEMBER 3,
                                                                 1997          1997
                                                              -----------   -----------
Variable rate (9.75%) revolving credit facility up to the
  lesser of $6,000,000 or a percentage of the Company's
  accounts receivable, due March 2002.......................  $ 1,061,159   $  395,582
Variable rate (9.75%) note payable due in varying quarterly
  installments plus interest through March 2003.............    5,500,000    5,333,333
Variable rate (10.5%) note payable due in quarterly
  installments of $25,000 plus interest through March 2003
  when the remaining principal balance is due...............    2,500,000    2,450,000
Variable rate (10.5%) note payable, interest only due
  through May 2002 followed by varying quarterly
  installments plus interest through March 2004. Subsequent
  to May 14, 1997 this note was paid in full (Note 8).......    3,000,000           --
                                                              -----------   ----------
                                                               12,061,159    8,178,915
Less current maturities.....................................      500,000      833,334
                                                              -----------   ----------
                                                              $11,561,159   $7,345,581
                                                              ===========   ==========

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

     The interest rates for all of the above debt are based on periodic elections made by the Company and are at a rate related to the prime rate or LIBOR and are subject to change depending upon the Company's attainment of certain financial ratios.

     All of the above debt is secured by substantially all the assets of the Company and life insurance policies on certain officers. In conjunction with the merger (Note 13), another financial institution refinanced all of the Company debt which is reflected in the above classification of long-term debt.

     As of December 3, 1997 the Company had an outstanding letter of credit of $663,000.

     Prior to May 15, 1997, the Company maintained a revolving credit facility with a bank which enabled it to borrow up to the lesser of $5,000,000 or a percentage of the Company's accounts receivable. Interest was payable at the bank's prime rate plus .5% depending upon the Company's attainment of certain financial ratios. The line was secured by accounts receivable and furniture, fixtures and equipment and matured May 31, 1998.

     Debt is due over the next five years as follows:

     DECEMBER 3, 1997
     ----------------
     1998........................................  $  833,334
     1999........................................   1,150,000
     2000........................................   1,300,000
     2001........................................   1,600,000
     2002........................................   1,900,000

NOTE 5 -- INCOME TAXES

     Deferred income taxes in the accompanying balance sheet consist of the following:

                                                    DECEMBER 31,   MAY 14,    DECEMBER 3,
                                                        1996         1997        1997
                                                    ------------   --------   -----------
Deferred tax assets...............................    $65,000      $143,000    $176,382
Deferred tax liabilities..........................         --            --          --

     There is no provision for a valuation allowance on the deferred tax assets.

     The provision for income taxes consists of the following:

                                        DECEMBER 31,   DECEMBER 31,   MAY 14,    DECEMBER 3,
                                            1995           1996         1997        1997
                                        ------------   ------------   --------   -----------
Current income taxes
  Federal income tax..................    $293,922       $605,739     $177,084    $496,606
  State income tax....................      59,938        128,097       45,900     112,100
                                          --------       --------     --------    --------
                                           353,860        733,836      222,984     608,706
Deferred income taxes.................     (37,000)       (28,000)          --     (32,382)
                                          --------       --------     --------    --------
                                          $316,860       $705,836     $222,984    $576,324
                                          ========       ========     ========    ========

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

     Following is a reconciliation of provision for income taxes computed at the federal statutory rate (34%) to the reported provision for income taxes:



                                        DECEMBER 31,   DECEMBER 31,   MAY 14,    DECEMBER 3,
                                            1995           1996         1997        1997
                                        ------------   ------------   --------   -----------
Income tax at 34% statutory rate......    $309,209       $625,094     $225,698    $433,959
Effect of:
  State income taxes, net of federal
     tax effect.......................      39,559         84,544       30,294      73,986
  Income taxed as S-Corporation.......     (22,736)            --           --          --
  Goodwill amortization...............          --             --           --      68,744
  Other...............................      (9,172)        (3,802)     (33,008)       (365)
                                          --------       --------     --------    --------
                                          $316,860       $705,836     $222,984    $576,324
                                          ========       ========     ========    ========


NOTE 6 -- INCENTIVE STOCK PLAN

     During 1997 the Company implemented an incentive stock plan for certain management employees. Shares of common stock were purchased at $1 per share which was considered fair market value. The shares are subject to a stock restriction agreement. As of December 3, 1997 all committed shares were purchased.

NOTE 7 -- RETIREMENT PLAN

     During 1996, the Company implemented a defined contribution plan covering substantially all of its employees. Eligible employees may contribute a percentage of their compensation to this plan, and their contributions are matched by the Company on a discretionary basis. Total costs under this plan was approximately $17,800 for the year ended December 31, 1996, $12,122 for the period ended May 14, 1997, and $11,403 for the period ended December 3, 1997.

NOTE 8 -- WARRANTS, PREFERRED AND COMMON STOCK

     Pursuant to the acquisition, the Company issued $.01 par common stock warrants to the debt holder that entitled them to purchase 4,235 shares of common stock for a nominal amount. Subsequently, in June 1997, a note for $3,000,000 was paid in full reducing the amount of warrants eligible to 1,810 shares. All warrants had been exercised at December 3, 1997. The value of the warrants was considered nominal based on the belief of management and representations by the holders.

     In addition, the Company entered into an agreement that entitles a shareholder to purchase 9,075 shares of common stock for $1 per share. These shares were purchased during the period ended December 3, 1997.

     The preferred stock is redeemable at the Company's option with debt holders approval at $99 per share. The preferred stock also has a liquidation preference at $99 per share. As a result of the merger (Note 13) the preferred shareholders converted all their shares and accumulated dividends of approximately $1,050,000 into common stock.

     Common stock consisted of the following:

                                       DECEMBER 31,   DECEMBER 31,    MAY 14,    DECEMBER 3,
                                           1995           1996         1997         1997
                                       ------------   ------------   ---------   -----------
Shares issued and outstanding........          150            150      110,000      183,050
Par value............................         None           None        $ .01        $ .01
Shares authorized....................   10,000,000     10,000,000    1,000,000    1,000,000

                   CSR, INC. AND SUBSIDIARIES AND PREDECESSOR

NOTE 9 -- LEASE COMMITMENTS

     The Company has entered into various lease agreements for the use of its facilities. The leases expire at various times through fiscal year 2000 with total monthly payments of approximately $76,000, plus insurance and property taxes for the facilities. Total lease expense under these agreements for the periods ended December 31, 1995, December 31, 1996, May 14, 1997 and December 3, 1997 were approximately $428,000, $475,000, $258,000 and $359,000, respectively.

     Minimum rental provisions over the terms of the leases are approximately as follows:

     DECEMBER 3, 1997
     ----------------
     1998........................................  $  666,000
     1999........................................     248,000
     2000........................................      92,000
                                                   ----------
                                                   $1,006,000
                                                   ==========

NOTE 10 -- CONTINGENCIES

     In addition to workers' compensation claims, the Company is a defendant in certain legal actions or claims arising from normal business activities primarily related to employment matters. Legal counsel is unable to determine the likelihood of loss or the amount, if any, to be incurred by the Company in settlement of these claims. Accordingly, the probability of loss is undeterminable, and no provision has been recorded. It is reasonably possible that this estimate may change.

NOTE 11 -- RELATED PARTY TRANSACTIONS


     During 1997 the Company entered into an agreement with two of its shareholders that requires an annual base fee of $250,000 plus expenses in exchange for consulting services through May 2002. The expense for these services was $139,454 for the period ended December 3, 1997.


NOTE 12 -- SUPPLEMENTAL CASH FLOW DISCLOSURES

                                        DECEMBER 31,   DECEMBER 31,   MAY 14,    DECEMBER 3,
                                            1995           1996         1997        1997
                                        ------------   ------------   --------   -----------
Cash paid during the period for
  Interest............................    $236,016       $226,607     $ 78,371    $542,401
  Income taxes........................     347,860        492,836      366,869     726,744

     Effective May 14, 1997, the Company issued 4,800 shares of common and preferred stock in satisfaction of a loan financing fee of $480,000.

     Also, as part of the acquisition of May 14, 1997, $1,783,403 of debt was refinanced.

     During 1995, two affiliates were merged into the Company. As a result, additional paid in capital, net of common stock redeemed, was contributed to the Company totaling approximately $24,000. Also, a note payable-shareholder of approximately $26,000 was contributed to the Company as additional paid in capital.

NOTE 13 -- SUBSEQUENT EVENTS

     Effective December 3, 1997 the Company merged with another staffing company Mega Force Staffing Companies, Inc. (Mega Force). Costs expended by the Company in connection with the merger that are the responsibility of Mega Force are recorded as an asset at December 3, 1997, and are to be reimbursed.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Members
The Hamilton-Ryker Company, LLC

     We have audited the accompanying balance sheets of The Hamilton-Ryker Company, LLC ("the Company") as of December 31, 1995 and 1996, and the related statements of income and members' capital and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Hamilton-Ryker Company, LLC at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Raleigh, North Carolina
May 8, 1998

                        THE HAMILTON-RYKER COMPANY, LLC

                                 BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Current assets:
  Cash and cash equivalents.................................  $  842,444    $1,593,307
  Accounts receivable, less allowance for doubtful accounts
     of $390,000 and $12,598 at December 31, 1995 and
     1996...................................................   2,400,253     3,457,781
  Deferred tax asset........................................     150,000            --
  Prepaid expenses and other................................      17,319        73,202
                                                              ----------    ----------
          Total current assets..............................   3,410,016     5,124,290
Property and equipment, net.................................     215,221       556,385
Intangible assets, net of accumulated amortization of
  $5,188....................................................          --     1,239,957
Receivable from shareholder.................................     217,945            --
Other assets................................................          --         4,430
                                                              ----------    ----------
          Total assets......................................  $3,843,182    $6,925,062
                                                              ==========    ==========

                LIABILITIES AND SHAREHOLDERS' EQUITY/MEMBERS' CAPITAL
Current liabilities:
  Customer deposits.........................................  $    5,020    $  182,999
  Accrued payroll...........................................     274,146       544,434
  Accrued payroll taxes and benefits........................     266,670       241,364
  Income taxes payable......................................     145,611            --
  Borrowings under line of credit...........................          --       850,000
  Current maturities of long-term debt......................          --       150,000
  Other current liabilities.................................     253,358        86,153
                                                              ----------    ----------
          Total current liabilities.........................     944,805     2,054,950
Long-term debt, less current maturities.....................          --     3,046,337
Deferred income taxes.......................................     352,000            --

Shareholders' equity/members' capital
     Common stock...........................................       2,000            --
Retained earnings/members' capital..........................   2,544,377     1,823,775
                                                              ----------    ----------
          Total liabilities and shareholders'
            equity/members' capital.........................  $3,843,182    $6,925,062
                                                              ==========    ==========

                            See accompanying notes.

                        THE HAMILTON-RYKER COMPANY, LLC

                              STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------    -----------
Revenues....................................................  $30,328,764    $32,187,952
  Cost of services..........................................   25,529,508     26,507,177
                                                              -----------    -----------
Gross profit................................................    4,799,256      5,680,775
Other (income) expense:
  Selling, general and administrative expenses..............    4,189,927      3,960,202
  Depreciation and amortization.............................       56,665        143,095
  Interest expense..........................................       10,565        266,670
  Other.....................................................     (351,238)      (455,900)
                                                              -----------    -----------
Income before income taxes..................................      893,337      1,766,708
Income tax expense
  Current...................................................      165,000             --
  Deferred..................................................      202,000             --
                                                              -----------    -----------
                                                                  367,000             --
                                                              -----------    -----------
Net income..................................................  $   526,337    $ 1,766,708
                                                              ===========    ===========

                            See accompanying notes.

                        THE HAMILTON-RYKER COMPANY, LLC

              STATEMENTS OF SHAREHOLDERS' EQUITY/MEMBERS' CAPITAL

                                                      COMMON     RETAINED EARNINGS/
                                                       STOCK      MEMBERS' CAPITAL        TOTAL
                                                      -------    ------------------    -----------
Balance at December 31, 1994........................  $ 2,000       $ 2,018,040        $ 2,020,040
  Net income for 1995...............................       --           526,337            526,337
                                                      -------       -----------        -----------
Balance at December 31, 1995........................    2,000         2,544,377          2,546,377
  Recapitalization..................................   (2,000)       (2,487,310)        (2,489,310)
  Net income for 1996...............................       --         1,766,708          1,766,708
                                                      -------       -----------        -----------
Balance at December 31,1996.........................  $    --       $ 1,823,775        $ 1,823,775
                                                      =======       ===========        ===========

                            See accompanying notes.

                        THE HAMILTON-RYKER COMPANY, LLC

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1995          1996
                                                              ----------    -----------
OPERATING ACTIVITIES
Net income..................................................  $  526,337    $ 1,766,708
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
  Depreciation and amortization.............................      56,665        143,095
  Deferred taxes............................................     202,000             --
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (222,293)    (1,273,510)
     Prepaid expenses and other.............................      36,608        (67,813)
     Other assets...........................................          --          2,452
     Customer deposits......................................    (270,596)        94,434
     Accrued payroll taxes and benefits.....................     429,042         31,997
     Other current liabilities..............................    (366,414)       590,294
     Income tax payable.....................................     145,611             --
     Payable to affiliate...................................    (553,118)            --
                                                              ----------    -----------
Net cash provided by (used in) operating activities.........     (16,158)     1,287,657
INVESTING ACTIVITIES
Purchase of assets of CM Management, Inc....................          --       (850,000)
Purchases of property and equipment.........................    (102,139)      (474,794)
Additions to intangible assets..............................          --        (62,000)
                                                              ----------    -----------
Net cash used in investing activities.......................    (102,139)    (1,386,794)
FINANCING ACTIVITIES
Increase in borrowings under line of credit.................          --        850,000
Increase in receivable from shareholder.....................     (82,505)
                                                              ----------    -----------
Net cash provided by (used in) financing activities.........     (82,505)       850,000
                                                              ----------    -----------
Net increase (decrease) in cash and cash equivalents........    (200,802)       750,863
Cash and cash equivalents at beginning of year..............   1,043,246        842,444
                                                              ----------    -----------
Cash and cash equivalents at end of year....................  $  842,444    $ 1,593,307
                                                              ==========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest......................  $    7,712    $   229,592
                                                              ==========    ===========
Cash paid during the year for income taxes..................  $   22,800    $        --
                                                              ==========    ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS
  In 1996, the Company issued a $450,000 note payable as
     partial consideration for the purchase of assets of CM
     Management, Inc.

                            See accompanying notes.

                        THE HAMILTON-RYKER COMPANY, LLC

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     The Hamilton-Ryker Company, LLC (the "Company") is a human resource staffing company. The Company operates primarily in Tennessee, Kentucky, Mississippi and Missouri serving predominantly the clerical and light industrial markets. The Company was formed for the purpose of continuing the operations of Myron Services, Inc., Temp Team, Inc. and Hamryk Services, Inc., all of which were involved in the staffing services industry. In connection with the formation of the Company, a portion of the shareholders' equity of the predecessor companies was recapitalized into a $2,746,337 note payable to the members. In March 1997, the Company ceased operating as a limited liability company when the members exchanged 100% of their interests for ownership in Mega Force Staffing Companies Inc. (Note 7).

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Concentration of Credit Risk

     The Company's principal financial instrument subject to potential concentration of credit risk is accounts receivable which are unsecured. The Company provides an allowance for doubtful accounts equal to estimated losses expected to be incurred in the collection of accounts receivable.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed by accelerated methods over the estimated useful lives of the assets, ranging from 3 to 7 years. Depreciation expense was $56,665 and $137,907 in 1995 and 1996, respectively.

  Advertising Expense

     The cost of advertising is expensed when incurred. The Company incurred advertising expense of $129,309 and $115,355 in 1995 and 1996, respectively.

  Intangible Assets

     Intangible assets consists primarily of goodwill and capitalized professional fees related to a business acquisition. Goodwill is amortized on a straight-line basis over forty years. Amortization expense was $0 and $5,188 in 1995 and 1996, respectively.

  Related Party Transactions

     The Company routinely transacts business with various individuals that are members of the Company. In 1995 and 1996, the Company paid $858,000 and $394,000, respectively, of management fees to a related party.

     Receivable from shareholder of $217,945 at December 31, 1995 represents an unsecured, non-interest bearing obligation and has no fixed repayment schedule.

  Income Taxes

     During 1995, the Company operated under the provisions of Subchapter C of the Internal Revenue Code. As such, the Company accounted for income taxes using the liability method as prescribed by SFAS No. 109

                        THE HAMILTON-RYKER COMPANY, LLC

"Accounting for Income Taxes." The liability method recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities.

     Effective January 1, 1997, the Company began operating under the provisions of Subchapter S of the Internal Revenue Code, and consequently, was not subject to federal income tax; rather the shareholders were liable for individual income taxes on their respective share of taxable income.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The Company estimates that the fair value of all financial instruments approximates the carrying amounts. Because of the short-term maturity of cash and cash equivalents and accounts receivable, their carrying amounts approximate fair value.

     The fair value of notes payable is based upon the Company's effective current borrowing rate for debt with similar terms and remaining maturities.

2. ACQUISITION

     On October 30, 1996, the Company acquired the assets of CM Management Services, a human resource staffing company for $1,300,000. The Company accounted for the acquisition under the purchase method of accounting and recorded $1,183,145 of related goodwill. The results of operations for the year ended December 31, 1996 included the results of operations from the purchased business from the date of acquisition. The business combination agreement provides for contingent cash consideration to be paid on an annual basis over the next three years if certain earnings levels are achieved.

3. LINE-OF-CREDIT

     The Company maintains a $1,350,000 line of credit facility with a bank due on demand or February 1997. The agreement is a closed end credit facility in which the Company can borrow up to the maximum amount once. The facility bears interest at the prime rate plus 0.75% (9% at December 31, 1996). The facility is collateralized by substantially all of the Company's assets and is personally guaranteed by members of the Company. Borrowings under the facility were $850,000 at December 31, 1996.

     Additionally, the Company maintains a $850,000 line of credit facility with a bank, due on demand or February 1997. The facility bears interest at the prime rate plus 0.75% (9% at December 31, 1996). The facility is collateralized by substantially all of the Company's assets and is personally guaranteed by the members of the Company. There were no borrowings under the facility at December 31, 1996.

                        THE HAMILTON-RYKER COMPANY, LLC

4. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1995 and 1996:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
Note payable to a third party, payable in annual principal
  installments of $150,000 through 1999, interest payable
     monthly at 8%..........................................      $ --        $  450,000
Notes payable to related parties, interest payable monthly
  at 9%, due December 2001..................................        --         2,746,337
                                                                  ----        ----------
Total.......................................................        --         3,196,337
Less current portion........................................        --           150,000
                                                                  ----        ----------
Long-term portion...........................................      $ --        $3,046,337
                                                                  ====        ==========

     Aggregate maturities of long-term debt for the years subsequent to December 31, 1996 are as follows:

1997.............................................  $  150,000
1998.............................................     150,000
1999.............................................     150,000
2000.............................................          --
2001.............................................   2,746,337
                                                   ----------
                                                   $3,196,337
                                                   ==========

     In 1995 and 1996, the Company incurred approximately $0 and $247,000, respectively, in interest expense due to related parties.

5. LEASES

     The Company leases office space under various noncancelable and month-to-month operating leases with related and unrelated parties. Future minimum lease payments for noncancelable operating leases with initial terms of one year or more consist of the following at December 31, 1996:

1997..............................................  $333,313
1998..............................................   285,127
1999..............................................   228,680
2000..............................................    65,867
2001..............................................    10,695
                                                    --------
Total minimum lease payments......................  $923,682
                                                    ========

     Rent expense totaled approximately $139,000 and $187,000 in 1995 and 1996, respectively. Approximately $34,300 and $31,000 of this amount represents rent paid to a related party in 1995 and 1996.

6. 401(k) SAVINGS PLAN

     The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code covering certain employees who meet specified criteria. The Company matches 50% of employee contributions up to 5% of the respective employee's annual salary. Employer contributions were approximately $23,000 in 1996.

                        THE HAMILTON-RYKER COMPANY, LLC

7. INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1995 consisted of the following:

Deferred tax assets:
  Allowance for bad debts...................................  $150,000
                                                              --------
Total current deferred tax assets...........................  $150,000
                                                              ========
Deferred tax liabilities:
  Employee benefits.........................................  $352,000
                                                              --------
Total deferred tax liabilities..............................  $352,000
                                                              ========

     A reconciliation of the provision for income tax expense computed by applying the statutory federal income tax rate to pre-tax earnings at December 31, 1995 is as follows:

Computed federal income tax at statutory rate...............  $304,000
State taxes, net of federal benefit.........................    54,000
Non-deductible expenses.....................................     9,000
                                                              --------
Income tax expense..........................................  $367,000
                                                              ========

8. SUBSEQUENT EVENTS

     In March 1997, the Company merged with Mega Force Staffing Companies, Inc., a human resource staffing company and became a wholly owned subsidiary of Mega Force Staffing Companies, Inc.

                        CMS MANAGEMENT SERVICES COMPANY

                   UNAUDITED CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998

                                     ASSETS

Current assets
  Cash......................................................  $  749,650
  Accounts receivable.......................................   1,733,001
  Prepaid expenses and other................................      63,526
                                                              ----------
          Total current assets..............................   2,546,177
Property and equipment, net.................................     327,428
Other assets................................................     150,256
                                                              ----------
                                                              $3,023,861
                                                              ==========
                     LIABILITIES AND OWNERS' EQUITY
Current liabilities
  Note payable, bank........................................  $  350,000
  Current maturities of long-term debt......................      80,740
  Accounts payable..........................................     215,959
  Accrued expense...........................................     612,214
  Deferred income taxes.....................................     230,000
                                                              ----------
          Total current liabilities.........................   1,488,913
Deferred compensation.......................................     111,085
                                                              ----------
                                                               1,599,998
Owners' equity:
  Common stock..............................................       2,200
  Additional paid-in capital................................     158,674
  Retained earnings and members' equity.....................   1,262,989
                                                              ----------
          Total owners' equity..............................   1,423,863
                                                              ----------
          Total liabilities and owners' equity..............  $3,023,861
                                                              ==========

                            See accompanying notes.

                        CMS MANAGEMENT SERVICES COMPANY

               UNAUDITED CONDENSED COMBINED STATEMENTS OF INCOME

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Service revenues............................................  $3,104,720   $4,255,873
  Cost of services..........................................   1,645,705    2,343,069
                                                              ----------   ----------
Gross profit................................................   1,459,015    1,912,804
Operating expenses:
  Selling, general, and administrative expenses.............   1,214,158    1,402,868
  Depreciation..............................................      34,305       37,416
                                                              ----------   ----------
Operating income............................................     210,552      472,520
                                                              ----------   ----------
Other (income) expense:
  Interest expense..........................................      10,043       18,086
  Other, net................................................     (26,452)      (4,757)
                                                              ----------   ----------
                                                                 (16,409)      13,329
                                                              ----------   ----------
Income before provision for income taxes....................     226,961      459,191
Provision for income taxes..................................          --           --
                                                              ----------   ----------
Net income..................................................  $  226,961   $  459,191
                                                              ==========   ==========

                            See accompanying notes.

                        CMS MANAGEMENT SERVICES COMPANY


             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS


                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
OPERATING ACTIVITIES
Net income..................................................  $ 226,961   $ 459,191
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     34,305      37,416
  Change in assets and liabilities:
     Accounts receivable....................................    232,161      24,138
     Prepaid expenses.......................................     15,648       7,948
     Accounts payable.......................................    (78,611)     58,599
     Accrued expenses.......................................     92,112     166,847
     Income taxes payable...................................    (17,000)         --
                                                              ---------   ---------
Net cash provided by operating activities...................    505,576     754,139
                                                              ---------   ---------
INVESTING ACTIVITIES
Capital expenditures........................................    (27,029)    (34,579)
(Collections) advances of notes receivable..................    (83,464)     99,011
                                                              ---------   ---------
Net cash provided by (used in) investing activities.........   (110,493)     64,432
                                                              ---------   ---------
FINANCING ACTIVITIES
Proceeds from borrowings....................................    200,000          --
Payments on debt and borrowings.............................    (30,768)   (419,733)
Contribution from stockholders..............................     91,817          --
Distribution to stockholders................................   (233,353)         --
                                                              ---------   ---------
Net cash provided by (used in) financing activities.........     27,696    (419,733)
                                                              ---------   ---------
Increase in cash............................................    422,779     398,838
Cash at beginning of year...................................    104,848     350,812
                                                              ---------   ---------
Cash at end of year.........................................  $ 527,627   $ 749,650
                                                              =========   =========

                            See accompanying notes.

                        CMS MANAGEMENT SERVICES COMPANY

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1998

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

  Nature of Business:

     CMS Management Services Company is a name describing a group of separate entities related through common ownership.

     CMS Management Services Company is a regional staffing firm specializing in financial and information technology, people and projects, and outplacement services. These services are offered to customers primarily in the Midwestern United States. Billings are due upon receipt.

     The combined financial statements include the accounts of CMS Management Services Co., TemPro Resources, Inc. CMS/TemPro of Indianapolis, Inc., CMS Services, Inc. and CMS/TemPro of Nashville, LLC, a limited liability company. All significant intercompany accounts and transactions have been eliminated in combination.

  Basis of Presentation:

     The unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (considering of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with CMS Management Services Company audited financial statements for the year ended December 31, 1997, included elsewhere in this Prospectus.

2. SUBSEQUENT EVENT

     On May 1,1998, Corporate Staffing Resources, Inc. acquired substantially all of the assets and liabilities of CMS Management Services Co., TemPro Resources, Inc., CMS Services, Inc. and CMS/TemPro of Nashville, LLC, and acquired 100% of the stock of CMS/TemPro of Indianapolis, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To The Board Of Directors And Members
CMS Management Services Company
South Bend, Indiana

     We have audited the accompanying combined balance sheet of CMS Management Services Company as of December 31, 1997, and the related combined statements of income, retained earnings and members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CMS Management Services Company as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

McGLADREY & PULLEN, LLP

South Bend, Indiana
February 20, 1998, except for Note 4, as to which the date is April 27, 1998 and
Note 10, to which the date is May 1, 1998

                        CMS MANAGEMENT SERVICES COMPANY

                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                     ASSETS

Current assets
  Cash......................................................  $  350,812
  Accounts receivable.......................................   1,793,178
  Notes receivable, stockholder.............................      99,011
  Prepaid expenses and other................................      35,435
                                                              ----------
          Total current assets..............................   2,278,436
Furniture and equipment, net of accumulated depreciation of
  $548,470..................................................     330,265
Other assets................................................     150,256
                                                              ----------
                                                              $2,758,957
                                                              ==========
                     LIABILITIES AND OWNERS' EQUITY
Current liabilities
  Note payable, bank........................................  $  645,000
  Current maturities of long-term debt......................     188,671
  Accounts payable..........................................     157,360
  Accrued expenses..........................................     445,367
  Deferred income taxes.....................................     230,000
                                                              ----------
          Total current liabilities.........................   1,666,398
Long-Term debt, less current maturities.....................      16,802
Deferred compensation.......................................     111,085
                                                              ----------
          Total liabilities.................................   1,794,285
Owners' equity:
  Common stock..............................................       2,200
  Additional paid-in capital................................     158,674
  Retained earnings and members' equity.....................     803,798
                                                              ----------
          Total owners' equity..............................     964,672
                                                              ----------
          Total liabilities and owners' equity..............  $2,758,957
                                                              ==========

                            See accompanying notes.

                        CMS MANAGEMENT SERVICES COMPANY

                          COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

Service revenues............................................  $13,884,795
  Cost of services..........................................    7,261,319
                                                              -----------
Gross profit................................................    6,623,476
Operating expenses:
  Selling, general, and administrative expenses.............    6,364,440
  Depreciation..............................................      153,682
                                                              -----------
Operating income............................................      105,354
                                                              -----------
Other (income) expense:
  Interest expense..........................................       44,114
  Other, net................................................      (68,342)
                                                              -----------
                                                                  (24,228)
                                                              -----------
Income before provision for income taxes....................      129,582
Benefit from income taxes...................................       61,000
                                                              -----------
Net income..................................................  $   190,582
                                                              ===========

                            See accompanying notes.

                        CMS MANAGEMENT SERVICES COMPANY

          COMBINED STATEMENT OF RETAINED EARNINGS AND MEMBERS' EQUITY
                          YEAR ENDED DECEMBER 31, 1997

Balance at beginning of year................................  $ 754,752
  Members' capital contributions............................     91,817
  Net income................................................    190,582
  Dividends.................................................   (233,353)
                                                              ---------
Balance at end of year......................................  $ 803,798
                                                              =========

                            See accompanying notes.

                        CMS MANAGEMENT SERVICES COMPANY

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

OPERATING ACTIVITIES
Net income..................................................  $ 190,582
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................    153,682
  Loss on sale of property and equipment....................     13,828
  Deferred income taxes.....................................    (61,000)
  Deferred compensation.....................................     44,800
  Change in assets and liabilities:
     Accounts receivable....................................   (231,267)
     Prepaid expenses.......................................     42,559
     Accounts payable.......................................    (55,756)
     Accrued expenses.......................................     38,499
     Income taxes payable...................................    (17,000)
                                                              ---------
Net cash provided by operating activities...................    118,927
                                                              ---------
INVESTING ACTIVITIES
Capital expenditures........................................    (97,994)
Increase in deposits........................................     (5,000)
Advances of notes receivable................................    (99,011)
Increase in cash value of life insurance....................    (64,701)
                                                              ---------
Net cash (used in) investing activities.....................   (266,706)
                                                              ---------
FINANCING ACTIVITIES
Issuance of common stock....................................      1,000
Proceeds from borrowings....................................    640,000
Payments on debt and borrowings.............................   (105,721)
Proceeds from Members' Capital contributions................     91,817
Dividends...................................................   (233,353)
                                                              ---------
Net cash provided by financing activities...................    393,743
                                                              ---------
Increase in cash............................................    245,964
Cash at beginning of year...................................    104,848
                                                              ---------
Cash at end of year.........................................  $ 350,812
                                                              =========

                            See accompanying notes.

                        CMS MANAGEMENT SERVICES COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS, USE OF ESTIMATES, AND SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business:

     CMS Management Services Company is a name describing a group of separate entities related through common ownership.

     CMS Management Services Company is a regional staffing firm specializing in financial and information technology, people and projects, and outplacement services. These services are offered to customers primarily in the Midwestern United States. Billings are due upon receipt.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Significant Accounting Policies

     Principles of Combination

     The combined financial statements include the accounts of CMS Management Services Co., TemPro Resources, Inc., CMS/TemPro of Indianapolis, Inc., CMS Services, Inc., and CMS/TemPro of Nashville, LLC., a limited liability company. All significant intercompany accounts and transactions have been eliminated in combination.

  Cash

     The Companies have cash on deposit in financial institutions which, at times, may exceed the limits of insurance coverage provided by the Federal Deposit Insurance Corporation.

  Depreciation

     Depreciation of furniture and equipment is computed principally by the straight-line method over the estimated useful lives of the assets ranging from 3 to 7 years.

  Revenue recognition

     Revenue is recognized as services are performed.

2. RECEIVABLES

     Receivables in the accompanying balance sheet at December 31, 1997 consist of the following:

Trade............................................  $1,755,301
Employees........................................      37,877
                                                   ----------
                                                   $1,793,178
                                                   ==========

                        CMS MANAGEMENT SERVICES COMPANY

3. OTHER ASSETS

     Other assets at December 31, 1997 consist of the following:

Cash value of life insurance......................  $100,095
Deposits..........................................     9,161
Deferred tax assets...............................    41,000
                                                    --------
                                                    $150,256
                                                    ========

4. PLEDGED ASSETS, LINES OF CREDIT, AND LONG-TERM DEBT

     The terms of a loan agreement with a bank permit CMS Management Services Co. and TemPro Resources, Inc. to borrow a maximum of $650,000, of which $645,000 was outstanding at December 31, 1997. Borrowings under the agreement are limited to prescribed levels of trade receivables, bear interest at prime (8.5% at December 31, 1997) plus .75%, are collateralized by substantially all assets of those Companies, are personally guaranteed by their stockholders, and are due on demand. This agreement expires in March 1998 (a).

     The terms of a loan agreement with a bank permit CMS/TemPro of Indianapolis, Inc. to borrow a maximum of $500,000, none of which was outstanding at December 31, 1997. Borrowings under the agreement are limited to prescribed levels of trade receivables, bear interest at prime (8.5% at December 31, 1997), are collateralized by substantially all assets of that Company, are personally guaranteed by its stockholders up to certain amounts, and are due on demand. This agreement expires in April 1998 (a).

     Long-term debt as of December 31, 1997 is as follows:

Note payable, bank, due in monthly installments of $7,633
  including interest at prime (8.5% at December 31, 1997)
  plus 1%, collateralized by substantially all assets of CMS
  Management Services Co. and TemPro Resources, Inc.,
  personally guaranteed by the stockholders of those
  companies, final payment due March 31, 1999(a)............  $101,382
Notes payable, stockholders, subordinated to bank debt, due
  in semi-monthly installments of $1,299 including interest
  at 7.024% to 7.269%, unsecured, final payments made in
  1998......................................................   104,091
                                                              --------
                                                               205,473
Less current maturities.....................................   188,671
                                                              --------
                                                              $ 16,802
                                                              ========

---------------

(a) These agreements contain restrictive covenants that, among other things, restrict the level of capital expenditures, and require the maintenance of defined levels of tangible net worth and certain other financial ratios. CMS Management Services Co. and TemPro Resources, Inc. have obtained a waiver for the covenants with which they were not in compliance at December 31, 1997.

                        CMS MANAGEMENT SERVICES COMPANY

5. COMMON STOCK

     Common stock at December 31, 1997 consists of the following:

                                                                             SHARES
                                                                           ISSUED AND
                                                                           OUTSTANDING
                                                     PAR      SHARES     ---------------
                                                    VALUE   AUTHORIZED   NUMBER   AMOUNT
                                                    -----   ----------   ------   ------
CMS Management Services Co........................  None      1,200      1,200    $  100
TemPro Resources, Inc.............................  None      1,200      1,200       100
CMS/TemPro of Indianapolis, Inc...................  None      1,000         66     1,000
CMS Services, Inc.................................  None      1,000        100     1,000
                                                                                  ------
                                                                                  $2,200
                                                                                  ======

6. EMPLOYEE BENEFIT PLANS

  Profit Sharing Plans

     The Companies maintain a contributory profit-sharing plan with 401(k) provisions for the benefit of all eligible fulltime employees. The Companies match 25% of the first 6% of employee contributions. Contributions were approximately $44,000 for the year ended December 31, 1997.

  Deferred Compensation Obligations

     Effective January 1, 1994, the Companies entered into deferred compensation agreements with certain key employees which provide benefits payable over a ten-year period commencing at retirement as defined in the agreement. Under certain circumstances, including death, total disability or a change in ownership control of the Companies, the payment of the benefit would be accelerated. The accumulated benefit of the agreements as of December 31, 1997 was $176,000, of which $21,000 was vested. The net present value of the accumulated benefit as of December 31, 1997 was not material to the combined financial statements and no liability has been recorded. The Companies have purchased life insurance policies to fund a portion of this obligation.

     Effective December 14, 1995, CMS/TemPro of Indianapolis, Inc. entered into a deferred compensation agreement with a key executive which provides benefits payable either in a lump sum amount or over a fifteen-year period commencing at retirement as defined in the agreement. Under certain circumstances, including death, total disability, or a change in ownership control of the Company, payment of the benefit would be accelerated. The accumulated and vested benefit of the agreement as of December 31, 1997 was approximately $111,000. The Company has purchased life insurance policies to fund a portion of this obligation.

  Incentive Pay

     The Companies have an incentive plan pursuant to which certain members of management and key employees receive discretionary and formula driven incentive pay principally based upon the achievement by the Companies of annual performance goals.

7. INCOME TAXES

     CMS Management Services Co., TemPro Resources, Inc. and CMS Services, Inc., with the consent of their stockholders, have elected to have their income taxed under Section 1362 of the Internal Revenue Code and a similar section of the state tax laws which provide that, in lieu of corporation income taxes, the stockholders account for their proportionate shares of the Companies' items of income, deduction, losses, and credits. Also, CMS/TemPro of Nashville, LLC is a limited liability company and its members account for

                        CMS MANAGEMENT SERVICES COMPANY
their proportionate shares of the Company's items of income, deduction, losses, and credits. Therefore, these statements do not include any provision for income taxes for these entities. The amount of net income included in the combined statement of income related to these entities was approximately $295,000 for the year ended December 31, 1997.

     For CMS/TemPro of Indianapolis, Inc., deferred taxes are provided on a liability method whereby deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     This entity files its income tax returns under the cash basis method. Therefore, the composition of the deferred tax assets and liabilities in the accompanying combined balance sheet at December 31, 1997 primarily relates to the difference between the accrual basis of reporting for financial statement purposes and the cash basis of reporting for income tax purposes and consist of the following:

Gross deferred tax assets:
  Accrued expenses..........................................  $  20,000
  Deferred compensation.....................................     44,000
  Net operating losses......................................     21,000
                                                              ---------
                                                                 85,000
                                                              ---------
Gross deferred tax liabilities:
  Trade receivables.........................................    (41,000)
  Prepaid expenses..........................................   (230,000)
  Depreciation..............................................     (3,000)
                                                              ---------
                                                               (274,000)
                                                              ---------
Net deferred tax (liabilities)..............................  $(189,000)
                                                              =========
Presented in the accompanying balance sheet as follows:
  Long-term deferred tax assets.............................  $  41,000
  Current deferred tax liabilities..........................   (230,000)
                                                              ---------
                                                              $(189,000)
                                                              =========

     The provision for federal and state income taxes for the year ended December 31, 1997 consists of a $61,000 reduction in the net deferred tax liabilities.

8. LEASE OBLIGATIONS

     The Companies lease their office space under operating leases which require monthly rentals currently totaling $19,096, plus the payment of property taxes, normal maintenance, and insurance on the properties, and which expire at various dates through December 2004.

                        CMS MANAGEMENT SERVICES COMPANY

     The total minimum rental commitment under the above leases at December 31, 1997 is due as follows:

During the year ending December 31,
1998.............................................  $  222,705
1999.............................................     204,237
2000.............................................     190,367
2001.............................................     190,367
2002.............................................     190,367
Thereafter.......................................     344,639
                                                   ----------
                                                   $1,342,682
                                                   ==========

     The rent expense, excluding property taxes, maintenance, and insurance, included in the combine statement of income for the year ended December 31, 1997 was approximately $210,000.

9. CASH FLOWS INFORMATION

     Supplemental information relative to the statement of cash flows for the year ended December 31, 1997 is as follows:

Supplemental disclosures of cash flows information:
Cash payments for:
Interest....................................................  $44,144
Income taxes................................................  $16,678

10. SUBSEQUENT EVENT

     On May 1,1998, Corporate Staffing Resources, Inc. acquired substantially all of the assets and liabilities of CMS Management Services Co., TemPro Resources, Inc., CMS Services, Inc. and CMS/TemPro of Nashville, LLC. and acquired 100% of the stock of CMS/TemPro of Indianapolis, Inc.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Intranational Computer Consultants, Inc.

     We have audited the accompanying balance sheet of Intranational Computer Consultants, Inc., as of December 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intranational Computer Consultants, Inc., as of December 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

MOSS-ADAMS LLP

Santa Rosa, California
February 6, 1998 (except for Note 11,
as to which the date is March 1, 1998)

                    INTRANATIONAL COMPUTER CONSULTANTS, INC.

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                     ASSETS

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Current assets:
  Cash......................................................   $   32,400
  Accounts receivable.......................................    1,640,900
  Refundable income taxes...................................        7,800
  Prepaid expenses..........................................       10,400
  Note receivable -- stockholder............................       43,000
                                                               ----------
          Total current assets..............................    1,734,500
Property and equipment, net.................................      108,900
Deposits....................................................        8,500
                                                               ----------
          Total assets......................................   $1,851,900
                                                               ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Outstanding checks, net of bank balance...................   $   40,200
  Line of credit............................................       55,000
  Accounts payable..........................................      452,300
  Accrued payroll and related liabilities...................      644,700
  Deferred income taxes.....................................       43,000
                                                               ----------
          Total current liabilities.........................    1,235,200
                                                               ----------
Deferred income taxes.......................................      143,000
Stockholders' equity
  Common stock, no par value; 500,000 shares authorized,
     52,000 shares issued and outstanding...................        5,000
Retained earnings...........................................      468,700
                                                               ----------
          Total stockholders' equity........................      473,700
                                                               ----------
          Total liabilities and stockholders' equity........   $1,851,900
                                                               ==========

                            See accompanying notes.

                    INTRANATIONAL COMPUTER CONSULTANTS, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 1997

Revenues....................................................  $14,512,300
  Cost of services..........................................   10,890,200
                                                              -----------
Gross profit................................................    3,622,100
Operating expenses:
  Selling, general, and administrative expenses.............    3,520,800
  Depreciation and amortization.............................       21,700
                                                              -----------
Operating income............................................       79,600
                                                              -----------
Other income (expense):
  Interest expense..........................................      (11,900)
  Other, net................................................      (14,300)
                                                              -----------
                                                                  (26,200)
                                                              -----------
Income before benefit from income taxes.....................       53,400
Benefit from income taxes...................................       39,200
                                                              -----------
Net income..................................................       92,600
Retained earnings, December 31, 1996 (as restated)..........      376,100
                                                              -----------
Retained earnings, December 31, 1997........................  $   468,700
                                                              ===========

                            See accompanying notes.

                    INTRANATIONAL COMPUTER CONSULTANTS, INC.

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

OPERATING ACTIVITIES
Net income..................................................  $  92,600
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     21,700
  Deferred income taxes.....................................    (42,000)
  Change in:
     Accounts receivable....................................    120,600
     Prepaid expenses.......................................      4,900
     Refundable income taxes................................       (800)
     Deposits...............................................     (5,100)
     Accounts payable.......................................    235,500
     Accrued liabilities....................................   (416,600)
     Income taxes payable...................................     (2,000)
                                                              ---------
Net cash provided by operating activities...................      8,800
                                                              ---------
INVESTING ACTIVITIES
Purchases of property and equipment.........................    (76,000)
Payments on note receivable from stockholder................      1,700
                                                              ---------
Net cash (used in) investing activities.....................    (74,300)
                                                              ---------
FINANCING ACTIVITIES
Net repayments under line of credit.........................   (167,900)
Outstanding checks, net of bank balance.....................     40,200
                                                              ---------
Net cash (used in) financing activities.....................   (127,700)
                                                              ---------
Decrease in cash............................................   (193,200)
Cash, December 31, 1996.....................................    225,600
                                                              ---------
Cash, December 31, 1997.....................................  $  32,400
                                                              =========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
  Interest..................................................  $  11,900
  Income taxes..............................................      7,000

                            See accompanying notes.

                    INTRANATIONAL COMPUTER CONSULTANTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Operations

     Intranational Computer Consultants, Inc., is a professional services firm specializing in providing technical support for mainframe and mid-range computer operations, technical consulting, and software development services, to organizations with large-scale information processing and distribution needs located in the San Francisco Bay Area.

  Accounts Receivable

     Accounts receivable are stated at net realizable value. An allowance for doubtful accounts was not considered necessary at December 31, 1997.

  Property and Equipment

     Property and equipment are stated at cost and depreciated using accelerated and straight line methods over estimated useful lives ranging from 3 to 7 years. Additions or improvements are capitalized at cost, while maintenance and repair expenditures are charged to operations.

  Income Taxes

     Income taxes are recognized using enacted tax rates and are composed of taxes on financial accounting income that is adjusted for requirements of current tax law, and deferred taxes. Deferred taxes are the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues, expenses, and the disclosure of contingent assets and liabilities. The amounts estimated could differ from actual results.

  Advertising

     Advertising costs are expensed as incurred and were $47,000 for the year ended December 31, 1997.

  Concentrations of Risk

     Financial instruments potentially subjecting the Company to concentrations of credit risk consist primarily of trade receivables. This credit risk is limited due to the financial strength of the Company's customers. Three customers account for 30% of revenues and $305,100 of trade receivables for the year ended and as of December 31, 1997.

2. ACCOUNTS RECEIVABLE

Trade............................................  $1,631,200
Other receivables................................       9,700
                                                   ----------
                                                   $1,640,900
                                                   ==========

                    INTRANATIONAL COMPUTER CONSULTANTS, INC.

3. NOTE RECEIVABLE -- STOCKHOLDER

     The note receivable from stockholder is due in semi-monthly installments of $200, including interest at 7% and is secured by computer equipment. The note was repaid in full subsequent to December 31, 1997. Interest received from the stockholder was $3,000 for the year ended December 31, 1997.

4. PROPERTY AND EQUIPMENT

Computers and equipment.....................................  $125,900
Furniture and fixtures......................................    45,700
Other.......................................................    15,900
                                                              --------
                                                               187,500
Less accumulated depreciation...............................    78,600
                                                              --------
                                                              $108,900
                                                              ========

5. BORROWINGS UNDER LINE OF CREDIT

     The Company has available a $1,000,000 line of credit that is subject to a limitation equal to 80% of eligible accounts receivable. Interest is at the bank's prime rate plus 1.5%. The line of credit matures November 1998, and is secured by substantially all assets of the Company and the stockholders' personal guarantees.

6. COMMITMENTS AND RELATED PARTY TRANSACTIONS

     The Company rents office space under an operating lease expiring in February 1999. The monthly lease payment, currently $6,350, is adjusted annually based on increases in the Consumer Price Index, as defined in the agreement. In no case will the annual increase be less than 3% nor more than 6%. The Company is responsible for substantially all costs associated with repairs, maintenance, taxes, and insurance. An option exists to extend the lease for an additional four year period.

     The Company leases computer equipment from a stockholder under an operating lease expiring in July 2000. The lease requires semi-annual payments of $17,000, with the Company responsible for maintenance, taxes and insurance.

     The Company leases additional office space under operating leases expiring through August 1998.

     Future minimum lease payments are as follows:

YEAR ENDING DECEMBER 31,
1998..............................................  $112,300
1999..............................................    40,600
2000..............................................    17,000
                                                    --------
                                                    $169,900
                                                    ========

     Rent expense for the year ended December 31, 1997, was $133,700, including $34,000 paid to a stockholder.

7. PENSION PLAN

     The Company provides an Internal Revenue Code Section 401(k) Plan covering substantially all employees meeting certain age and service requirements. Plan contributions are made at the discretion of the Board of Directors. The Company did not contribute to the plan during the year ended December 31, 1997.

                    INTRANATIONAL COMPUTER CONSULTANTS, INC.

8. BENEFIT FROM INCOME TAXES

     The significant temporary differences between the carrying amounts and tax basis of existing assets and liabilities that give rise to deferred tax assets and liabilities include using a different method of depreciation for tax purposes; deduction of paid vacation pay, actual bad debt write-offs, paid stockholder salaries, and the current state tax liability in the following year. During the year ended December 31, 1997, the Company changed from the cash method of accounting for income taxes to the accrual method. The Company is allowed to recognize the tax liability generated by this change over a four year period, which is recognized as a deferred tax liability.

Provision for income taxes
  Federal...................................................  $  1,900
  California................................................       900
                                                              --------
                                                                 2,800
Change in deferred income taxes.............................   (42,000)
                                                              --------
                                                              $(39,200)
                                                              ========
Current deferred income taxes consist of the following:
  Gross deferred tax assets.................................  $ (8,200)
  Gross deferred tax liabilities............................    51,200
                                                              --------
                                                              $ 43,000
                                                              ========
Non-current deferred income taxes consist of the following:
  Gross deferred tax assets.................................  $ (9,800)
  Gross deferred tax liabilities............................   152,800
                                                              --------
                                                              $143,000
                                                              ========

9. PRIOR PERIOD ADJUSTMENT

     The Company, in reviewing certain transactions associated with accrued commissions, concluded that the full accrual required for commission expense had not been included in the December 31, 1996, financial statements. Accordingly, to reflect the impact those liabilities would have had on the prior year's financial statements, the Company has reduced retained earnings by $61,500 from that previously reported. As the Company was on the cash basis of accounting for tax purposes, this adjustment has no effect on prior year income taxes.

10. CONTINGENCIES

     The Company has employment agreements with certain of its executive officers that provide for lump sum severance payments upon termination of employment under certain circumstances or a change of control, as defined in the agreements. The maximum contingent liability under these agreements is approximately $150,000. See Note 11.

     The Company has been notified of a potential claim regarding amounts owed to a former hourly contractor. Damages, if any, can not be estimated at this time. Management believes the claim is without merit and intends to vigorously defend its position.

11. SUBSEQUENT EVENTS


     Subsequent to year end, the stockholders of the Company sold all of the issued and outstanding stock to a previously unrelated corporation.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

                   UNAUDITED CONDENSED COMBINED BALANCE SHEET


                             AS OF JANUARY 31, 1998

                                     ASSETS

Current assets:
  Cash......................................................  $   92,739
  Accounts receivable -- trade, net.........................     685,872
  Advances to employees.....................................       6,497
  Prepaid expenses..........................................      12,555
  Income tax refunds receivable.............................      20,885
  Deferred income taxes, current portion....................       6,500
                                                              ----------
          Total current assets..............................     825,048
Property and equipment, net.................................     269,546

Other assets
  Advances to stockholder...................................     187,514
  Deposits..................................................       1,107
  Deferred income taxes.....................................      56,000
                                                              ----------
          Total assets......................................  $1,339,215
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................  $  453,249
  Accounts payable..........................................       5,059
  Accrued wages, payroll taxes and other liabilities........      91,830
  Capital lease obligation -- current portion...............       1,703
  Deferred compensation short-term..........................      30,000
  Deferred income taxes.....................................      49,600
                                                              ----------
          Total current liabilities.........................     631,441
Long-term liabilities
  Capital lease obligation, net.............................         322
  Deferred compensation Long-term...........................     202,500
  Deferred income taxes.....................................      11,400
                                                              ----------
                                                                 845,663
Stockholders' equity
  Common stock..............................................       2,000
  Paid in capital...........................................     161,056
  Retained earnings.........................................     330,496
                                                              ----------
          Total stockholders' equity........................     493,552
                                                              ----------
          Total liabilities and stockholders' equity........  $1,339,215
                                                              ==========


                            See accompanying notes.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE


             UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS





                                                                THREE MONTHS ENDED
                                                                    JANUARY 31,
                                                              -----------------------
                                                                 1997         1998
                                                              ----------   ----------
Revenues....................................................  $2,384,339   $2,233,847
  Direct cost of sales......................................   1,735,322    1,638,056
                                                              ----------   ----------
Gross profit................................................     649,017      595,791
Operating expenses
  Selling, general and administrative expenses..............     800,174      650,483
  Depreciation..............................................      19,177       16,902
                                                              ----------   ----------
  Operating loss............................................    (170,334)     (71,594)
Other income (expense)
  Interest expense..........................................      (8,666)     (13,643)
                                                              ----------   ----------
Loss before income taxes....................................    (179,000)     (85,237)
Provision for income taxes..................................          --           --
                                                              ----------   ----------
Net loss....................................................  $ (179,000)  $  (85,237)
                                                              ==========   ==========


                            See accompanying notes.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE


              UNAUDITED CONDENSED COMBINED STATEMENT OF CASH FLOWS





                                                               THREE MONTHS ENDED
                                                                   JANUARY 31,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................   (179,000)  $ (85,237)
                                                              ---------   ---------
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     19,177      16,902
  (Increase) decrease in:
     Accounts receivable....................................    (13,655)    386,785
     Unbilled revenue.......................................         --     242,270
     Other current assets...................................      9,077       6,712
  Increase (decrease) in:
     Checks in excess of cash in bank.......................         --     (73,409)
     Accounts payable.......................................     (4,604)    (18,407)
     Accrued wages, payroll taxes and other liabilities.....      6,121    (197,936)
     Deferred compensation..................................         --      (7,500)
Total adjustments...........................................     16,116     355,417
                                                              ---------   ---------
Net cash provided by (used in) operating activities.........   (162,884)    270,180
                                                              ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment.......................    (46,542)     (1,520)
Advances to stockholder.....................................         --      (6,764)
                                                              ---------   ---------
Net cash used in investing activities.......................    (46,542)     (8,284)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in line of credit.......................    100,000    (166,187)
Distributions to stockholders...............................         --      (2,700)
Payments on capital lease obligations.......................         --        (370)
                                                              ---------   ---------
Net cash provided by financing activities...................    100,000    (169,257)
                                                              ---------   ---------
Net increase (decrease) in cash.............................   (109,426)     92,639
Cash at beginning of period.................................    113,666         100
                                                              ---------   ---------
Cash at end of period.......................................  $   4,240   $  92,739
                                                              =========   =========


                            See accompanying notes.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE


           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS


                                JANUARY 31, 1998


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The financial statements are presented on a combined basis. Both companies are located in Atlanta, Georgia, incorporated in the State of Georgia, and are under common control and ownership. The following companies are included in these combined financial statements:

                                                       TAX            DATE        FISCAL
NAME OF COMPANY                                      STATUS       INCORPORATED   YEAR END
---------------                                      ------       ------------   --------
NPS of Atlanta, Inc.............................  C-Corporation     01-11-91      10/31
NPS Staffing Specialist, Inc....................  S-Corporation     02-22-95      12/31

     Intercompany transactions and balances have been eliminated in combination.

  Organization and Business

     NPS of Atlanta, Inc. provides temporary and permanent staffing solutions to companies and organizations located throughout metro Atlanta on a fee basis.

     NPS Staffing Specialists, Inc. provides promotional and marketing services to the staffing industry. NPS Staffing Specialists, Inc.'s sole customer is NPS of Atlanta, Inc.

     NPS of Atlanta, Inc. and its Affiliate (the "Company") operate five offices throughout the Atlanta, metropolitan area.


  Basis of Presentation



     The unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (considering of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with NPS of Atlanta, Inc. and Affiliate audited financial statements for the year ended January 31, 1998, included elsewhere in this Prospectus.



2. SUBSEQUENT EVENTS


     On February 23, 1998, the shareholders of NPS of Atlanta, Inc. and the shareholder of NPS Staffing Specialists, Inc. sold all of the issued and outstanding stock of these companies to a previously unrelated corporation for cash that was paid at closing.


     The primary shareholder continues to be employed by NPS of Atlanta, Inc. at a salary of $5,000 per month until June 30, 1998. Effective July 1, 1998, both shareholders will be engaged as consultants by NPS of Atlanta, Inc. for an eighteen-month period for an aggregate fee of $75,000, payable in 12 monthly amounts of $6,250 commencing July 1, 1998.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of NPS of Atlanta, Inc. and Affiliate

     We have audited the accompanying combined balance sheet of NPS of Atlanta, Inc. and Affiliate, (a Georgia Corporation) as of October 31, 1997, and the related combined statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of NPS of Atlanta, Inc. and its Affiliate as of October 31, 1997, and the results of their operations and their cash flows for the period then ended, in conformity with generally accepted accounting principles.

BROOKS, HOLMES, WILLIAMS & COOK, LLC

Atlanta, Georgia
January 19, 1998, except for Note 10,
as to which the date is February 23, 1998

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

                             COMBINED BALANCE SHEET
                             AS OF OCTOBER 31, 1997

                                     ASSETS

Current assets:
  Cash......................................................  $      100
  Accounts receivable -- trade, net (Note 1)................   1,072,657
  Unbilled revenue..........................................     242,270
  Advances to employees.....................................       2,267
  Prepaid expenses..........................................      23,497
  Income tax refunds receivable.............................      20,885
  Deferred income taxes, current portion (Note 8)...........       6,500
                                                              ----------
          Total current assets..............................   1,368,176
Property and equipment, net (Note 2)........................     284,928

Other assets
  Advances to stockholder (Note 3)..........................     180,750
  Deposits..................................................       1,107
  Deferred income taxes (Note 8)............................      56,000
                                                              ----------
          Total assets......................................  $1,890,961
                                                              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Checks issued in excess of cash in bank...................  $   73,409
  Line of credit (Note 6)...................................     619,436
  Accounts payable..........................................      23,466
  Accrued wages, payroll taxes and other liabilities........     289,766
  Capital lease obligation -- current portion (Note 5)......       1,612
  Deferred compensation short-term (Note 11)................      30,000
  Deferred income taxes (Note 8)............................      49,600
                                                              ----------
          Total current liabilities.........................   1,087,289
Long-term liabilities
  Capital lease obligation, net (Note 5)....................         783
  Deferred compensation Long-term (Note 11).................     210,000
  Deferred income taxes (Note 8)............................      11,400
                                                              ----------
                                                               1,309,472
Commitments (Note 9)
Stockholders' equity
  Common stock (Note 7).....................................       2,000
  Paid in capital...........................................     161,056
  Retained earnings.........................................     418,433
                                                              ----------
          Total stockholders' equity........................     581,489
                                                              ----------
          Total liabilities and stockholders' equity........  $1,890,961
                                                              ==========

                            See accompanying notes.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

                        COMBINED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED OCTOBER 31, 1997

Revenues....................................................  $11,071,827
  Direct cost of sales......................................    8,090,318
                                                              -----------
Gross profit................................................    2,981,509
Operating expenses
  Selling, general and administrative expenses..............    2,962,080
  Depreciation..............................................       73,193
                                                              -----------
  Operating loss............................................      (53,764)
Other income (expense)
  Gain on sale..............................................        3,232
  Interest expense..........................................      (46,929)
                                                              -----------
Loss before income taxes....................................      (97,461)
Provision for income taxes -- benefit (Note 8)..............       61,068
                                                              -----------
Net loss....................................................  $   (36,393)
                                                              ===========

                            See accompanying notes.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE TWELVE MONTHS ENDED OCTOBER 31, 1997

                                                     COMMON               RETAINED
                                                     STOCK     PAID-IN    EARNINGS
                                                    (NOTE 7)   CAPITAL    (DEFICIT)     TOTAL
                                                    --------   --------   ---------   ---------
Balance at October 31, 1996.......................   $2,000    $161,056   $ 585,009   $ 748,065
  Net loss........................................       --          --     (36,393)    (36,393)
  Distributions to stockholder....................       --          --    (130,183)   (130,183)
                                                     ------    --------   ---------   ---------
Balance at October 31, 1997.......................   $2,000    $161,056   $ 418,433   $ 581,489
                                                     ======    ========   =========   =========

                            See accompanying notes.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

                        COMBINED STATEMENT OF CASH FLOWS
                  FOR THE TWELVE MONTHS ENDED OCTOBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $ (36,393)
                                                              ---------
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     73,193
  (Increase) decrease in:
     Accounts receivable....................................   (333,230)
     Unbilled revenue.......................................    (88,095)
     Other current assets...................................     21,908
  (Increase) decrease in:
     Checks in excess of cash in bank.......................     73,409
     Accounts payable.......................................     (6,180)
     Accrued wages, payroll taxes and other liabilities.....     83,899
     Deferred compensation..................................    (60,000)
     Deferred income taxes..................................    (42,548)
                                                              ---------
Total adjustments...........................................   (277,644)
                                                              ---------
Net cash used in operating activities.......................   (314,037)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment.......................    (96,317)
Proceeds from sale of investment............................     57,500
                                                              ---------
Net cash used in investing activities.......................    (38,817)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in line of credit..................................    369,471
Distributions to stockholders...............................   (130,183)
                                                              ---------
Net cash provided by financing activities...................    239,288
                                                              ---------
Net decrease in cash........................................   (113,566)
Cash at beginning of period.................................    113,666
                                                              ---------
Cash at end of period.......................................  $     100
                                                              =========
SUPPLEMENTAL DISCLOSURES
  Interest paid.............................................  $  46,424
  Income tax refunds received...............................  $  16,139
  Assets acquired through capital leases....................  $   3,185

                            See accompanying notes.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                OCTOBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The financial statements are presented on a combined basis. Both companies are located in Atlanta, Georgia, incorporated in the State of Georgia, and are under common control and ownership. The following companies are included in these combined financial statements:

                                                       TAX            DATE        FISCAL
NAME OF COMPANY                                      STATUS       INCORPORATED   YEAR END
---------------                                      ------       ------------   --------
NPS of Atlanta, Inc.............................  C-Corporation     01-11-91      10/31
NPS Staffing Specialist, Inc....................  S-Corporation     02-22-95      12/31

     Intercompany transactions and balances have been eliminated in combination.

  Organization and Business

     NPS of Atlanta, Inc. provides temporary and permanent staffing solutions to companies and organizations located throughout metro Atlanta on a fee basis.

     NPS Staffing Specialists, Inc. provides promotional and marketing services to the staffing industry. NPS Staffing Specialists, Inc.'s sole customer is NPS of Atlanta, Inc.

     NPS of Atlanta, Inc. and its Affiliate (the "Company") operate five offices throughout the Atlanta, metropolitan area.

  Business and Credit Concentrations

     Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. The Company continually evaluates the credit worthiness of its customers; however, the Company generally does not require collateral. The Company maintains cash balances in various accounts at a financial institution which, in the aggregate, may exceed federally insured amounts at times.

  Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and investments with purchased original maturities of three months or less. As of October 1997, the Company held no investments.

  Revenue Recognition

     The Company recognizes revenue as services are performed net of estimated credits and uncollectible amounts. The company sells its services to its customers primarily on a fee basis.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Unbilled Revenue

     The Company accrues the earned revenues and the related costs of employee services which have not been billed at the end of an accounting period.

  Financial Instruments

     The fair market value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company believes that the fair values of financial instruments approximate their recorded values.

  Allowance for Doubtful Accounts

     Management evaluates on a regular basis the need for an allowance for doubtful accounts and provides for amounts which may eventually become uncollectible and any disputed charges. The allowance for doubtful accounts as of October 31, 1997 is $10,000.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation for financial statement purposes is provided by the straight-line method over the estimated economic lives of the depreciable assets. Maintenance and repairs are charged to operations as incurred, while major renewals and betterments which substantially extend the useful life of property and equipment are capitalized.

  Income Taxes

     NPS Staffing Specialists, Inc., with the consent of its stockholder, elected under the Internal Revenue Code and comparable state regulations to be an S Corporation. Under these provisions, the Company does not pay federal or state corporate income taxes on its taxable income, rather, the stockholder of the S Corporation reports the Company's taxable income (or loss) and any tax credits on his personal income tax returns. Therefore, no provision or liability for federal income taxes has been included for this entity in these combined financial statements as it relates to NPS Staffing Specialists, Inc.

     For tax purposes, NPS of Atlanta, Inc. is a regular corporation subject to federal and state income taxes. See Note 8 regarding the tax provision (benefit) as it relates to NPS of Atlanta, Inc.'s taxable income or loss. Generally, income tax expense (benefit) for this entity includes federal and state taxes currently payable and deferred taxes arising from temporary differences in bases of assets and liabilities for financial reporting and income tax purpose. These differences result principally from depreciation, deferred compensation, allowance for doubtful accounts and the use of the cash basis of accounting for tax purposes.

  Other

     The Company operates in an industry, staffing, which has a large employee base, is prone to workers compensation claims and is subject to the risks inherent with such employment.

  Advertising

     The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $137,802 for the year ended December 31, 1997.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              YEARS
                                                              -----
Furniture and equipment.....................................    7     $ 375,753
Leasehold improvements......................................    5       109,597
                                                                      ---------
                                                                        485,350
Less accumulated depreciation...............................           (200,422)
                                                                      ---------
Property and equipment, net.................................          $ 284,928
                                                                      =========

     Depreciation expense for the year ended October 31, 1997 is $73,193.

3. ADVANCES TO STOCKHOLDER

     As of October 31, 1997, advances had been made to the sole shareholder aggregating $180,750. These amounts are unsecured and non interest-bearing.

4. RELATED PARTY TRANSACTIONS

     The Company leases office space for two of its offices from an officer/shareholder of NPS of Atlanta, Inc. and Affiliate. Under these leases, the Companies are responsible for property taxes, insurance, utilities and substantially all repairs and maintenance of the properties. Lease terms include annual rent payments of $109,092 through October 31, 2002; thereafter an annual rent payment of $13,092 through January 31, 2004. Rent payments to be officer/shareholders for the twelve months ended October 31, 1997 totaled $106,553.

5. CAPITAL LEASE OBLIGATIONS

     In 1997, the Company acquired a copier for $3,185. This system was financed through a lease. For financial reporting purposes, $3,185 has been capitalized representing the minimum lease payments over 36 months, with the lease expiring in 1999. The property under capital lease as of October 31, 1997 is as follows:

Capitalized cost............................................  $3,185
Less accumulated depreciation...............................    (228)
                                                              ------
Net book value..............................................  $2,957
                                                              ======

     The future minimum lease payments under the capital lease and the net present value of the future minimum lease payments at October 31, 1997 are as follows:

1998........................................................  $1,984
1999........................................................     827
                                                              ------
Total minimum lease payments................................   2,811
Less amount representing interest...........................     416
                                                              ------
Present value of net minimum lease payments.................   2,395
Less current maturities of capital lease....................   1,612
                                                              ------
Long-term capital lease obligation..........................  $  783
                                                              ======

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. LINE OF CREDIT

     NPS of Atlanta, Inc. has a $1,000,000 revolving line of credit facility for the purpose of financing accounts receivables. Interest accrues at prime plus 1.0% and is payable monthly. The outstanding balance is due the earlier of March 15, 1998 or on demand by the financial institution and is guaranteed by NPS Staffing Specialists, Inc. and the officers and shareholders of NPS of Atlanta, Inc.

     Accounts receivable are pledges as collateral and the available credit is limited to 80% of the accounts receivable less than 60 days outstanding. The interest rate at October 31, 1997 was 9.25%.

7. COMMON STOCK

     The following details corporate shares authorized, issued and outstanding, and the initial capitalization for each corporation in the group. These are no treasury shares.

                                                              ISSUED AND
                NAME OF COMPANY                  AUTHORIZED   OUTSTANDING   PAR VALUE   AMOUNT
                ---------------                  ----------   -----------   ---------   ------
NPS of Atlanta, Inc.
  Class A -- voting............................  1,000,000      10,000        None      $1,000
  Class B -- non voting........................  1,000,000        None        None
NPS Staffing Specialists, Inc..................  1,000,000       1,000        None       1,000
                                                                                        ------
Balance October 31, 1997.......................                                         $2,000
                                                                                        ======

8. INCOME TAXES

     The income tax provision in these financial statements represents only the related income tax benefits of NPS of Atlanta, Inc. which incurred an operating loss of $462,000 for financial reporting purposes and $279,000 for tax purposes for its fiscal year ended October 31, 1997. The primary difference between the financial reporting loss and taxable loss is income taxable in the current year due to a change in accounting methods in 1994 which for tax purposes could be taken into taxable income over a four year period. This income was recorded for financial reporting purposes in a lump sum in 1994.

     NPS of Atlanta, Inc. has net operating loss carryforwards and charitable contributions carryforwards available to offset future taxable income. The amounts and expiration dates of these carryforwards are listed below:

                      CARRYFORWARDS                          AMOUNT       EXPIRATION
                      -------------                         --------   ----------------
Net operating loss........................................  $198,500   October 31, 2012
Charitable contributions -- federal/state income tax......     6,600   October 31, 2002

Provision for income taxes -- benefit:
  Current income tax benefit..............................                $20,315
  Deferred income tax benefit.............................                 40,753
                                                                          -------
Total provision for income taxes -- benefit...............                $61,068
                                                                          =======

9. OPERATING LEASES

     The Company leases five office facilities in Atlanta, GA. These leases expire in 1998 through 2004.

     The Company leases office equipment under a non-cancelable operating lease over a 51-month term, expiring February 2001.

                              NPS OF ATLANTA, INC.
                                 AND AFFILIATE

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     This lease has been classified as an operating lease under the provisions of Financial Accounting Standards Board Statement 13. The following summarizes the future minimum rentals required by the noncancelable lease for the years ending December 31:

1998..............................................  $184,524
1999..............................................   172,093
2000..............................................   140,811
2001..............................................   142,080
2002..............................................   125,909
2003..............................................    13,092
2004..............................................     3,273
                                                    --------
                                                    $781,782
                                                    ========

     Rent expense for the twelve months ended October 31,1997 is $179,303.

10. SUBSEQUENT EVENTS

     On February 23, 1998, the shareholders of NPS of Atlanta, Inc. and the shareholder of NPS Staffing Specialists, Inc. sold all of the issued and outstanding stock of these companies to a previously unrelated corporation for cash that was paid at closing.

     The primary shareholder continues to be employed by NPS of Atlanta, Inc. at a salary of $5,000 per month until June 30, 1998. Effective July 1, 1998, both shareholders will be engaged as consultants by NPS of Atlanta, Inc. for an eighteen-month period for an aggregate fee of $75,000, payable in 12 monthly amounts of $6,250 commencing July 1, 1998.

11. DEFERRED COMPENSATION AGREEMENT

     On November 12, 1996, NPS of Atlanta, Inc. executed a deferred compensation agreement with a former key employee for past services rendered. Terms of the agreement include monthly compensation of $2,500 beginning December 1996 through November 2005. The agreement also states that should substantially all the capital stock or assets of NPS of Atlanta, Inc. be sold, the unpaid balance of the agreement shall become due within ten days of the sale closing date. At October 31,1997, the balance of the unpaid deferred compensation was $240,000 of which $30,000 is classified as a current liability (due within twelve months) and $210,000 is classified as a non-current liability (due beyond twelve months). Deferred compensation expense was $30,000 for the year ended December 31,1997.

12. CONTINGENCIES

     Certain claims, suits, and complaints arising in the ordinary course of operations have been filed or are pending against the Company. Management believes that the outcome of such matters, if any, will not have a material impact on the Company's financial position or results of future operations.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.


                       UNAUDITED CONDENSED BALANCE SHEET


                              AS OF JUNE 30, 1998



                                  ASSETS
Current assets
  Cash......................................................    $   38,138
  Accounts receivable.......................................     1,147,894
  Prepaid expenses..........................................        82,971
                                                                ----------
       Total current assets.................................     1,269,003
Property and equipment, net.................................        21,662
Other assets................................................        95,812
                                                                ----------
       Total assets.........................................    $1,386,477
                                                                ==========
                      LIABILITIES AND OWNERS' EQUITY
Current liabilities
  Accounts payable..........................................    $  285,880
  Accrued expenses..........................................       377,825
                                                                ----------
       Total current liabilities............................       663,705
Deferred income taxes.......................................       173,000
                                                                ----------
       Total liabilities....................................       836,705
Owners' equity
  Common stock..............................................           300
  Additional paid in capital................................         8,986
  Retained earnings.........................................       543,872
  Less cost of 100 shares of treasury stock.................        (3,386)
                                                                ----------
       Total owners' equity.................................       549,772
                                                                ----------
       Total liabilities and owners' equity.................    $1,386,477
                                                                ==========



                            See accompanying notes.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



                    UNAUDITED CONDENSED STATEMENTS OF INCOME



                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
Service revenues............................................  $4,226,555    $4,556,598
  Cost of services..........................................   3,136,669     3,296,401
                                                              ----------    ----------
Gross profit................................................   1,089,886     1,260,197
Operating expenses:
  Selling, general, and administrative expenses.............     945,601       783,664
  Depreciation..............................................       3,874         3,312
                                                              ----------    ----------
Operating income............................................     140,411       473,221
                                                              ----------    ----------
Other (income) expense:
  Interest Expense..........................................         517           570
  Other, net................................................      (2,572)       (4,342)
                                                              ----------    ----------
                                                                  (2,055)       (3,772)
                                                              ----------    ----------
Income before provision for income taxes....................     142,466       476,993
Provision for income taxes..................................      59,380         1,000
                                                              ----------    ----------
Net income..................................................      83,086       475,993
                                                              ==========    ==========



                            See accompanying notes.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS



                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1997       1998
                                                                ----       ----
OPERATING ACTIVITIES
Net income..................................................  $ 83,086   $475,993
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     3,874      3,312
  Provision for deferred income taxes.......................        --    (16,000)
  Changes in assets and liabilities:
     Accounts receivable....................................   (98,115)  (231,811)
     Prepaid expenses.......................................   (23,483)   (72,462)
     Other assets...........................................     6,470      3,748
     Accounts payable.......................................   165,878    252,980
     Accrued expenses.......................................   145,982     25,774
                                                              --------   --------
Net cash provided by operating activities...................   283,692    441,534
Investing activities........................................        --         --
Capital expenditures........................................   (13,462)        --
                                                              --------   --------
Net cash used in investing activities.......................   (13,462)        --
FINANCING ACTIVITIES
Proceeds from (principal payments on) note payable, net.....  (112,000)   (10,000)
Distributions to stockholders...............................        --   (394,143)
                                                              --------   --------
Net cash provided (used) by financing activities............  (112,000)  (404,143)
                                                              --------   --------
Increase in cash............................................   158,230     37,391
Cash at beginning of period.................................    14,569        747
                                                              --------   --------
Cash at end of period.......................................  $172,799   $ 38,138
                                                              ========   ========



                            See accompanying notes.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



               NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS


                                 JUNE 30, 1998



1. NATURE OF BUSINESS AND BASIS OF PRESENTATION



Nature of Business



     Programming Management & Systems, Inc. is an information technology staffing firm specializing in outplacement services. These services are offered to customers primarily in the Midwestern United States.



Basis of Presentation



     The unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (considering normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with Programming Management & Systems, Inc. audited financial statements for the year ended December 31, 1997, included elsewhere in this Prospectus.



2. SUBSEQUENT EVENT



     On July 2, 1998, Corporate Staffing Resources, Inc. acquired 100% of the stock of Programming Management & Systems, Inc.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors


Programming Management & Systems, Inc.


St. Louis, Missouri



     We have audited the accompanying balance sheet of Programming Management & Systems, Inc. as of December 31, 1997 and the related statements of income changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Programming Management & Systems, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ STONE CARLIE & COMPANY, L.L.C.



St. Louis, Missouri


June 16, 1998

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



                                 BALANCE SHEET


                               DECEMBER 31, 1997



                                     ASSETS
Current assets
  Cash and cash equivalents.................................    $      747
  Accounts receivable.......................................       916,083
  Prepaid expenses..........................................        10,509
  Deferred income taxes.....................................        33,000
                                                                ----------
       Total current assets.................................       960,339
                                                                ----------
Property and equipment
  Computer equipment........................................        92,372
  Furniture and fixtures....................................        22,160
                                                                ----------
                                                                   114,532
  Less accumulated depreciation.............................        89,558
                                                                ----------
                                                                    24,974
                                                                ----------
Other assets
  Cash surrender value of life insurance policies...........        69,155
  Other.....................................................        30,405
                                                                ----------
                                                                    99,560
                                                                ----------
                                                                $1,084,873
                                                                ==========
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable..............................................    $   10,000
  Accounts payable..........................................        32,900
  Accrued salaries and wages................................       164,867
  Accrued health care liability.............................        67,000
  Other accrued expenses....................................       120,184
                                                                ----------
       Total current liabilities............................       394,951
                                                                ----------
Deferred income taxes.......................................       222,000
                                                                ----------
Stockholders' equity
  Common stock; $1 par value, 30,000 shares authorized, 300
     shares issued and outstanding..........................           300
  Additional paid-in capital................................         8,986
  Retained earnings.........................................       462,022
                                                                ----------
                                                                   471,308
  Less cost of 100 shares of treasury stock.................         3,386
                                                                ----------
                                                                   467,922
                                                                ----------
                                                                $1,084,873
                                                                ==========



   The accompanying notes are an integral part of these financial statements.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



                              STATEMENT OF INCOME


                          YEAR ENDED DECEMBER 31, 1997



Net sales...................................................  $8,567,749
Cost of services............................................   6,260,993
                                                              ----------
Gross profit................................................   2,306,756
Selling, general and administrative expenses................   2,307,718
                                                              ----------
Loss from operations........................................        (962)
Other income................................................      29,342
                                                              ----------
Income before income taxes..................................      28,380
Income tax expense..........................................       7,000
                                                              ----------
Net income..................................................  $   21,380
                                                              ==========



   The accompanying notes are an integral part of these financial statements.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                          YEAR ENDED DECEMBER 31, 1997



                                   COMMON STOCK     ADDITIONAL               TREASURY STOCK
                                  ---------------    PAID-IN     RETAINED   ----------------
                                  SHARES   AMOUNT    CAPITAL     EARNINGS   SHARES   AMOUNT     TOTAL
                                  ------   ------   ----------   --------   ------   ------     -----
Balance, December 31, 1996......   180      $180      $9,106     $440,642    100     ($3,386)  $446,542
Shares of common stock
  retired.......................   (80)      (80)         80           --     --          --         --
Shares of common stock issued...   200       200      ($ 200)          --     --          --         --
Net income......................    --        --          --       21,380     --          --     21,380
                                   ---      ----      ------     --------    ---     -------   --------
Balance, December 31, 1997......   300      $300      $8,986     $462,022    100     ($3,386)  $467,922
                                   ===      ====      ======     ========    ===     =======   ========



   The accompanying notes are an integral part of these financial statements.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



                            STATEMENT OF CASH FLOWS


                          YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $  21,380
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................        7,188
  Deferred income taxes.....................................      (55,000)
  Changes in operating assets and liabilities
     Accounts receivable....................................       15,521
     Prepaid expenses.......................................       27,772
     Other assets...........................................       12,244
     Accounts payable.......................................       26,681
     Accrued salaries and wages.............................       28,466
     Accrued health care liability..........................      (12,000)
     Other accrued expenses.................................       70,191
                                                                ---------
Net cash provided by operating activities...................      142,443
                                                                ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..........................      (13,463)
Increase in cash surrender value of life insurance
  policies..................................................      (20,802)
                                                                ---------
Net cash used by investing activities.......................      (34,265)
                                                                ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable..................................      300,000
Principal payments on note payable..........................     (422,000)
                                                                ---------
Net cash used by financing activities.......................     (122,000)
                                                                ---------
Net decrease in cash and cash equivalents...................      (13,822)
Cash and cash equivalents, beginning of year................       14,569
                                                                ---------
Cash and cash equivalents, end of year......................    $     747
                                                                =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest......................................    $     840
                                                                =========
Cash paid for income taxes..................................    $   2,836
                                                                =========



   The accompanying notes are an integral part of these financial statements.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.



                         NOTES TO FINANCIAL STATEMENTS


                               DECEMBER 31, 1997



NOTE 1 -- DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



DESCRIPTION OF BUSINESS



     Programming Management & Systems, Inc. (the company) is a St. Louis based staffing company specializing in the placement of information technology personnel on a contract basis with Midwestern manufacturing and health care companies.



CASH AND CASH EQUIVALENTS



     The company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.



     The company places its cash and cash equivalents in a high quality bank. These balances occasionally exceed federally insured limits.



PROPERTY AND EQUIPMENT



     Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of five to seven years.



ACCRUED HEALTH CARE LIABILITY



     The accrued health care liability represents the estimated costs of known and anticipated claims under the company's health insurance policies. For each claim, the company self-insures up to the actual amount or deductible of the claim, whichever is lower.



REVENUE RECOGNITION



     Revenues are recognized as income in the period the related services are provided.



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Actual results could differ from those estimates.



INCOME TAXES



     Income taxes are computed using the liability method. Under this method, income tax expense is the tax payable or refundable for the current period plus or minus the net change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are computed for those differences between the financial and tax basis of assets and liabilities that have future tax consequences, using the currently enacted tax laws and rates. Deferred income tax assets and liabilities are classified as current and noncurrent based on the classification of the related assets or liabilities for financial reporting purposes, or based on the expected reversal date for deferred taxes that are not related to an asset or liability. Valuation allowances are established, if necessary, to reduce a deferred tax asset to the amount that will more likely than not be realized.



CONCENTRATION OF CREDIT RISKS



     The company's principal financial instruments subject to credit risk are accounts receivable. Management provides an allowance for doubtful accounts based on an evaluation of potentially uncollectible accounts. Management has determined that an allowance for doubtful accounts is not necessary at December 31, 1997.

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.

NOTE 2 -- NOTE PAYABLE



     The note payable balance is the amount drawn on a $500,000 line of credit with a bank. Amounts drawn on the line are due on demand. The line of credit expires April 18, 1998. Outstanding balances are secured by accounts receivable. Interest accrues at the bank's prime rate plus 1.5 percent (10 percent at December 31, 1997) and is payable monthly.



     Upon expiration of the note agreement, the company renewed the line of credit through April 1999 under the same terms and conditions except for the interest rate, which is equal to the bank's prime rate plus one percent.



NOTE 3 -- INCOME TAXES



     The components of income tax expense for the year ended December 31, 1997 are as follows:



Current income tax expense
  Federal...................................................    $ 52,000
  State.....................................................      10,000
                                                                --------
                                                                  62,000
Deferred income tax benefit                                      (55,000)
                                                                --------
                                                                $  7,000
                                                                ========



     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, 1997 are as follows:



Current deferred income tax assets:
  Accrued vacation..........................................    $   7,000
  Accrued health care liability.............................       24,000
  Other.....................................................        2,000
                                                                ---------
                                                                $  33,000
                                                                =========
Noncurrent deferred income tax liabilities:
  Cash to accrual conversion................................    $(213,000)
  Depreciation..............................................       (9,000)
                                                                ---------
                                                                $(222,000)
                                                                =========



     Effective January 1, 1997, the company converted from the cash to accrual basis of accounting for income tax purposes. The deferred tax liability presented above represents the remaining balance of income taxes to be paid as a result of this conversion. The company will make these payments in four equal annual installments beginning in 1997.



NOTE 4 -- LEASES



     The Company leases equipment and office space under noncancellable operating lease agreements that expire at various dates through 1999. Future minimum lease payments required under agreements with lease terms in excess of one year are as follows at December 31, 1997:



1998...............................................    $23,760
1999...............................................      5,640
                                                       -------
                                                       $29,400
                                                       =======

                     PROGRAMMING MANAGEMENT & SYSTEMS, INC.

     Rent expense is $24,648 for the year ended December 31, 1997. The office space is leased from a partnership related through common ownership. Rent expense under this lease is $9,300 for the year ended December 31, 1997.



NOTE 5 -- BENEFIT PLANS



     The Company sponsors a defined contribution 401(k) plan that covers employees who have met certain eligibility requirements. An employee can defer up to 20 percent of eligible compensation under the plan, subject to Internal Revenue Service limitations. The plan provides for a company match of 75 percent of the first 6 percent of an employee's deferral as well as discretionary company profit sharing contributions. Company contributions are $274,907 for the year ended December 31, 1997.



NOTE 6 -- BUSINESS CONCENTRATIONS



     Approximately 71 percent of net sales for the year ended December 31, 1997 relates to four significant customers, each representing greater than 10 percent of net sales. The loss of one or more of these customers could have a material adverse effect on the company. Accounts receivable related to these customers is $447,472 at December 31, 1997.



NOTE 7 -- SUBSEQUENT EVENTS



     Effective January 1, 1998, the Company elected to be taxed under the provisions of subchapter "S" of the Internal Revenue Code. Under these provisions, the Company does not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders report their proportionate share of the company's taxable income or loss on their personal income tax returns.



     As a result of the election, deferred income tax assets of $33,000 and deferred income tax liabilities of $9,000 at December 31, 1997 will be reversed and charged to income tax expense during 1998. The remaining deferred income taxes represent certain corporate level income taxes related to the conversion from the cash to the accrual basis of accounting for income tax purposes (See
Note 3).



     The company is currently negotiating the sale of its business to Corporate Staffing Resources, Inc. Under the terms of the proposed sale, Corporate Staffing Resources, Inc. will acquire 100 percent of the outstanding common stock of the company for an amount equal to a multiple of earnings before interest and taxes adjusted for certain recurring, nonrecurring and contingent amounts.

================================================================================

  No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in such jurisdiction to any person in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                          ----------------------------

                               TABLE OF CONTENTS

                          ----------------------------


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     7
The Company...........................    14
Use of Proceeds.......................    15
Dividend Policy.......................    15
Capitalization........................    16
Dilution..............................    17
Selected Financial Data...............    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    28
Management............................    36
Certain Relationships and Related
  Transactions........................    42
Principal and Selling Stockholders....    46
Description of Capital Stock..........    47
Shares Eligible for Future Sale.......    49
Underwriting..........................    50
Legal Matters.........................    51
Experts...............................    51
Additional Information................    52
Index to Financial Statements.........   F-1


                            ------------------------

  Until           , 1998 (25 days after the commencement of this offering) all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.



================================================================================



================================================================================


                                     SHARES

                               CORPORATE STAFFING
                                RESOURCES, INC.

                                     [LOGO]

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------
                             NationsBanc Montgomery
                                 Securities LLC

                                 BT Alex. Brown

                             The Robinson-Humphrey
                                    Company
                                          , 1998


================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. The Company will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission, NASD and Nasdaq.


Securities and Exchange Commission Filing Fee...............  $ 25,443.75
NASD Filing Fee.............................................     9,125.00
Nasdaq Listing Fee..........................................    85,000.00
Printing Fees and Expenses..................................   150,000.00
Legal Fees and Expenses.....................................   250,000.00
Accounting Fees and Expenses................................   250,000.00
Blue Sky Fees and Expenses..................................     5,000.00
Transfer Agent's and Registrar's Fees.......................     5,000.00
Miscellaneous...............................................    20,431.25
                                                              -----------
          TOTAL.............................................  $800,000.00
                                                              ===========



     The Selling Stockholders will bear the underwriting commissions and discounts associated with the Common Stock sold by them in the Offering, the fees and expenses of their legal counsel and certain other expenses.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Delaware General Corporation Law (the "DGCL") provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.



     The Company's Charter provides that the Company shall, to the fullest extent permitted by Section 145 of the General Company Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such person.



     The Company's Bylaws provide that the Company shall indemnify to the maximum extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another Company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a present or former director or officer of the Company shall be successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.



     The form of underwriting agreement, filed as Exhibit 1.01 hereto, contains provisions by which the Underwriters agree to indemnify the Company and each officer, director and controlling person of the Company against certain liabilities.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     In the three years preceding the filing of this registration statement, the Company has issued securities in the following transactions, each of which was intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) or 3(a)(9) thereunder. No underwriters were involved in connection with the sales of these securities.



                                                                                                        EXEMPTION
        SECURITIES SOLD                   PURCHASERS                     CONSIDERATION                   CLAIMED
        ---------------                   ----------                     -------------                  ---------
4,425,002 shares of Common       Temporary Simon, L.L.C., IPP  All outstanding capital stock of    Section 4(2)
Stock on December 3, 1997        97 Private Equity, L.L.C.,    CSR, Inc.
                                 ING (U.S.) Capital
                                 Corporation, Mellon
                                 Ventures, L.P., William W.
                                 Wilkinson, William J.
                                 Wilkinson, Thomas E. Murphy
                                 and five other individuals
2,839,779 shares of Common       D. Crawford Gallimore, T.     Exchange of each share of the       Section 3(a)(9)
Stock on December 3, 1997        Wayne McCreight, Jerry F.     Company's non-voting common stock
                                 Stone, H. Ronald Stone,       for .3994 shares of Common Stock
                                 Ginger S. McDonald Trust,
                                 Sarah Katherine Stone Trust,
                                 Carmen Nicole Stone Trust,
                                 Sarah Ashley Stone Trust,
                                 Heath Shepherd Stone Trust
                                 and Hal H. Bibee
362,376 shares of Common Stock   CreditAanstalt Corporate      Exchange of outstanding warrants    Section 3(2)(9)
on December 3, 1997              Finance, Inc.                 (each exerciseable into 1 share of
                                                               Common Stock) for new warrants
                                                               (each exerciseable into .699718858
                                                               shares of Common Stock) and
                                                               exercise of such warrants
796,752 shares of Common Stock   D. Crawford Gallimore, T.     All outstanding membership          Section 4(2)
and 794,748 shares of            Wayne McCreight               interests in The Hamilton-Ryker
non-voting common stock on                                     Company, LLC
March 12, 1997
2,897,140 shares of Common       Jerry F. Stone, H. Ronald     Capital contribution of all         Section 4(2)
Stock, 2,897,134 shares of non-  Stone, Ginger S. McDonald     outstanding capital stock of Mega
voting common stock and          Trust, Sarah Katherine Stone  Force Staffing Services, Inc.
springing warrants to purchase   Trust, Carmen Nicole Stone
99,594 pre-split shares of       Trust, Sarah Ashley Stone
Common Stock on March 12, 1997   Trust, Heath Shepherd Stone
                                 Trust, and Hal H. Bibee
258,944 warrants (each           CreditAnstalt Corporate       Extension of credit under Loan      Section 4(2)
exerciseable into 1 share of     Finance, Inc.                 Agreement
Common Stock at $.01) on March
12, 1997

ITEM 16. EXHIBITS.


     (a)


        EXHIBIT NO.              DESCRIPTION                                                PAGE NUMBER
       -----------               -----------                                                -----------
           **1.01            --   Form of Underwriting Agreement
             2.01            --   Business Combination Agreement, by and among Mega Force
                                  Staffing Services, Inc., the MFSS Shareholders and The
                                  Hamilton-Ryker Company, L.L.C., dated as of March 12,
                                  1997.
            *2.02            --   Agreement and Plan of Merger by and between CSR, Inc.
                                  and The Mega Force Staffing Companies, Inc., dated as of
                                  December 3, 1997.
             2.03            --   Stock Purchase Agreement by and among Corporate Staffing
                                  Resources, Inc., Richard Niermann and Mary Ann Niermann,
                                  dated as of February 23, 1998.
             2.04            --   Stock Purchase Agreement by and between Corporate
                                  Staffing Resources, Inc. and the Krauthamer Family
                                  Limited Partnership, dated as of March 2, 1998.
             2.05            --   Stock Purchase Agreement by and among Corporate Staffing
                                  Resources, Inc., Corporate Staffing Resources of
                                  Indiana, Inc., CMS Management Services LLC, CMS
                                  Management Services, Co., TemPro Resources, Inc., CMS
                                  Services, Inc., CMS/TemPro Resources of Nashville LLC,
                                  CMS/TemPro Resources of Indianapolis, Inc., Joseph A.
                                  Noto, Joseph R. Pozsgai, Jr., Donald E. Zerfas, Richard
                                  G. Halstead, Patrick B. Laake, and C. Rick Bellar dated
                                  as of May 1, 1998.
            *2.06            --   Asset Purchase Agreement, dated as of May 6, 1998, by
                                  and among Corporate Staffing Resources LLC, Monday
                                  Temporary Services, Inc. and John Monday and Susan
                                  Monday.
            *2.07            --   Stock Purchase Agreement, dated as of July 2, 1998, by
                                  and among Corporate Staffing Resources, Inc. and Susan
                                  E. Volk and Gary T. Volk, Trustees under the Volk Living
                                  Trust, and Gerald R. Miller.
            *2.08            --   Stock Purchase Agreement, dated as of June 25, 1998, by
                                  and among Corporate Staffing Resources, Inc. and Scott
                                  M. Herron and Darryl Vidal.
            *3.01            --   Restated Articles of Incorporation
            *3.02            --   Bylaws
           **4.01            --   Specimen Common Stock Certificate
            *5.01            --   Form of Opinion of Latham & Watkins***
            10.01            --   Employment Agreement between Corporate Staffing
                                  Resources, Inc. and William W. Wilkinson, dated as of
                                  May 1, 1998.
            10.02            --   Employment Agreement between Corporate Staffing
                                  Resources, Inc. and William J. Wilkinson, dated as of
                                  May 1, 1998.
           *10.03            --   Employment Agreement between Corporate Staffing
                                  Resources, Inc. and Thomas E. Murphy, dated as of
                                                 .
           *10.04            --   Employment Agreement between Corporate Staffing
                                  Resources, Inc. and Jerry F. Stone, dated as of
                                                 .
           *10.05            --   Employment Agreement between Corporate Staffing
                                  Resources, Inc. and T. Wayne McCreignt, dated as of
                                                 .
           *10.06            --   Employment Agreement between Corporate Staffing
                                  Resources, Inc. and D. Crawford Gallimore, dated as of
                                                 .
           *10.07            --   Corporate Staffing Resources, Inc. Non-Qualified Stock
                                  Option Plan

        EXHIBIT NO.                                     DESCRIPTION                         PAGE NUMBER
        -----------                                     -----------                         -----------
           *10.08            --   First Amendment to the Corporate Staffing Resources,
                                  Inc. Non-Qualified Stock Option Plan
           *10.09            --   Amended and Restated Loan Agreement, dated as of May 14,
                                  1998, by and among Corporate Staffing Resources, Inc.,
                                  as Borrower, ING (U.S.) Capital Corporation and
                                  CreditAnstalt Corporate Finance, Inc. as Co-Agents, ING
                                  (U.S.) Capital Corporation, CreditAnstalt Corporate
                                  Finance, Inc. and Societe Generale, as Lenders and ING
                                  (U.S.) Capital Corporation, as Administrative Agent.
           *10.10            --   Registration Rights Agreement
           *10.11            --   Stockholders Agreement
          **10.12            --   Amendment of Stockholders Agreement
           *22.01            --   Subsidiaries of the registrant
            23.01            --   Consent of Independent Accountants
           *23.01(a)         --   Consent of Ernst & Young LLP with respect to the
                                  financial statements of Corporate Staffing Resources,
                                  Inc.
           *23.01(b)         --   Consent of Crowe, Chizek and Company LLP with respect to
                                  the financial statements of CSR, Inc. and Subsidiaries
                                  and Predecessor
           *23.01(c)         --   Consent of Ernst & Young LLP with respect to the
                                  financial statements of The Hamilton-Ryker Company, LLC
           *23.01(d)         --   Consent of McGladrey & Pullen, LLP with respect to the
                                  financial statements of CMS Management Services Company
           *23.01(e)         --   Consent of Moss-Adams, LLP with respect to the financial
                                  statements of Intranational Computer Consultants, Inc.
           *23.01(f)         --   Consent of Brooks, Holmes, Williams & Cook, LLC with
                                  respect to the financial statements of NPS of Atlanta,
                                  Inc.
           *23.01(g)         --   Consent of Stone, Carlie & Company, L.L.C. with respect
                                  to the financial statements of Programming Management &
                                  Systems, Inc.
            23.02            --   Consent of Latham & Watkins
            24.01            --   Power of Attorney (included on signature pages hereto)
           *27.01            --   Financial Data Schedule


---------------


   * Filed herewith


  ** To be filed by amendment.


 *** Executed opinion to be filed by amendment.


     (b) Financial Statement Schedules:

      SCHEDULE NO.                               DESCRIPTION                           PAGE NO.
      ------------                               -----------                           --------
         II              Valuation and Qualifying Accounts                               S-3

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in South Bend, Indiana on September 25, 1998.


                                        CORPORATE STAFFING RESOURCES, INC.

                                        By   /s/ WILLIAM W. WILKINSON
                                          --------------------------------------
                                                   William W. Wilkinson
                                           Chairman and Chief Executive Officer




                   SIGNATURE                                       TITLE                          DATE
                   ---------                                       -----                          ----

            /s/ WILLIAM W. WILKINSON               Chairman of the Board and Chief
------------------------------------------------     Executive Officer (Principal
              William W. Wilkinson                   Executive Officer)

             /s/ THOMAS E. MURPHY*                 Chief Financial Officer (Principal
------------------------------------------------     Financial Officer)
                Thomas E. Murphy

            /s/ T. WAYNE MCCREIGHT*                Director
------------------------------------------------
               T. Wayne McCreight

           /s/ WILLIAM J. WILKINSON*               Director
------------------------------------------------
              William J. Wilkinson

                 /s/ JOHN GEER*                    Director
------------------------------------------------
                   John Geer

            /s/ ROBERT W. MACDONALD*               Director
------------------------------------------------
              Robert W. MacDonald

             /s/ CONOR T. MULLETT*                 Director
------------------------------------------------
                Conor T. Mullett

             /s/ JOHN P. SHOEMAKER*                Director
------------------------------------------------
               John P. Shoemaker

              /s/ H. RONALD STONE*                 Director
------------------------------------------------
                H. Ronald Stone

           /s/ D. CRAWFORD GALLIMORE*              Director
------------------------------------------------
             D. Crawford Gallimore

              /s/ JERRY F. STONE*                  Director
------------------------------------------------
                 Jerry F. Stone

         *By: /s/ WILLIAM W. WILKINSON
  -------------------------------------------
              William W. Wilkinson
              Individually and as
                Attorney-in-Fact

                       CORPORATE STAFFING RESOURCES, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

                                                                  ADDITIONS
                                                     BALANCE AT   CHARGED TO   DEDUCTIONS
                                                     BEGINNING    COSTS AND       FROM       BALANCE AT
                                                     OF PERIOD     EXPENSES     RESERVES    END OF PERIOD
                                                     ----------   ----------   ----------   -------------
Year ended December 31, 1997:
  Allowance for doubtful accounts..................   $122,132     $179,711     $ 81,943      $219,900
Year ended December 31, 1996:
  Allowance for doubtful accounts..................     50,000      109,546       37,414       122,132
Year ended December 31, 1995:
  Allowance for doubtful accounts..................     40,000      194,545      184,545        50,000

                                       S-2